      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               HORIZON PCS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                           4812                          31-1707839
    (State of Incorporation)       (Primary Standard Industrial   (I.R.S. Employer Identification
                                   Classification Code Number)                  No.)

                             ---------------------
                              68 EAST MAIN STREET
                          CHILLICOTHE, OHIO 45601-0480
                                 (740) 772-8200
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             MR. WILLIAM A. MCKELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               HORIZON PCS, INC.
                              68 EAST MAIN STREET
                          CHILLICOTHE, OHIO 45601-0480
                                 (740) 772-8200
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

         T. CLARK FITZGERALD III, ESQ.                         GARY P. CULLEN, ESQ.
          DONALD I. HACKNEY, JR., ESQ.           SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
          ARNALL GOLDEN & GREGORY, LLP                        333 WEST WACKER DRIVE
            2800 ONE ATLANTIC CENTER                                SUITE 2100
           1201 WEST PEACHTREE STREET                        CHICAGO, ILLINOIS 60606
          ATLANTA, GEORGIA 30309-3450                             (312) 407-0700
                 (404) 873-8500

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                   TITLE OF EACH CLASS OF                        MAXIMUM AGGREGATE             AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Class A Common Stock $0.0001 par value per share............        $125,000,000                $33,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

    (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                     SUBJECT TO COMPLETION -- MAY   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
               , 2000

                               [HORIZON PCS LOGO]

                               HORIZON PCS, INC.

  SHARES OF CLASS A COMMON STOCK

--------------------------------------------------------------------------------

      HORIZON PCS, INC.:

      - We are the largest Sprint PCS affiliate based on our exclusive right to market Sprint PCS products and services to a total population of over
         10.2 million.

      - As of March 31, 2000, we had launched Sprint PCS service in 16 markets covering approximately 1.9 million residents and had over 19,800 customers.

      PROPOSED SYMBOL & MARKET:

      -  HPCS/Nasdaq National Market
      THE OFFERING:

      -  We are offering           shares of our class A common stock.

      -  We have granted the underwriters an option to purchase up to additional shares of our class A common stock to cover over-allotments.

      -  This is our initial public offering. We anticipate the initial public
         offering price will be between $          and $     per share.

      -  Closing:           , 2000.

-----------------------------------------------------------------------------------
                                                              Per Share     Total
-----------------------------------------------------------------------------------
Public offering price:                                         $           $
Underwriting fees:                                             $           $
Proceeds to us:                                                $           $
-----------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
DONALDSON, LUFKIN & JENRETTE                        FIRST UNION SECURITIES, INC.
                         THE ROBINSON-HUMPHREY COMPANY
                                                                  DLJDIRECT INC.

                         [Graphics/photographs to come]

-- MAP OF NETWORK COVERAGE AREA
-- NETWORK OPERATIONS CENTER
-- CUSTOMERS USING SPRINT PCS PHONE

                               TABLE OF CONTENTS

                                    Page
Prospectus Summary................     1
Risk Factors......................     9
Forward-Looking Statements........    22
Use of Proceeds...................    23
Dividend Policy...................    23
Capitalization....................    24
Dilution..........................    25
Selected Consolidated Financial
  Data............................    27
Management's Discussion and
  Analysis of Financial Condition
     and
  Results of Operations...........    29
Industry Background...............    40
Business..........................    42
The Sprint PCS Agreements.........    64
Description of Certain
  Indebtedness....................    71

                                    Page
Management........................    73
Principal Stockholders............    79
Certain Transactions..............    80
Regulation of The Wireless
  Telecommunications Industry.....    82
Description of Capital Stock......    85
Shares Eligible for Future Sale...    87
U.S. Federal Tax Consequences of
  Holding Our Common Stock to
  Non-U.S. Holders................    89
Underwriting......................    91
Legal Matters.....................    94
Experts...........................    94
Available Information.............    94
Index to Financial Statements.....   F-1

                               PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                  THE COMPANY

OVERVIEW

     We are the largest Sprint PCS affiliate based on our exclusive right to market Sprint PCS products and services to a total population of over 10.2 million in portions of twelve contiguous states. Our markets are attractively located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

     As of March 31, 2000, we had launched service in 16 markets covering approximately 1.9 million residents and had more than 19,800 customers. We are continuing to build out our network and expect to provide service in an additional 22 markets by September 30, 2000, at which time we will cover approximately 4.9 million residents, or 48% of the total population in our territory. We expect to launch all of our markets and offer service to approximately 6.9 million residents, or 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete.

     We became one of the five charter Sprint PCS affiliates in June 1998, when we were awarded our initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since our initial territory grant, we have aggressively expanded the size of our territory, as follows:

     - in August 1999, Sprint PCS granted us additional markets in Virginia, West Virginia, Kentucky, Maryland, North Carolina and Tennessee with a total population of approximately 3.3 million;

     - in May 2000, we completed the acquisition of Bright PCS, a Sprint PCS affiliate, adding markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million; and

     - in May 2000, Sprint PCS granted us additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately
       2.9 million.

     Our territory represents a well-traveled footprint with significant market coverage in Indiana, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia and selected markets in Kentucky, Maryland, Michigan, New Jersey, New York and North Carolina. Our markets are adjacent to or connect a number of major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C.

     Our territory contains over 2,700 heavily traveled interstate miles, including over 460 miles of Interstate 80, a major east-west artery connecting New York to Chicago, and numerous other federal and major state highways. Our territory is also home to 29 major universities with a student population of over 240,000, and a number of smaller colleges and universities. As a result, we expect to generate substantial roaming revenue from Sprint PCS subscribers based outside our territory who visit or travel through our markets.

COMPETITIVE STRENGTHS

     We receive substantial benefits from our long-term strategic relationship with Sprint PCS, including:

     - the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services, and the exclusive right to use the Sprint PCS licensed spectrum to provide Sprint PCS products and services in our territory;

     - our customers' access to Sprint PCS' 100% digital, 100% PCS nationwide network, including the Sprint PCS Wireless Web;

     - immediate access to approximately 675 retail locations in our territory under Sprint PCS' existing distribution agreements with leading national and regional retailers, including RadioShack on an exclusive basis for PCS, Best Buy, Circuit City and Office Depot;

     - the benefits of Sprint PCS' significant annual advertising expenditures, national marketing and promotional programs, national account sales initiatives and marketing and promotional materials;

     - the ability to purchase network equipment, handsets and other subscriber equipment at Sprint PCS' significantly discounted rates;

     - the benefits of Sprint PCS' extensive research and development program, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own; and

     - the ability to purchase proven back office services, including customer activation, billing and 24 hours a day, 7 days a week customer care from Sprint PCS at rates reflecting Sprint PCS' economies of scale.

     In addition to the advantages provided by our strategic relationship with Sprint PCS, we have a number of other attractive operating characteristics, including:

     - substantial progress in completing our network build-out;

     - the ability to execute our growth strategy;

     - the potential for significant roaming revenue;

     - fewer competitors and fragmented competition in our markets;

     - the provision of local telephone service by Sprint to approximately 20% of the total population in our markets; and

     - a fully financed business plan.

BUSINESS STRATEGY

     We intend to become a leading PCS provider in our territory by successfully executing our business strategy, which includes:

     - fully leveraging our affiliation with Sprint PCS by exclusively marketing PCS services under the Sprint and Sprint PCS brand names, offering the same national pricing plans, and using the same sales and marketing strategies, distribution channels and back office services as Sprint PCS;

     - rapidly completing the build-out of our high-capacity network and the launch of our remaining markets;

     - executing an integrated local marketing strategy, which includes establishing 40 Sprint PCS stores in our territory, using numerous Sprint local telephone and other affiliated local distribution channels, advertising on local radio and in print media and sponsoring local and regional events; and

     - continuing to explore attractive opportunities to expand our territory and provide complementary products and services.

     The net proceeds of this offering, together with available borrowings under our increased financing from the Rural Telephone Finance Cooperative, known as
the RTFC, are expected to total approximately $             million. We believe
this amount will be sufficient to fund our remaining network build-out, anticipated operating losses, working capital requirements and other capital needs through 2002, at which point we expect to have achieved break-even operating cash flow.

                                  THE OFFERING

Class A Common Stock
  Offered.....................                  shares

Common Stock to be Outstanding
  after the Offering..........                  shares of class A common stock

                                                shares of class B common stock

                                                total shares of common stock

Voting and Conversion
  Rights......................   Our class A common stock and class B common
                                 stock have the same rights except for voting and conversion rights. The class A common stock entitles its holders to one vote per share, and the class B common stock entitles its holders to ten votes per share. The holders of class B common stock may convert their shares at any time into shares of class A common stock on a share-for-share basis. In addition, shares of class B common stock will be automatically converted into shares of class A common stock upon any sale or other transfer of shares of class B common stock, other than a transfer to a permitted transferee. See "Description of Capital Stock."

Controlling Stockholder.......   Horizon Telcom, Inc. beneficially owns 46
                                 million shares of our class B common stock.
                                 Immediately after this offering, Horizon Telcom
                                 will control approximately      % of the total
                                 voting power of our common stock.

Proposed Nasdaq National
  Market Symbol...............   HPCS

Risk Factors..................   See "Risk Factors" beginning on page 9 for a
                                 discussion of the material factors that you should consider before purchasing shares of our class A common stock.

Dividend Policy...............   We do not intend to pay cash dividends on our
                                 common stock in the foreseeable future. See
                                 "Dividend Policy," for more information.

Use of Proceeds...............   We will use the proceeds from this sale of our
                                 class A common stock, together with available borrowings from our increased RTFC financing, to fund the following:

                                 - capital expenditures, including the remaining
                                   build-out of our network;

                                 - working capital requirements and operating
                                   losses;

                                 - the purchase of Sprint PCS' network assets
                                   currently under construction in our new
                                   markets in Pennsylvania, New York, Ohio and
                                   New Jersey;

                                 - debt service payments on our RTFC financing;
                                   and

                                 - general corporate purposes.

                                 See "Use of Proceeds" for more detailed
                                 information.

     The number of shares of our common stock to be outstanding after this offering includes shares of class A common stock to be issued upon the conversion concurrent with this offering of a $13.0 million short-term convertible note, at a conversion price equal to the initial public offering price per share. Based upon an assumed initial public offering price of
$          per share, the mid-point of the proposed offering price range, shares class A common stock would be issued. See "Description of Certain Indebtedness -- Short-Term Convertible Note."

     Unless otherwise indicated, the share information in this prospectus excludes:

     - up to                shares of class A common stock that we may issue to
       the underwriters to cover over-allotments. See "Underwriting."

     -           shares of class A common stock reserved for issuance under our
       2000 Stock Option Plan, including           shares issuable upon the
       exercise of options previously granted at an exercise price of $     per
       share. See "Management -- 2000 Stock Option Plan."

     - 3,588,000 shares of class B common stock issuable upon the exercise of options granted under our 2000 Stock Option Plan at an exercise price of $0.1414 per share.

     - 2,510,460 shares of class A common stock issuable upon the exercise of warrants granted to Sprint PCS at an exercise price equal to the initial public offering price per share.

     All references to shares of class A or class B common stock in this
prospectus reflect a              -for-one split, effective on                ,
2000.
                            ------------------------

     We are a Delaware corporation. Our principal executive offices are located at 68 East Main Street, Chillicothe, Ohio 45601-0480; and our telephone number is (740) 772-8200.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     On April 26, 2000, Horizon Telcom formed Horizon PCS and on May   , 2000
transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 46.0 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively for all periods and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.

     The following tables present summary consolidated historical financial data for Horizon PCS for the three years ended December 31, 1999, which we derived from the audited consolidated financial statements of Horizon PCS, and unaudited consolidated historical financial data for the three months ended March 31, 1999 and 2000, which we derived from the unaudited interim consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of this information. Financial results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year.

     In addition, the following tables present unaudited summary consolidated financial data for Horizon PCS for the year ended December 31, 1999 and as of and for the three months ended March 31, 2000:

     - Pro forma to reflect:

        - our acquisition of the remaining 74% of the equity of Bright PCS not already owned by us in exchange for 4.0 million shares of our class B common stock and 31,911 shares of Horizon Telcom Common Stock, which we acquired in February 2000;

        - our acquisition of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey; and

        - the issuance of warrants granted to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share; and

     - Pro forma, as adjusted to further reflect:

        - the sale in this offering of        shares of class A common stock at
          an assumed initial public offering price of $       per share, less
          underwriting discounts and commissions and estimated offering expenses
          of $       million; and

        - the issuance of approximately        shares of class A common stock
          upon conversion concurrent with this offering of a $13.0 million short-term convertible note at the assumed initial public offering
          price of $       per share.

     In the case of the statements of income and other data, the adjustments for the year ended December 31, 1999 were made as if they had occurred on January 1, 1999 and for the three months ended March 31, 2000, as if they had occurred on January 1, 2000. In the case of the balance sheet data, the adjustments were made as if they had occurred as of the balance sheet date.

     The unaudited summary pro forma financial data have been prepared by the management of Horizon PCS based on its consolidated historical financial statements and do not purport to represent what the results of operations or financial condition of Horizon PCS would have actually been or what operations in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information should be read together with "Selected Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                                                      THREE MONTH PERIOD ENDED
                                                YEARS ENDED DECEMBER 31,                      MARCH 31,
                                        -----------------------------------------   -----------------------------
                                                                        PRO FORMA                       PRO FORMA
                                         1997       1998       1999       1999       1999      2000       2000
                                                           (IN THOUSANDS, EXCEPT SUBSCRIBERS)
STATEMENTS OF INCOME DATA:
Operating revenues:
  Service revenues....................  $    26   $    459   $  3,903   $  3,828    $   536   $ 2,884    $ 2,630
  Equipment revenues..................      138        309        600        600         93       619        619
                                        -------   --------   --------   --------    -------   -------    -------
     Total revenues...................      164        768      4,503      4,428        629     3,503      3,249
                                        -------   --------   --------   --------    -------   -------    -------
Operating expenses:
  Cost of service and equipment.......      941      4,943      9,800      9,800      1,773     4,991      4,812
  Selling, general and administrative
     expenses.........................    2,500      3,732      7,863      8,041      1,613     3,334      3,421
  Depreciation and amortization.......      419      1,748      2,685      4,690        556       879      1,380
  Loss on disposition of PCS
     licenses.........................       --      1,717         --         --         --        --         --
  Gain on sale of PCS assets..........       --         --     (1,388)    (1,388)        --        --         --
                                        -------   --------   --------   --------    -------   -------    -------
     Total operating expenses.........    3,860     12,140     18,960     21,143      3,942     9,204      9,613
                                        -------   --------   --------   --------    -------   -------    -------
     Operating loss...................   (3,696)   (11,372)   (14,457)   (16,715)    (3,313)   (5,701)    (6,364)
  Interest expense, net...............     (264)      (838)    (1,529)    (3,329)      (253)     (715)    (1,165)
  Other income (expense), net.........      100         27         52         98          1       279        420
                                        -------   --------   --------   --------    -------   -------    -------
     Loss from continuing operations
       before income taxes............   (3,860)   (12,183)   (15,934)   (19,946)    (3,565)   (6,137)    (7,109)
  Income tax benefit..................    1,308      4,145      5,275      5,275      1,180       717        717
                                        -------   --------   --------   --------    -------   -------    -------
     Loss from continuing
       operations.....................  $(2,552)  $ (8,038)  $(10,659)  $(14,671)   $(2,385)  $(5,420)   $(6,392)
                                        =======   ========   ========   ========    =======   =======    =======
OTHER DATA:
  Number of PCS subscribers(1)........      312      2,091     13,749     13,749      3,275    19,838     19,838
  Total population in our markets.....      101      1,562      4,949     10,225      1,630     4,949     10,225

                                                                                       AS OF MARCH 31, 2000
                                                                                      -----------------------
                                                                                                   PRO FORMA
                                                                                      PRO FORMA   AS ADJUSTED
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................                                $  9,658
  Total property and equipment, net...................                                  44,949
  Total assets........................................                                 110,974
  Total debt..........................................                                  56,558
  Total liabilities...................................                                  76,801
  Total stockholders' equity..........................                                  34,173

-------------------------

(1) Represents the number of PCS subscribers at the end of each period.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this prospectus before purchasing the class A common stock we are offering.

RISKS PARTICULAR TO HORIZON PCS

     WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES

     We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until 2002 while we continue to construct our network and grow our customer base. We have already incurred a total of approximately $27.3 million in net losses through March 31, 2000. Our operating profitability will depend upon many factors, including our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements, our stock price could fall and you could lose all or part of your investment.

     IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR NETWORK, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS PRODUCTS AND SERVICES FROM WHICH WE GENERATE SUBSTANTIALLY ALL OUR REVENUES

     Our long-term affiliation agreements with Sprint PCS, which we refer to as the Sprint PCS agreements, require us to build and operate the portion of the Sprint PCS network located within our territory, which we refer to as our network, in accordance with Sprint PCS' technical and coverage requirements. The agreements also require that we provide network coverage to a specified percentage of the population within each of the markets which make up our territory by specified dates. A failure to meet our build-out requirements for any of our markets, or to meet Sprint PCS' technical requirements, would constitute a breach of the Sprint PCS agreements that could lead to their termination. If Sprint PCS terminates these agreements, we will no longer be able to offer Sprint PCS products and services.

     IF SPRINT PCS TERMINATES THE SPRINT PCS AGREEMENTS, THE BUY-OUT PROVISIONS OF THOSE AGREEMENTS MAY DIMINISH THE VALUATION OF OUR COMPANY

     Provisions of the Sprint PCS agreements could affect the valuation of our company and lead to a reduction in the market price of our class A common stock and decrease our ability to raise additional capital. If Sprint PCS terminates these agreements, Sprint PCS may purchase our operating assets or capital stock for 80% of the entire business value. If the termination is due to our breach of the Sprint PCS agreements the percent is reduced to 72% instead of 80%. Under our Sprint PCS agreements, the entire business value is generally the fair market value of our wireless business valued on a going concern basis as determined by an independent appraiser. To the extent that the appraiser considers the trading price of our class A common stock as a criteria of the fair market value, such trading price may itself already have been discounted by investors because of this buy-out provision and consequently this buy-out provision may operate to disproportionately reduce the value. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of the Sprint PCS agreements. Sprint PCS also has a right of first refusal if we decide to sell our operating assets in our Bright PCS markets. We are also subject to a number of restrictions on the transfer of our business including a prohibition on selling our company or our operating assets to a number of identified and as yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in the Sprint PCS agreements may limit the marketability of and reduce the value a buyer may be willing to pay for our company or its business and may operate to reduce the entire business value of our company.

     THE TERMINATION OF OUR STRATEGIC AFFILIATION WITH SPRINT PCS OR SPRINT PCS' FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE SPRINT PCS AGREEMENTS WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

     Because we own only a single license to operate a wireless PCS network of our own, our ability to offer Sprint PCS products and services on our network is dependent on the Sprint PCS agreements remaining in effect and not being terminated. Sprint PCS may terminate the Sprint PCS agreements for breach of any material terms. We also depend on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The termination of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct business.

     IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR REVENUES

     Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers. Sprint PCS is creating a nationwide PCS network through its own construction efforts and those of its affiliates. Today, neither Sprint PCS nor any other PCS provider offers service in every area of the United States. Sprint PCS has entered into, and anticipates entering into, affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS build-out strategy. Our business and results of operations depend on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in this prospectus. Sprint PCS' and its other affiliates' PCS operations may not be successful.

     IF WE DO NOT SUCCESSFULLY MANAGE OUR ANTICIPATED RAPID GROWTH, WE MAY NOT BE ABLE TO COMPLETE OUR NETWORK BY OUR TARGET DATES, IF AT ALL, WHICH MAY RESULT IN THE TERMINATION OF THE SPRINT PCS AGREEMENTS

     Our performance as a PCS provider will depend on our ability to successfully manage the network build-out process, attract and retain customers, implement operational and administrative systems, expand our base of employees and train and manage our employees, including engineering, marketing and sales personnel. As of March 31, 2000, we had launched Sprint PCS service in 16 markets covering approximately 1.9 million residents and had over 19,800 customers. In other portions of our territory, we have not yet completed our radio frequency design, network design and site acquisition and cell site engineering, nor have we commenced construction of portions of our network. We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.

     THE INABILITY TO USE OR SUCCESSFULLY CONVERT OVER TO SPRINT PCS' BACK OFFICE SERVICES AND THIRD PARTY VENDORS' BACK OFFICE SYSTEMS COULD DISRUPT OUR BUSINESS

     Prior to May 2000, we provided our own back office services. We have recently engaged Sprint PCS to provide back office systems, such as customer support and billing, and we expect that these services will be transitioned to Sprint PCS by the end of 2001. The process of transitioning our own back office services to Sprint PCS could be accompanied by unanticipated errors, delays or expenses, which could adversely affect our ability to service our customers, add new customers, or complete the transition. Once the transition is complete, our operations could be disrupted if Sprint PCS is unable to maintain and expand its back office services, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint PCS' business will continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer these services to us and to provide these services at competitive costs. The Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase beyond our expectations and restrict our ability to operate successfully.

     WE DEPEND ON OTHER TELECOMMUNICATIONS COMPANIES FOR SOME SERVICES WHICH, IF DELAYED, COULD DELAY OUR PLANNED NETWORK BUILD-OUT AND CORRESPONDING EXPECTED INCREASES IN CUSTOMERS AND REVENUES

     We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. American Electric Power, Ameritech, AT&T, Bell Atlantic and GTE are our primary suppliers of facilities and transport. Without these services, we could not offer Sprint PCS services to our customers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from these companies and we may continue to experience delays and interruptions in the future. If this happens, it could delay our build-out plans and our business may suffer.

     THE PROPOSED MERGER OF SPRINT AND WORLDCOM COULD AFFECT OUR RELATIONSHIP WITH SPRINT

     On October 5, 1999, Sprint and WorldCom announced a proposed merger. Although the companies have approved the merger, the completion of the merger is still subject to various conditions, including the approvals of the Federal Communications Commission, the Justice Department, various state governmental bodies and foreign regulatory and antitrust authorities. If the merger is not consummated for these or other reasons, Sprint's business may be adversely affected, which could have a negative impact on us as a Sprint PCS affiliate. If the merger is successfully completed, we expect our relationship with Sprint and Sprint PCS to continue. However, the merger could have a negative impact on us as an affiliate of Sprint PCS, and WorldCom may not continue to manage the Sprint PCS affiliate program in the same manner or with the same brand name as Sprint PCS. Sprint anticipates that the merger will close in the second half of 2000.

     WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT

     As of March 31, 2000, our outstanding debt was $36.6 million. Since that date, we have continued to borrow funds from the RTFC. Concurrent with this offering, we will close an additional lending transaction with the RTFC which will increase our total available borrowings from the RTFC to $235.0 million. Our substantial debt will have a number of important consequences for our operations and our investors, including the following:

     - we have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

     - we may not have sufficient funds to pay interest on, and principal of, our debt;

     - we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

     - some borrowings from the RTFC likely will be at variable rates of interest, which will result in higher interest expense in the event of increases in market interest rates; and

     - due to the liens on substantially all of our assets and the pledges of equity ownership of our subsidiaries that secure our senior debt, the RTFC may control our assets upon a default.

     IF WE DO NOT MEET ALL OF THE CONDITIONS UNDER THE RTFC FINANCING DOCUMENTS, WE MAY NOT BE ABLE TO COMPLETE OUR NETWORK BUILD-OUT

     As of March 31, 2000, we have received $23.6 million from the RTFC. Concurrent with this offering, we will close an additional lending transaction with the RTFC which will increase our total available borrowings from the RTFC to $235.0 million. We expect that we will need access to the remainder of the $235.0 million to complete our network build-out. All conditions to initial funding under the $235.0 million will be met prior to the closing of this offering. At each subsequent funding date our ability to draw on this facility will be subject to the following conditions:

     - that the representations and warranties in the RTFC financing documents are true and correct; and

     - the absence of a default under our RTFC financing documents.

If we do not meet these conditions at each funding date, the RTFC may choose not to lend any or all of the remaining amounts, and if other sources of funds are not available, we may not be in a position to complete the build-out of our network. If we do not have sufficient funds to complete our network build-out, we may be in breach of the Sprint PCS agreements and in default under our RTFC financing.

     For the year ended December 31, 1999, we did not satisfy some of the covenants of the RTFC credit facility. The RTFC waived these covenant violations. Under the terms of our new $235.0 million RTFC financing, new covenants will be in effect upon the closing of this offering. We believe that we will satisfy these new covenants in the future. However, we could have future violations and the RTFC could refuse to waive them.

     IF WE BREACH OUR AGREEMENT WITH SBA, OR IT OTHERWISE TERMINATES ITS AGREEMENT WITH US, OUR RIGHT TO PROVIDE WIRELESS SERVICE FROM SOME OF OUR CELL SITES WILL BE LOST

     We lease cell sites from SBA Towers, Inc. a wholly-owned subsidiary of SBA Communications Corporation. We rely on our contract with SBA to provide us with access to most of our cell sites and to the towers located on these sites. If SBA were to lose its underlying rights to these sites, our ability to provide wireless service from these sites would end, subject to our right to cure defaults by SBA. If SBA terminates our agreement as a result of our breach, we will lose our right to provide wireless services from most of our current cell sites.

     WE MAY HAVE DIFFICULTY IN OBTAINING INFRASTRUCTURE EQUIPMENT AND HANDSETS, WHICH ARE AT TIMES IN SHORT SUPPLY, WHICH COULD RESULT IN DELAYS IN OUR NETWORK BUILD-OUT, DISRUPTION OF SERVICE OR LOSS OF CUSTOMERS

     If we cannot acquire the equipment required to build our network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet the requirements of the Sprint PCS agreements. The demand for the equipment required to construct our network is considerable, and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be longer than anticipated. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among their numerous customers. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. If we do not obtain equipment or handsets in a timely manner, we could suffer delays in the build-out of our network, disruptions in service and a reduction in customers.

     IF THE WEST VIRGINIA PCS ALLIANCE AND VIRGINIA PCS ALLIANCE FAIL TO PROVIDE THEIR NETWORK TO US IN THEIR MARKETS, OR IF OUR NETWORK SERVICES AGREEMENT WITH THE ALLIANCES IS OTHERWISE TERMINATED, WE WILL LOSE THE ABILITY TO USE THE ALLIANCES' NETWORKS

     West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances, are two related independent PCS providers whose network is managed by CFW Communications Company. Under our network services agreement, the Alliances provide us with the use of and access to key components of their network in most of our markets in Virginia and West Virginia. If the Alliances fail to maintain the standards for their network as set forth in our network services agreement with them or otherwise fail to provide their network for our use, our ability to provide wireless services in these markets may be adversely affected, and we may not be able to provide seamless service for our customers. If we breach our obligations to the Alliances, or if the Alliances otherwise terminate the network services agreement, we will lose our right to use the Alliances network to provide service in these markets. In that event, it is likely that we will be required to build our own network in those markets and incur the costs associated with doing so.

     SPRINT PCS' VENDOR DISCOUNTS MAY BE DISCONTINUED, WHICH COULD INCREASE OUR EQUIPMENT COSTS AND REQUIRE MORE CAPITAL THAN WE PROJECT TO BUILD OUT OUR NETWORK

     We intend to continue to purchase our infrastructure equipment under Sprint PCS' vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts could increase our equipment costs for our new markets.

     THE FAILURE OF OUR VENDORS, CONSULTANTS AND CONTRACTORS TO PERFORM THEIR OBLIGATIONS MAY DELAY CONSTRUCTION OF OUR NETWORK WHICH MAY LEAD TO A BREACH OF THE SPRINT PCS AGREEMENTS

     We have retained vendors, consultants and contractors to assist in the design and engineering of our systems, construct cell sites, switch facilities and towers, lease cell sites and deploy our network systems, and we will continue to significantly depend upon them in order to fulfill our build-out obligations. The failure by any of our vendors, consultants or contractors to fulfill their contractual obligations to us could materially delay construction of the remaining portion of our network and may cause us to breach our build-out commitments to Sprint PCS.

     CONFLICTS WITH SPRINT PCS MAY NOT BE RESOLVED IN OUR FAVOR WHICH COULD RESTRICT OUR ABILITY TO MANAGE OUR BUSINESS AND PROVIDE SPRINT PCS PRODUCTS AND SERVICES, ADVERSELY AFFECT OUR RELATIONSHIPS WITH OUR CUSTOMERS, INCREASE OUR EXPENSES AND DECREASE OUR REVENUES

     Under the Sprint PCS agreements, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us may arise, and as Sprint PCS owes us no duties except as set forth in the Sprint PCS agreements, these conflicts may not be resolved in our favor. The conflicts and their resolution may harm our business. For example:

     - Sprint PCS could price its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

     - upon expiration, Sprint PCS could decide not to renew the Sprint PCS agreements, which would not be in our best interest or the interest of our stockholders;

     - Sprint PCS could increase the prices we pay for our back office services;

     - Sprint PCS could change the per minute rate for Sprint PCS roaming fees, adversely affecting our revenues from roaming;

     - subject to limitations under the Sprint PCS agreements, Sprint PCS may alter its network and technical requirements or request that we build-out additional areas within our markets, which could result in increased equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another affiliate; and

     - Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

     IF WE FAIL TO PAY OUR DEBT, OUR LENDERS MAY SELL OUR LOANS TO SPRINT PCS GIVING SPRINT PCS CERTAIN RIGHTS OF A CREDITOR TO FORECLOSE ON OUR ASSETS

     If the RTFC accelerates the amounts due under our RTFC financings, Sprint PCS has the right to purchase our obligations under the RTFC financings and become a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with ours. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to our assets and Sprint PCS' continuing relationship in a manner not otherwise permitted under the Sprint PCS agreements.

     WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS

     Our ability to compete will depend in part on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. In each market, we compete with two cellular providers which have had their infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do, could offer attractive pricing options and may have a wider variety of handset options. We expect that existing cellular providers will continue to upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer. Many of these wireless providers generally require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract Sprint PCS customers away from Sprint PCS. We will also compete with several PCS providers and other existing communications companies in our markets. A number of our cellular and PCS competitors have access to more licensed spectrum than the amount licensed to Sprint PCS in most of our territory and therefore will be able to provide greater network call volume capacity than our network to the extent that network usage begins to reach or exceed the capacity of our licensed spectrum. Our inability to accommodate increases in call volume could result in more dropped or disconnected calls. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success. For further information on the Sprint PCS licensed spectrum in our markets, see "Business -- Markets."

     THERE IS NO UNIFORM SIGNAL TRANSMISSION TECHNOLOGY AND THE TECHNOLOGY USED ON OUR NETWORK MAY BECOME OBSOLETE, WHICH COULD SUBSTANTIALLY INCREASE OUR EQUIPMENT EXPENDITURES TO REPLACE IT

     The wireless telecommunications industry is experiencing significant technological change and evolving industry standards. We have employed code division multiple access, known as CDMA technology, which is the digital wireless communications technology selected by Sprint PCS for its network. CDMA is a relatively new technology and may not provide the advantages expected by us and by Sprint PCS. In addition to CDMA, there are two other principal signal transmission technologies, time division multiple access, or TDMA, and global systems for mobile communications, or GSM. These three signal transmission technologies are not compatible with each other. If one of these technologies or another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes at substantially increased costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost. The wireless carriers are seeking to implement a new "third generation," or "3G" technology throughout the industry. There can be no assurance that we can implement the new 3G technology successfully on a cost-effective basis.

     WE MAY NOT RECEIVE AS MUCH SPRINT PCS ROAMING REVENUE AS WE ANTICIPATE AND OUR NON-SPRINT PCS ROAMING REVENUE IS LIKELY TO BE LOW

     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territory uses our network. Similarly, we pay a fee to Sprint PCS or a Sprint PCS affiliate for every minute that our customers use the Sprint PCS network outside our territory. Our customers may use the Sprint PCS network outside our territory more frequently than we anticipate, and Sprint PCS subscribers based outside our territory may use our network less frequently than we anticipate. Sprint PCS could also change the current fee for each Sprint PCS roaming minute used. As a result, we may receive less Sprint PCS roaming revenue than we anticipate or we may have to pay more Sprint PCS roaming fees than we anticipate. Furthermore, we do not expect to receive substantial non-Sprint PCS roaming revenue.

     IF SPRINT PCS CUSTOMERS ARE NOT ABLE TO ROAM INSTANTANEOUSLY OR EFFICIENTLY ONTO OTHER WIRELESS NETWORKS, WE MAY SUFFER A REDUCTION IN OUR REVENUES AND NUMBER OF CUSTOMERS

     The Sprint PCS network operates at a different frequency and uses or may use a different signal transmission technology than many analog cellular and other digital systems. To access another provider's analog cellular, TDMA or GSM digital system when outside the territory served by the Sprint PCS network, a Sprint PCS customer is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive, larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, so a customer must end a call in progress on the Sprint PCS network and initiate a new call when outside the territory served by the Sprint PCS network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by Sprint PCS. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.

     PARTS OF OUR TERRITORIES HAVE LIMITED LICENSED SPECTRUM, AND THIS MAY AFFECT THE QUALITY OF OUR SERVICE, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT OR RETAIN CUSTOMERS

     In the majority of our markets, Sprint PCS has licenses covering 20 or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory covering approximately 3.8 million residents out of a total population of over 10.2 million residents, including our Fort Wayne and South Bend, Indiana, markets. In the future, as our customers in those areas increase in number, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to increased dropped calls and may limit our ability to offer enhanced services.

     NON-RENEWAL OR REVOCATION BY THE FEDERAL COMMUNICATIONS COMMISSION OF THE SPRINT PCS LICENSES WOULD SIGNIFICANTLY HARM OUR BUSINESS BECAUSE WE WOULD NO LONGER HAVE THE RIGHT TO OFFER WIRELESS SERVICE THROUGH OUR NETWORK

     We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation by the FCC. Sprint PCS' licenses in many of our territories will expire as early as 2005 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. For example, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year construction requirements for each of its PCS licenses, it can lose those licenses. Failure to comply with these standards in our territory could cause revocation or forfeiture of the Sprint PCS licenses for our territory or the imposition of fines on Sprint PCS by the FCC.

     THE LOSS OF OUR OFFICERS AND SKILLED EMPLOYEES THAT WE DEPEND UPON TO OPERATE OUR BUSINESS COULD REDUCE OUR ABILITY TO OFFER SPRINT PCS PRODUCTS AND SERVICES

     The loss of one or more key officers could impair our ability to offer Sprint PCS products and services. Our business is managed by a small number of executive officers. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel.

     WE MAY NEED MORE CAPITAL THAN WE CURRENTLY PROJECT TO COMPLETE THE BUILD-OUT OF OUR NETWORK AND A DELAY OR FAILURE TO OBTAIN ADDITIONAL CAPITAL COULD ADVERSELY AFFECT OUR REVENUES

     The completion of our network build-out will require substantial capital. Additional funds would be required in the event of

     - significant departures from our current business plan;

     - unforeseen delays, cost overruns, unanticipated expenses; or

     - regulatory, engineering design and other technological changes.

     Due to our highly leveraged capital structure, additional financing may not be available or, if available, may not be obtained on a timely basis and on terms acceptable to us or within limitations permitted under our existing debt covenants. Failure to obtain additional financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans, and we may be unable to fund our ongoing operations.

     UNAUTHORIZED USE OF OUR NETWORK AND OTHER TYPES OF FRAUD COULD DISRUPT OUR BUSINESS AND INCREASE OUR COSTS

     We will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. Although we believe that we have implemented appropriate controls to minimize the effect to us of fraudulent usage, we cannot assure you that we will be successful.

     EXPANDING OUR TERRITORY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND REDUCE THE MARKET VALUE OF OUR CLASS A COMMON STOCK

     As part of our business strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS affiliates. We will evaluate strategic acquisitions and alliances principally relating to our current operations. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including:

     - difficulty assimilating acquired operations and personnel;

     - diversion of management attention;

     - disruption of ongoing business;

     - inability to retain key personnel;

     - inability to successfully incorporate acquired assets and rights into our service offerings;

     - inability to maintain uniform standards, controls, procedures and policies; and

     - impairment of relationships with employees, customers or vendors.

     Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may also issue additional equity securities, incur additional debt or incur significant amortization expenses related to goodwill and other intangible assets.

     IF THE SPRINT PCS AGREEMENTS DO NOT COMPLY WITH FCC REQUIREMENTS, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, WHICH COULD RESULT IN OUR INABILITY TO PROVIDE SERVICE

     The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers like us. Although the Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree with us. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would have extreme difficulty in conducting our business.

     THE SPRINT PCS AGREEMENTS AND OUR CERTIFICATE OF INCORPORATION INCLUDE PROVISIONS THAT MAY DISCOURAGE, DELAY AND RESTRICT ANY SALE OF OUR OPERATING ASSETS OR COMMON STOCK TO THE POSSIBLE DETRIMENT OF OUR STOCKHOLDERS

     The Sprint PCS agreements restrict our ability to sell our operating assets and common stock. Generally, Sprint PCS must approve a change of control of our ownership and consent to any assignment of the Sprint PCS agreements. The Sprint PCS agreements also give Sprint PCS a right of first refusal if we decide to sell the operating assets of our Bright PCS markets to a third party. In addition, provisions of our certificate of incorporation could also operate to discourage, delay or make more difficult a change in control of our company. For example, our certificate of incorporation provides for:

     - two classes of common stock, with our class B common stock having ten votes per share;

     - the issuance of preferred stock without stockholder approval; and

     - a classified board, with each board member serving a three-year term.

See "Description of Capital Stock."

     The restrictions in the Sprint PCS agreements and the provisions of our certificate of incorporation could discourage any sale of our operating assets or common stock. This could have a material adverse effect on the value of our common stock and could reduce the price of our company in the event of a sale.

     WE MAY NOT BE ABLE TO RECEIVE THE TAX BENEFIT OF OUR FUTURE LOSSES UNTIL WE BEGIN TO GENERATE TAXABLE INCOME

     Since inception, we have been included in the consolidated federal income tax return of Horizon Telcom. Under our tax-sharing agreement with Horizon Telcom, Horizon Telcom files a consolidated tax return and pays us an amount equal to the tax savings realized by Horizon Telcom as a result of our taxable operating losses being used to offset consolidated taxable income. We also record a tax benefit on our income statement related to the consolidated tax-sharing agreement. If, at any time, Horizon Telcom fails to own more than both 80% of the total votes applicable to our outstanding common stock and 80% of the total value of our outstanding common stock, we will no longer be included in Horizon Telcom's consolidated tax return and, as a result, will no longer be able to recognize any tax benefits from our operating losses until we start to generate taxable income.

INDUSTRY RISKS

     WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE AND PROSPECTS FOR GROWTH

     Our strategy to minimize customer turnover may not be successful. As a result of customer turnover, we lose the revenue attributable to these customers and increase the costs of establishing and growing our customer base. The PCS industry has experienced a higher rate of customer turnover as compared to cellular industry averages. The rate of customer turnover is affected by the following factors, several of which are not within our ability to address:

     - extent of network coverage;

     - reliability issues such as blocked calls, dropped calls and handset problems;

     - non-use of phones;

     - change of employment;

     - the decision not to require our customers to sign contracts, unlike most cellular providers that do require contracts;

     - a lack of affordability;

     - price competition;

     - customer care concerns; and

     - other competitive factors.

     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new customers, especially because we subsidize some of the cost of initial purchases of handsets by our customers.

     BECAUSE THE WIRELESS INDUSTRY HAS EXPERIENCED HIGHER CUSTOMER ADDITIONS AND HANDSET SALES IN THE FOURTH CALENDAR QUARTER AS COMPARED TO THE OTHER THREE CALENDAR QUARTERS, A FAILURE BY US TO ACQUIRE SIGNIFICANTLY MORE CUSTOMERS IN THIS QUARTER COULD HAVE A DISPROPORTIONATE NEGATIVE EFFECT ON THE MARKET VALUE OF OUR CLASS A COMMON STOCK

     The wireless industry is historically dependent on fourth calendar quarter results. The price of our class A common stock may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth calendar quarter for any reason, including the following:

     - our inability to match or beat pricing plans offered by competitors;

     - our failure to adequately promote Sprint PCS' products, services and pricing plans;

     - our inability to obtain an adequate supply or selection of handsets;

     - a downturn in the economy of some or all of the markets in our territory; or

     - a poor holiday shopping season.

     WIRELESS PROVIDERS OFFERING SERVICES BASED ON LOWER COST STRUCTURES OR ALTERNATIVE TECHNOLOGIES MAY REDUCE DEMAND FOR PCS AND REDUCE OUR REVENUE BECAUSE OF THEIR ABILITY TO PROVIDE SERVICES AT LOWER PRICES OR THEIR USE OF MORE POPULAR TECHNOLOGIES

     The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects, those of our industry, and the success of PCS and other competitive services, remain uncertain.

     REGULATION BY GOVERNMENT AGENCIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES, WHICH COULD IMPAIR OUR FINANCIAL PERFORMANCE

     The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the Federal Aviation Administration, and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and our cost of doing business.

     USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, WHICH COULD RESULT IN THE REDUCED USE OF OUR SERVICES OR LIABILITY FOR PERSONAL INJURY CLAIMS

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for our services, or costs of litigation and damage awards, could impair our ability to profitably operate our business.

RISKS RELATING TO THE OFFERING

     HORIZON TELCOM WILL BE ABLE TO CONTROL THE OUTCOME OF SIGNIFICANT MATTERS PRESENTED TO STOCKHOLDERS AS A RESULT OF ITS OWNERSHIP POSITION FOLLOWING THE COMPLETION OF THIS OFFERING, WHICH COULD POTENTIALLY IMPAIR OUR ATTRACTIVENESS AS A TAKEOVER TARGET

     Upon completion of this offering, Horizon Telcom will beneficially own
approximately      % of our outstanding common stock in total on a fully diluted
basis, or approximately      % if the underwriters' over-allotment option is
exercised in full. In addition, the shares held by Horizon Telcom are class B shares, which have ten votes per share. The class A shares offered in this offering have only one vote per share. As a result, Horizon Telcom will hold
approximately      % of the voting power upon completion of this offering, or
approximately      % if the underwriters' over-allotment option is exercised in full. Horizon Telcom will have the voting power to control the election of our board of directors and it will be able to cause amendments to our restated certificate of incorporation or our restated bylaws. Horizon Telcom also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be to the advantage of our company or in the best interest of our other stockholders. For example, Horizon Telcom will have the power to prevent, delay or cause a change in control of our company and could take other actions that might be favorable to Horizon Telcom, but not necessarily to other stockholders. This may have the effect of delaying or preventing a change in control. In addition, Horizon Telcom is controlled by members of the McKell family, who collectively own approximately 55% of the economic and voting interests of Horizon Telcom. Therefore, the McKell family, acting as a group, may be able to exercise indirect control over us. Finally, the RTFC financing documents require that Horizon Telcom retain 80% voting control over Horizon PCS. A potential purchaser would likely be required to repay the RTFC facility in full upon a change of control. See "Management" and "Principal Stockholders."

     THE LOWER VOTING RIGHTS OF THE CLASS A COMMON STOCK MAY MAKE IT LESS PREFERABLE WHICH MAY REDUCE ITS MARKET VALUE

     The difference in voting rights may cause investors to view our class A common stock as being less valuable than the common stock of other companies that do not have differences in voting power. The shares of class A common stock offered in this offering have only one vote per share. The shares of class B common stock held by Horizon Telcom and others have ten votes per share. As a result, upon completion of the offering, the class A stockholders will have only a minority voting position in Horizon PCS.

     THE PRICE OF OUR CLASS A COMMON STOCK MAY BE MORE VOLATILE THAN THE EQUITY SECURITIES OF ESTABLISHED COMPANIES AND THIS VOLATILITY MAY DISPROPORTIONATELY REDUCE THE MARKET VALUE OF OUR CLASS A COMMON STOCK

     The market price of our class A common stock could be subject to significant fluctuations in response to:

     - variations in our, or Sprint PCS', quarterly operating results;

     - announcements of technological innovations or new products and services by our competitors, or Sprint PCS' competitors;

     - our or Sprint PCS' failure to achieve operating results consistent with securities analysts' projections;

     - the operating and stock price performance of other companies that investors may deem comparable to us or Sprint PCS;

     - market conditions in the technology, telecommunications and other emerging growth sectors; and

     - other events, factors or rumors relating to us, Sprint PCS or our competitors.

     The stock market has experienced extreme price volatility. Under these market conditions, stock prices of wireless telecommunications companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of these companies. Our class A common stock may be subject to greater price volatility than the stock market as a whole.

     WE MAY FACE POTENTIAL CONFLICTS OF INTEREST WITH HORIZON TELCOM WHICH MAY HARM OUR BUSINESS

     Conflicts of interest may arise between us, on the one hand, and Horizon Telcom and its other affiliates, on the other hand, in areas relating to past, ongoing and future relationships, including:

     - corporate opportunities;

     - tax and intellectual property matters;

     - potential acquisitions;

     - financing transactions, sales or other dispositions by Horizon Telcom of shares of our common stock held by it; and

     - the exercise by Horizon Telcom of its ability to control our management and affairs.

     Horizon Telcom is engaged in a diverse range of telecommunications-related businesses, such as local telephone services and Internet services, and these businesses may have interests that conflict or compete in some manner with our business. Horizon Telcom is under no obligation to share any future business opportunities available to it with us, unless Delaware law requires it to do so. Any conflicts that may arise between us and Horizon Telcom or any of its affiliates or any loss of corporate opportunity to Horizon Telcom that may otherwise be available to us may impact our financial condition or results of operations because these conflicts of interest or losses of corporate opportunities could result in a loss of customers and, therefore, business.

     PURCHASERS IN THIS OFFERING WILL EXPERIENCE DILUTION

     The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any class A common stock you purchase in the offering will have a post-offering net tangible book value per share of
$          less than the price you paid for the share, assuming an initial
public offering price of $     per share, the mid point of the range set forth
on the cover page of this prospectus. You will also experience dilution in the event of the exercise of the stock options and warrants which we have granted. See "Dilution."

     POSSIBLE FUTURE SALES OF OUR CLASS A COMMON STOCK BY HORIZON TELCOM AND OUR MANAGEMENT AND OTHER AFFILIATES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE

     The shares of class B common stock held by Horizon Telcom can be converted at any time into class A common stock, which might then be sold into the public market after the offering. The occurrence of those sales, or the perception that they could occur, could materially and adversely affect our stock price and could impair our ability to obtain capital through an offering of equity securities. The shares of class A common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to our affiliates. Horizon Telcom, First Union, former owners of Bright PCS, Sprint PCS, members of our senior management and our directors have either entered into or have agreed to enter into written lock-up agreements which provide that, for a period of 180 days from the date of this prospectus, they will not sell their shares without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Upon the expiration of the
180-day lock-up period, an additional        shares of our common stock will be
eligible for sale in the public market subject, in most cases, to holding period requirements and volume and other restrictions under federal securities laws. We have agreed to enter into registration rights agreements under which, subject to the applicable lock-up agreements, Sprint PCS and the former owners of Bright PCS may require us to register their shares. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     YOU MAY NOT RECEIVE A RETURN ON INVESTMENT THROUGH DIVIDEND PAYMENTS OR UPON THE SALE OF
YOUR SHARES

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund our growth. Therefore, you will not receive a return on your investment in our class A common stock through the payment of dividends and may not realize a return on your investment even if you sell your shares.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be a forward-looking statement. These statements include:

     - forecasts of growth in the number of consumers using PCS;

     - statements regarding our plans for and costs of the remaining build-out of our PCS network;

     - statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projections of when we will launch additional markets and achieve break-even operating cash flow; and

     - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

     - our dependence on our affiliation with Sprint PCS;

     - the need to successfully complete the build-out of our PCS network;

     - our lack of operating history in several of our markets and anticipation of future losses;

     - our dependence on Sprint PCS' back office services;

     - our dependence on the use of the Alliances' network in a portion of our territory;

     - potential fluctuations in our operating results;

     - our substantial debt and the potential need for additional capital;

     - our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

     - changes or advances in technology;

     - our competition;

     - changes in government regulation; and

     - our ability to attract and retain skilled personnel.

     See additional discussion under "Risk Factors" beginning on page 8.

                                USE OF PROCEEDS

     The net proceeds to be received from the sale of the class A common stock we are offering, after deducting underwriting discounts and commissions and
estimated offering expenses, will be approximately $     million, or
approximately $     million if the underwriters' over-allotment option is
exercised in full. Concurrent with this offering, we will close an additional lending transaction with the RTFC which will increase our total available borrowings from the RTFC to $235.0 million. We intend to use the net proceeds from this offering, together with available borrowings under the RTFC financing, to fund:

     - capital expenditures, including the remaining build-out of our network,
       of approximately $     million;

     - working capital requirements and operating losses of approximately $ million;

     - payment of approximately $     million to purchase Sprint PCS' network
       assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey;

     - debt service payments of approximately $          million on our RTFC
       loans; and

     - general corporate purposes.

     Pending these uses, we expect to invest the net proceeds from the sale of the class A common stock in short-term investment grade securities which will earn interest income.

     We will retain broad discretion in the allocation of the net proceeds of this offering. This discussion represents our best estimate of the allocation of the net proceeds of the offerings based upon our current plans. Actual expenditures may vary substantially from these estimates. We may decide to reallocate the net proceeds within the above-described categories or to use portions for other purposes. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our business. The timing and the coverage of our build-out plan may change due to various reasons, including shifts in populations or network focus, changes or advances in technology, acquisition of other markets, businesses, products or technologies and factors causing a delay in the build-out plan may cause changes in our use of the net proceeds. We currently do not have any commitments or agreements for any acquisitions or investments of this kind.

                                DIVIDEND POLICY

     We intend to retain our future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends will depend upon our results of operations, financial condition and capital expenditure plans, as well as any other factors that the board of directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness, including the RTFC financing, restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents, short-term debt and capitalization as of March 31, 2000:

     - Pro forma to reflect:

        - our acquisition of the remaining 74% of the equity of Bright PCS not already owned by us in exchange for 4.0 million shares of our class B common stock and 31,911 shares of Horizon Telecom common stock which we acquired in February 2000; and

        - our acquisition of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey; and

        - the issuance of warrants granted to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share.

     - Pro forma, as adjusted to further reflect:

        - the sale in this offering of        shares of class A common stock at
          an assumed initial public offering price of $       per share, less
          underwriting discounts and commissions and estimated offering expenses
          of $       million; and

        - the issuance of approximately        shares of class A common stock
          upon conversion of a $13.0 million short-term convertible note at the
          assumed initial public offering price of      per share.

                                                                 AS OF MARCH 31, 2000
                                                              ---------------------------
                                                                             PRO FORMA
                                                              PRO FORMA     AS ADJUSTED
                                                                    (IN THOUSANDS)
Cash and cash equivalents...................................  $  9,658        $
                                                              ========
Short-term convertible note.................................  $ 13,000        $
                                                              ========
Long-term debt:
  RTFC financing(1).........................................  $ 43,558        $
Stockholders' equity (deficit):
  Preferred stock, 10,000,000 shares authorized; no shares
     outstanding............................................        --
  Class A common stock, no par value, 125,000,000 shares
     authorized; no shares outstanding, pro forma;
               shares outstanding, pro forma as adjusted....        --
  Class B common stock, no par value, 75,000,000 shares
     authorized; 50,000,000 shares outstanding, pro forma;
     50,000,000 shares outstanding, pro forma as adjusted...         5
  Additional paid-in capital................................    54,695
  Retained deficit..........................................   (20,527)
                                                              --------
     Total stockholders' equity.............................    34,173
                                                              --------
          Total capitalization..............................  $ 67,731        $
                                                              ========        =======

-------------------------

(1) Reflects the $23.6 million outstanding at March 31, 2000, and an estimated $20.0 million borrowed for the purchase of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey. Concurrent with this offering, we will close an additional lending transaction with the RTFC which will increase our total available borrowings from the RTFC to $235.0 million. Our new RTFC financing will include a $223.0 million term loan and a $12.0 million line of credit. The $43.6 million outstanding as of March 31, 2000 will be repaid with proceeds from the $223.0 million term loan.

                                    DILUTION

     Our pro forma net tangible book value at March 31, 2000, was $(5.9) million or $(0.12) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding. See "Pro Forma Financial Statements." After giving effect to:

     - the sale in this offering of                shares of class A common
       stock at an assumed initial public offering price of $     per share,
       less underwriting discounts and commissions and estimated offering
       expenses of $     million; and

     - the issuance of approximately                shares of class A common
       stock concurrent with this offering upon the conversion of a $13.0 million short-term convertible note at the assumed initial public
       offering price of $     per share,

our pro forma as-adjusted net tangible book value as of March 31, 2000 would
have been approximately $     million, or $     per share. This represents an
immediate dilution of $     per share to new purchasers of class A common stock
in this offering and an immediate increase in net tangible book value to
existing stockholders of $     per share. The following table illustrates the
per share dilution:

Assumed initial public offering price per share.............
                                                              --------
Pro forma net tangible book value per share as of March 31,
  2000......................................................
                                                              --------
Increase in net tangible book value per share attributable
  to this offering and the conversion of a $13.0 million
  short-term convertible note...............................
                                                              --------
Pro forma as adjusted net tangible book value per share
  after this offering and conversion of a $13.0 million
  short-term convertible note...............................
                                                              --------
Dilution per share to new purchasers of class A common
  stock.....................................................
                                                              ========

     The following table summarizes, on a pro forma, as adjusted, basis as of March 31, 2000, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders and by new purchasers of class A common stock in this offering,
with an assumed initial public offering price of $     per share, before the
deduction of underwriting discounts and commissions and estimated offering
expenses of $     million payable by us:

                                        SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                       ------------------    -------------------      PRICE
                                       NUMBER     PERCENT     AMOUNT     PERCENT    PER SHARE
Existing stockholders (class B common
  stock)(1)..........................                   %    $                 %    $
New purchasers of class A common
  stock(2)...........................                   %    $                 %    $
                                       -------     -----     --------     -----
          Total......................              100.0%                 100.0%
                                       =======     =====     ========     =====

-------------------------

(1) Includes 4.0 million shares to be issued in connection with our acquisition of the 74% of Bright PCS not already owned by us. See "Business -- The Reorganization" and "Pro Forma Financial Statements."
(2) Includes     shares to be issued upon conversion of a $13.0 million
    short-term convertible note at the assumed initial public offering price of
    $    per share.

     The foregoing tables assume no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options and warrants. See "Management -- 2000 Stock Option Plan." Except for options to purchase 437,000 shares of class B common stock, neither the stock options nor the Sprint PCS warrants are currently exercisable. To the extent that any shares are issued in connection with the underwriters' over-allotment option, any exercise of stock options, or the Sprint PCS warrants, you will experience further dilution. See "Management -- 2000 Stock Option Plan," and "Description of Capital
Stock -- Sprint PCS Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     On April 26, 2000, Horizon Telcom, Inc. formed Horizon PCS and on May   ,
2000 transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 46.0 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.

     The following tables present selected consolidated historical financial data for Horizon PCS, as of and for the five years ended December 31, 1999, and selected unaudited consolidated historical financial data for the three months ended March 31, 1999 and 2000. We derived the statements of income and balance sheet data as of and for the periods ended December 31, 1997, 1998 and 1999 for Horizon PCS from the audited consolidated financial statements of Horizon PCS. We derived the financial data of all other periods from the unaudited consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. Financial results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year.

     The following information should be read together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                             YEARS ENDED DECEMBER 31,                        MARCH 31,
                                             ---------------------------------------------------------   -----------------
                                                1995          1996        1997       1998       1999      1999      2000
                                                       (IN THOUSANDS, EXCEPT FOR PER SHARE AND SUBSCRIBER DATA)
STATEMENTS OF INCOME DATA:
Operating revenues:
  Service revenues.........................    $    --       $   --      $    26   $    459   $  3,903   $   536   $ 2,884
  Equipment revenues.......................         --           --          138        309        600        93       619
                                               -------       ------      -------   --------   --------   -------   -------
    Total revenues.........................         --           --          164        768      4,503       629     3,503
                                               -------       ------      -------   --------   --------   -------   -------
Operating expenses:
  Cost of service and equipment............         --           --          941      4,943      9,800     1,773     4,991
  Selling, general and administrative
    expenses...............................        289          845        2,500      3,732      7,863     1,613     3,334
  Depreciation and amortization............         19           13          419      1,748      2,685       556       879
  Loss on disposition of PCS licenses......         --           --           --      1,717         --        --        --
  Gain on sale of PCS assets...............         --           --           --         --     (1,388)       --        --
                                               -------       ------      -------   --------   --------   -------   -------
    Total operating expenses...............        308          858        3,860     12,140     18,960     3,942     9,204
                                               -------       ------      -------   --------   --------   -------   -------
    Operating loss.........................       (308)        (858)      (3,696)   (11,372)   (14,457)   (3,313)   (5,701)
  Interest expense, net....................        (24)          --         (264)      (838)    (1,529)     (253)     (715)
  Other income (expense), net..............         (9)          58          100         27         52         1       279
                                               -------       ------      -------   --------   --------   -------   -------
    Loss from continuing operations before
      income taxes.........................       (341)        (800)      (3,860)   (12,183)   (15,934)   (3,565)   (6,137)
  Income tax benefit.......................        116          262        1,308      4,145      5,275     1,180       717
                                               -------       ------      -------   --------   --------   -------   -------
    Loss from continuing operations........    $  (225)      $ (538)     $(2,552)  $ (8,038)  $(10,659)  $(2,385)  $(5,420)
                                               =======       ======      =======   ========   ========   =======   =======
PER SHARE DATA:
Basic and diluted loss per share of common
  stock from continuing operations.........    $ (0.01)      $(0.01)     $ (0.06)  $  (0.17)  $  (0.23)  $ (0.05)  $ (0.12)
OTHER DATA:
Number of PCS subscribers (1)..............         --           --          312      2,091     13,749     3,275    19,838
Total population in our markets............         --           --          101      1,562      4,949     1,630     4,949

                                                                      AS OF DECEMBER 31,                  AS OF MARCH 31,
                                                        -----------------------------------------------   ---------------
                                                         1995      1996      1997      1998      1999          2000
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................  $   185   $11,132   $   200   $    27   $   147       $   281
  Total property and equipment, net...................      395     1,435    14,996    17,880    22,894        22,089
  Total assets........................................    4,979    25,102    33,328    26,862    32,879        46,302
  Total debt..........................................       --    10,116    16,611    21,180    24,590        36,558
  Total liabilities...................................    9,432    25,045    29,094    24,919    35,042        52,870
  Total stockholders' equity (deficit)................   (4,453)       57     4,234     1,943    (2,163)       (6,568)

-------------------------

(1) Represents the number of PCS subscribers at the end of each period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are the largest Sprint PCS affiliate based on our exclusive right to market Sprint PCS products and services to a total population of approximately
10.2 million in portions of twelve contiguous states. Our markets are attractively located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

     As of March 31, 2000, we had launched service in 16 markets covering approximately 1.9 million residents and had more than 19,800 customers. We continue to build out our network and expect to be providing service in an additional 22 markets by September 30, 2000, at which point we will cover approximately 4.9 million residents, or 48% of the total population in our territory. We expect to launch all of our markets and be offering service to approximately 6.9 million residents, or 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete.

     Sprint PCS has invested more than $57 million to purchase the PCS licenses in our territory and has incurred additional expenses for microwave clearing. Under the Sprint PCS agreements, we manage our network on Sprint PCS' licensed spectrum and have the right to use the Sprint and Sprint PCS brand names. We also have access to Sprint PCS' national marketing support and distribution programs and we buy our network equipment, handsets and accessories at the same discounted rates offered by vendors to Sprint PCS based on its large volume purchases.

HISTORY AND BACKGROUND

     Horizon PCS is a wholly-owned subsidiary of Horizon Telcom. Horizon Telcom is a holding company which, in addition to Horizon PCS, owns 100% of The Chillicothe Telephone Company, a local telephone company in service for 105 years. Horizon Telcom also owns 100% of Horizon Services, which provides administrative services to Horizon PCS and other Horizon Telcom affiliates, and 100% of United Communications, a separate long distance and Internet services business. Prior to providing PCS service, we were a DirecTV affiliate. We sold that business in 1996 at a substantial profit. We also launched a successful Internet services business in 1995, which we transferred to United Communications in April 2000.

     The following are key milestones in our business:

     - In November 1996, we acquired PCS licenses in the FCC's C Block auction giving us the right to provide service to five markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.0 million. In August 1997, approximately ten months after receiving our licenses, we launched PCS Service as an independent service provider operating under the Horizon Personal Communications brand name. We were the third C Block licensee to launch PCS service in the United States and the first to use CDMA technology.

     - In June 1998, we returned all of our FCC licenses except for a portion of the license covering our Chillicothe, Ohio market, in exchange for the forgiveness of our FCC debt. In connection with the return of our FCC licenses, we agreed to become one of five charter Sprint PCS affiliates. Our initial grant of markets from Sprint PCS consisted of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. This grant included the five markets for which we originally held licenses. In November 1998, we began offering Sprint PCS service. However, we continued to use Horizon Personal Communications as the primary brand for marketing our PCS service.

     - In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. In conjunction with this second grant, we also entered into a network services agreement with the West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances. The Alliances are two related independent PCS providers offering services under the Intelos brand, and whose network is managed by CFW Communications. Under this agreement, we obtained the right to use their wireless network to provide Sprint PCS services to our customers in most of these new markets. Within two months of receiving our second grant from Sprint PCS, we were offering Sprint PCS service in 16 of our markets including eleven markets served under this agreement. If we use the Alliances' network to the fullest extent permitted by our agreement, the Alliances' network would provide service to markets with a total population of 3.3 million and coverage to 1.8 million residents, or 52% of the total population.

     - In September 1999, Horizon Telcom, our parent company, sold its interest in the towers it owned to SBA for $15.7 million and invested the net proceeds in us. Prior to the sale, we had been leasing the towers from Horizon Telcom. We now lease those towers from SBA. Concurrently with the tower sale, we entered into a build-to-suit agreement with SBA for the construction of new towers as part of our network build-out. Under the terms of the agreement, we receive site development fees and attractive lease rates for specified towers constructed by SBA and leased us as an anchor tenant.

     - In September 1999, we became one of the founders of Bright PCS, receiving a 26% equity stake in exchange for approximately $3.1 million. Shortly after our investment, Bright PCS became the exclusive Sprint PCS affiliate for 13 markets in Indiana, Ohio and Michigan, with a total population of approximately 2.4 million. At that time, we also entered into a management agreement with Bright PCS under which we agreed to manage all of Bright PCS' network build-out and operations. At this time, we have substantially completed all network engineering, radio frequency design, and site selection and have begun construction of Bright PCS' wireless network. We expect to launch service in all of the Bright PCS markets by September 30, 2000.

     - In December 1999, we completed a two-month transition from a co-branded marketing strategy to marketing and selling all of our products and services exclusively under the "Sprint PCS" brand name, which gave us full access to Sprint PCS' major national retailers. Since that transition, we have experienced an accelerated growth in our customer base.

     - In February 2000, we acquired 19.78% of the outstanding shares of our parent, Horizon Telcom.

     - In May 2000, Sprint PCS granted us an additional 17 markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million.

     - In May 2000, we acquired the remaining 74% of Bright PCS that we did not already own to become a 100% owner. As consideration for the outstanding Bright PCS equity, we exchanged

4.0 million shares of our class B common stock equal to 8% of our outstanding shares of all classes of our common stock prior to this offering, and 31,911 shares of Horizon Telcom common stock equal to 8% of the outstanding shares of
      Horizon Telcom, which we acquired in February 2000.

RESULTS OF OPERATIONS

     Service revenues consist primarily of PCS subscriber revenues, Sprint PCS roaming revenues and non-Sprint PCS roaming revenues. PCS subscriber revenues consist primarily of monthly service fees and other charges billed to our customers for Sprint PCS service in our territory under a variety of service plans. We receive Sprint PCS roaming revenues at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territory use our portion of the Sprint PCS network. Non-Sprint PCS roaming revenues include payments from wireless service providers, other than Sprint PCS, when those providers' subscribers roam on our network.

     We record 100% of PCS subscriber revenues from our customers, Sprint PCS roaming revenues from Sprint PCS subscribers based outside our markets and non-Sprint PCS roaming revenues. Sprint PCS retains 8% of all collected service revenues. Collected service revenues include PCS subscriber revenues and non-Sprint PCS roaming revenues, but exclude Sprint PCS roaming revenues and revenues from sales of equipment. We report the amounts retained by Sprint PCS as selling, general and administrative expenses.

     Equipment revenues consist of digital handsets and accessories sold to our customers. Certain of our equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors. We defer recognition of such sales until the merchandise is sold by the distributors.

     The following table sets forth a breakdown of our revenues by type.

                                                                                 THREE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                              ------------------------------------------    ----------------------------
                                 1997           1998            1999            1999            2000
                                                        (DOLLARS IN THOUSANDS)
Service revenues............  $ 26   16%    $  459   60%    $3,903   87%    $  536   85%    $2,884   82%
Equipment revenues..........   138   84%       309   40%       600   13%        93   15%       619   18%
                              ----          ------          ------          ------          ------
Total revenues..............  $164          $  768          $4,503          $  629          $3,503
                              ====          ======          ======          ======          ======

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     SERVICE REVENUES. Service revenues for the three months ended March 31, 2000 were $2.9 million, compared to $536,000 for the three months ended March 31, 1999, an increase of $2.4 million. The growth in service revenues is primarily the result of the growth in PCS subscriber revenues of $1.7 million which reflects the growth in our customer base, offset in part by a decline in average revenue per customer. We had 19,838 customers at March 31, 2000, compared to 3,275 at March 31, 1999. We believe our customer base has grown because we have launched additional markets, increased our sales force and are now marketing under the Sprint PCS brand rather than our own. We forecast accelerated growth as we cover more markets in our service area, we open more Sprint PCS stores in existing launched markets and newly launched markets, and our sales force matures. Our growth in revenues also reflects a significant increase in Sprint PCS roaming revenues from a nominal amount in 1999 to approximately $500,000 in 2000. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia in the fourth quarter of 1999. These interstate highways represent less than 10% of our total interstate miles, and we expect continued increases in Sprint PCS roaming revenues as we complete the remainder of our network build-out, including completing other portions of our network covering additional heavily traveled highways.

     EQUIPMENT REVENUES. Equipment revenues consist of handsets and accessories sold to customers. Equipment revenues for the three months ended March 31, 2000 were $619,000, compared to $93,000 for the three months ended March 31, 1999, an increase of $526,000. The increase in equipment revenues is the result of our increase in customers.

     COST OF SERVICES. Cost of services includes site rent, utilities, maintenance, engineering and network personnel, interconnection expenses, Sprint PCS roaming fees, non-Sprint roaming fees, and other expenses related to operations. We pay Sprint PCS roaming fees to Sprint PCS when our customers use Sprint PCS' network outside of our territory. We pay non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks. Also included in cost of services are costs incurred under our network services agreement with the Alliances. We pay the Alliances a per minute use charge whenever our customers or Sprint PCS subscribers use their network.

     Under our build-to-suit agreement with SBA, we will receive site development fees for towers SBA constructs and leases to us. Each site development fee received is recorded as a deferred credit and is amortized over the term of the lease, thereby effectively reducing our tower lease expense. We expect to begin receiving site development fees in the second quarter of 2000.

     Cost of services for the three months ended March 31, 2000 was $2.9 million, compared to $1.3 million for the three months ended March 31, 1999, an increase of $1.6 million. Cost of services has declined as a percentage of service revenues, and we believe that these costs will continue to decline as a percentage of service revenues.

     COST OF EQUIPMENT. Cost of equipment includes the costs of handsets and accessories sold to customers. Cost of equipment for the three months ended March 31, 2000 was $2.0 million, compared to $500,000 for the three months ended March 31, 1999, an increase of $1.5 million. The increase in the cost of equipment is the result of the growth in our wireless customers, partially offset by the decreasing cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses consist of sales and marketing expenses and general and administrative costs. Sales and marketing expenses relate to salaries and commissions paid to our sales representatives and sales support personnel, commissions paid to national and local third party distribution channels, operating costs associated with our retail stores, costs associated with distribution channels and marketing and advertising programs. General and administrative costs relate to corporate personnel, including executives and customer care. The 8% of collected service revenues retained by Sprint PCS is included in selling, general and administrative costs.

     Also included in general and administrative costs are costs associated with functions performed for us by Horizon Services under our services agreement. These include finance functions, billing and collections, accounting services, computer access and administration, executive, supervisory, consulting, customer relations, human resources and other administrative services. Horizon Services' costs for these functions are charged to us using a standard FCC cost allocation methodology. Under this methodology, all costs that can be specifically identified to us are directly charged to us, and all costs that are specifically identified to other subsidiaries of Horizon Telcom are charged to them. Costs incurred by Horizon Services that cannot be specifically identified to a company for which Horizon Services provides service are apportioned among the Horizon Telcom subsidiaries based on appropriate measures. Because of the economies of scale inherent in a centralized service company, we believe we are able to receive these services less expensively through this arrangement than if we provided them ourselves.

     These services are provided for under a five-year agreement. We have the right to terminate the agreement at any time, subject to notice requirements. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under the services agreement and we do not cure the breach.

     In May 2000, we agreed to begin purchasing certain back office services, including customer activation, billing and customer care, directly from Sprint PCS. Previously, we provided these services ourselves. We will purchase these services from Sprint PCS at rates which reflect Sprint PCS' economies of scale. We expect that the total cost of these services will be at or below the total cost of providing the services ourselves due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets. We expect to launch new markets using Sprint PCS back office services. We will also transition our existing customers to Sprint PCS' back office services beginning in the third quarter of 2000. The transition to Sprint PCS' back office services should be completed by the end of 2001.

     Selling, general and administrative expenses rose to $3.3 million for the three months ended March 31, 2000, compared to $1.6 million for the same period in 1999, an increase of $1.7 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues, the costs of additional sales and marketing personnel, additional customer support personnel and increased headcount at Horizon Services needed to support our growth. We expect selling, general and administrative expenses to increase in the aggregate as we expand our coverage and add customers, but to decrease as a percentage of service revenues.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expenses increased by $323,000 to a total of $879,000 in 2000. The increase reflects the continuing construction of our network. Because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization will increase as a result of amortizing the intangible assets.

     OTHER INCOME (EXPENSE). Other income (expense) in 2000 was $280,000 and consisted primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the three months ended March 31, 2000 was $715,000, compared to $253,000 in 1999, and consisted of interest on debt. The increase in interest expense is the result of increase in borrowings on the RTFC financing used to build out our network and the short-term convertible note issued to obtain funds used to purchase common stock of Horizon Telcom.

     INCOME TAX BENEFIT. We are included in the consolidated federal income tax return of Horizon Telcom. We provide for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. For the three months ended March 31, 2000, we recorded an income tax benefit of $717,000. A valuation allowance of $1.5 million was recorded in 2000 for the amount of the deferred tax assets that exceeded the deferred tax liabilities at December 31, 1999. If in future periods Horizon Telcom owns less than 80% of our outstanding common stock and less than 80% of the value of our outstanding common stock, we will no longer be included in the consolidated tax return. As a result, we will not be able to participate in the tax sharing agreement nor will we be able to recognize any net operating loss benefits until we start to generate taxable income.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of

Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $141,000 in 2000 and $48,000 in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     SERVICE REVENUES. Service revenues for the year ended December 31, 1999 were $3.9 million, compared to $459,000 for the year ended December 31, 1998, an increase of $3.4 million. The growth in revenues is the result of the growth in PCS subscriber revenues of $2.6 million which reflects the growth in our customer base. We had 13,749 customers at December 31, 1999, compared to 2,091 at December 31, 1998. We have experienced increased growth in our customer base at the end of 1999 as a result of full branding with Sprint PCS in October 1999 and as a result of utilization of Sprint PCS' national third-party distribution channels. The growth in revenues also reflects the growth in Sprint PCS roaming revenue of $400,000. This was the first year we recognized significant roaming revenue. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia.

     EQUIPMENT REVENUES. Equipment revenues for the year ended December 31, 1999 were $600,000, compared to $309,000 for the year ended December 31, 1998, an increase of $291,000.

     COST OF SERVICES. Cost of services related to service revenues for the year ended December 31, 1999 was $7.1 million, compared to $3.9 million for the year ended December 31, 1998, an increase of $3.2 million. This increase reflects the increase in our operations to service our growing customer base.

     COST OF EQUIPMENT. Cost of equipment for the year ended December 31, 1999 was $2.7 million compared to $994,000 for the year ended December 31, 1998, an increase of $1.7 million. The increase in the cost of equipment is the result of the growth in our customer base.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses rose to $7.9 million for the year ended December 31, 1999, compared to $3.7 million for the same period in 1998, an increase of $4.2 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues, the costs of additional sales and marketing personnel, additional customer support personnel and increased headcount at Horizon Services needed to support our growth. We expect selling, general and administrative expenses to increase as we expand our coverage and add customers.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $937,000 to a total of $2.7 million for the year ended December 31, 1999. The increase reflects the continuing construction of our network.

     GAIN ON SALE OF PCS ASSETS. During 1999, in connection with entering the network service agreement with the Alliances, we sold certain PCS ancillary and base station equipment to the Alliances. The sale resulted in a gain of approximately $1.4 million.

     OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 1999 and 1998 of $52,000 and $27,000, respectively, consists primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the year ended December 31, 1999 was $1.5 million compared to $838,000 for the year ended December 31, 1998, and consisted of interest on debt in excess of the amount capitalized for the purpose of completing the network build-out. The increase in interest expense is the result of increased borrowings on the RTFC financing to finance the build out of our network.

     INCOME TAX BENEFIT. We are included in the consolidated federal income tax return of Horizon Telcom. We provide for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. For the year ended December 31, 1999, we recorded an income tax benefit of $5.3 million. A valuation allowance of $138,000 was recorded in 1999 for the amount of the deferred tax assets that exceeded the deferred tax liabilities at December 31, 1999.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $282,000 in 1999 and $53,000 in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     SERVICE REVENUES. Service revenues for the year ended December 31, 1998 were $459,000 compared to $26,000 for the year ended December 31, 1997, an increase of $433,000. PCS service was launched in August 1997. The growth in revenues is the result of the growth in our customer base. We had 2,091 subscribers at December 31, 1998, compared to 312 at December 31, 1997. We experienced the growth in customers as the result of becoming co-branded with Sprint PCS in June 1998 and the continued build-out of our network.

     EQUIPMENT REVENUES. Equipment revenues for the year ended December 31, 1998 were $309,000, compared to $138,000 for the year ended December 31, 1997, an increase of $171,000. The growth in revenues is the result of the growth in our customer base.

     COST OF SERVICES. Cost of services for the year ended December 31, 1998 was $3.9 million, compared to $519,000 for the year ended December 31, 1997, an increase of $3.4 million. This increase reflects the increase in our operations to service our growing customer base.

     COST OF EQUIPMENT. Cost of equipment for the year ended December 31, 1998 was $994,000, compared to $422,000 for the year ended December 31, 1997, an increase of $572,000. The increase in the cost of equipment is the result of the growth in our customer base.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses rose to $3.7 million for the year ended December 31, 1998, compared to $2.5 million for the same period in 1997, an increase of $1.2 million. These increased costs reflect the overall growth in our business.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.3 million to a total of $1.7 million in 1998. The increase reflects the continuing construction of our network.

     LOSS ON DISPOSITION OF PERSONAL COMMUNICATIONS LICENSES. In June 1998, we returned four of our FCC licenses and a portion of our license in Chillicothe, Ohio. In connection with the disposition of these licenses we recorded a loss of $1.7 million.

     OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 1998 and 1997 of $27,000 and $100,000, respectively, consists primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the year ended December 31, 1998 was $838,000, and consisted of interest on debt in excess of the amount capitalized for the purpose of completing the network build out. The increase in interest expense is the result of increased borrowings on the RTFC financing.

     INCOME TAX BENEFIT. For the years ended December 31, 1998 and 1997, we recorded an income tax benefit of $4.1 million and $1.3 million, respectively. No valuation allowance was considered necessary as the tax loss was realizable on the consolidated tax return of Horizon Telcom.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. In May 1997, we sold a portion of our telecommunication system sales business and transferred the remaining operations of this business to The Chillicothe Telephone Company, a sister company, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $52,000 in 1998 and loss from discontinued operations, net of tax benefit, was $487,000 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations through equity contributions from Horizon Telcom and through debt financing provided by the RTFC. As of March 31, 2000, we had received $20.0 million of equity contributions from Horizon Telcom. Horizon Telcom's equity contribution during 1999 consisted of a contribution of property of $2.5 million and $3.7 million in cash contributions. Of this amount, $2.0 million was funded by Horizon Telcom's sale of towers to SBA. The equity contributions during the first quarter of 2000 consisted of $810,000 in cash contributions.

     As of December 31, 1999 and March 31, 2000, we had a $23.6 million credit facility with RTFC, all of which had been drawn. We have negotiated the following additional credit agreements with RTFC to provide funds for the build-out of our expansion markets:

     - a $35.4 million term loan, effective in May 2000, under which Bright PCS may borrow up to $33.6 million to finance the purchase of equipment and various engineering services from Motorola and up to $1.8 million will be used to purchase subordinated capital certificates issued by the RTFC. To date, we have not borrowed under this facility.

     - a $5.0 million permanent revolving line of credit, effective in May 2000, the proceeds of which may be used to fund non-Motorola supplied PCS equipment and working capital. To date, we have not borrowed under this facility.

     - a commitment for a $40.5 million term loan, effective in May 2000, under which we may borrow up to $38.5 million to finance the purchase of equipment and various engineering services from Motorola, and up to $2.0 million will be used to purchase RTFC subordinated capital certificates. To date, we have not borrowed under this facility.

     - a commitment for a new $235.0 million multi-facility loan, consisting of a $223.0 million term loan and a $12.0 million revolving line of credit. Of the $223.0 million term loan, up to $200.7 million will be used primarily to finance costs related to the build-out of our network and to repay our existing RTFC credit facilities, and up to $22.3 million will be used to purchase RTFC subordinated capital certificates. The $12.0 million revolving line of credit may be used for equipment and related services and for working capital. Among other things, this $235.0 million loan is conditioned upon our raising a minimum of $100.0 million in additional equity capital. This condition will be met upon the closing of this offering. After this offering, our only remaining indebtedness will
       be $          million of outstanding borrowings under this new $235.0
       million RTFC financing.

     Under the terms of the RTFC financings, we may apply loan proceeds to approved uses only, which include purchasing equipment, paying interest and covering approved working capital costs. For more information on the RTFC facilities, see "Description of Certain Indebtedness -- The Rural Telephone Finance Cooperative Facilities."

     During the three months ended March 31, 2000, we borrowed $13.0 million in the form of a short-term convertible note to purchase 19.78% of the outstanding capital stock of Horizon Telcom. Concurrent with this offering, the $13.0 million short-term convertible note, including accrued interest, will be converted into shares of class A common stock at the initial public offering price. In May 2000, we exchanged 31,911 shares of Horizon Telcom common stock, which we acquired in

February 2000, along with 4.0 million newly issued shares of our class B common stock, for the remaining 74% ownership interest in Bright PCS which we did not previously own.

     Net cash provided from operating activities was $30,000 for the three months ended March 31, 2000. Net cash used in investing activities was $13.0 million for the three months ended March 31, 2000. The expenditures were related primarily to the acquisition of 19.78% of the outstanding common stock of Horizon Telcom. Our capital expenditures were $6.2 million in 1999 and $769,000 for the three months ended March 31, 2000. This reflects the impact of our agreement with the Alliances whereby we are not required to build out our network to provide service to our customers in the markets covered by that agreement. Net cash provided by financing activities for the three months ended March 31, 2000 was $13.0 million consisting primarily of borrowings under our short-term convertible note to finance the acquisition of 19.78% of the outstanding common stock of Horizon Telcom.

     During 1999 and the first quarter of 2000, Horizon Telcom paid an aggregate of $5.2 million and $400,000, respectively, to us under our tax-sharing agreement with Horizon Telcom. If in future periods Horizon Telcom owns less than 80% of our outstanding common stock and less than 80% of the value of our outstanding common stock, we will no longer be included in the consolidated tax return. As a result, we would not be able to participate in the tax-sharing agreement and would not receive further payments from Horizon Telcom.

     We anticipate that the proceeds from this offering, when combined with our existing equity, outstanding debt and additional financing from the RTFC which we have already negotiated, will be adequate to fund our network build-out, anticipated operating losses and working capital requirements through 2002, at which point we expect to achieve break-even operating cash flow. The following table sets forth our estimated sources and uses from March 31, 2000 through December 31, 2002:

                                                                AMOUNT
                                                            (IN THOUSANDS)
SOURCES:
Cash on hand at March 31, 2000(1).........................      $   --
Gross proceeds of this offering...........................
Build-to-suit site development fees(2)....................
Proceeds from our RTFC financing..........................
                                                                ------
     Total sources........................................
                                                                ------
USES:
Capital expenditures(3)...................................
Working capital and operating losses(4)...................
Debt service(5)...........................................
Fees and expenses(6)......................................
                                                                ------
     Total uses...........................................
                                                                ------
     Cash on hand at December 31, 2002....................
                                                                ------
     Total uses and cash on hand at December 31, 2002.....      $
                                                                ======

-------------------------

(1) Represents Horizon PCS and Bright PCS cash on hand at March 31, 2000.

(2) In connection with our build-to-suit agreement with SBA, we will receive site development fees from SBA for tower sites which SBA constructs on our behalf.

(3) Capital expenditures include the amounts related to the build-out of our
    network, which includes the purchase of $    million of Sprint PCS' network
    assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey.

(4) Operating losses are defined as losses before interest, taxes, depreciation and amortization.

(5) Payment of interest and required principal repayments on outstanding RTFC financing, net of interest income.

(6) Fees and expenses include estimated offering expenses and underwriting discounts and commissions for this offering and origination and other fees related to the increased RTFC financing.

     The actual funds required to build out our network and to fund operating losses and working capital needs may vary materially from these estimates, and additional funds could be required. For information see "Risk Factors -- Risks Particular to Horizon PCS -- We may need more capital than we currently project to complete the build-out of our network and a delay or failure to obtain additional capital could adversely affect our revenues."

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instruments for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that would expose us to market risk.

     We are subject to interest rate risk on our financing from the RTFC and any future floating rate financing requirements.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with our RTFC financing based on our projected level of long-term indebtedness:

                                                 YEARS ENDING DECEMBER 31,
                                           --------------------------------------
                                            2000     2001    2002    2003    2004    THEREAFTER
                                                          (DOLLARS IN MILLIONS)
RTFC financing(1)                          $223.0
  Variable interest rate(2)
  Principal payment                            --    --        --    22.3    33.5      167.2

-------------------------

(1) Assumes the entire $223.0 million of the RTFC term loan will be drawn by December 31, 2000.

(2) The interest rate on the RTFC financing is equal to the RTFC's standard monthly variable rate (floating rate) plus 250 basis points.

     Our primary market risk exposure relates to:

     - the interest rate risk on long-term and short-term borrowings, and

     - the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

     The carrying value of the financial instruments approximate fair value.

IMPACT OF YEAR 2000 ISSUE ON THE OPERATIONS AND FINANCIAL CONDITION OF HORIZON
PCS

     We rely on several third-party vendors and providers to operate our business, including Sprint PCS. Sprint PCS will begin providing us back office services and access to its network. We have also contracted with other third-party vendors and other providers and believe they are year 2000 compliant.

     We have not experienced any material disruptions of our systems or operations as a result of the year 2000 issue nor are we aware of any disruptions in the systems or operations of Sprint PCS or other third-party vendors and providers. While we believe our systems are year 2000 compliant, there is the risk that they may not be compliant. We believe our greatest risk is the failure of the systems of our third-party vendors or providers. However, should we experience any failure, we believe it would result in only temporary disruption of our service.

REGULATORY DEVELOPMENTS

     See "Regulation of the Wireless Telecommunications Industry" for a discussion of regulatory developments that could have a future impact on us.

SEASONALITY

     Our business is subject to seasonality because the wireless industry is heavily dependent on calendar fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the calendar fourth quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

     - The increasing use of retail distribution, which is more dependent upon the year-end holiday shopping season;

     - The timing of new product and service announcements and introductions;

     - Competitive pricing pressures; and

     - Aggressive marketing and promotions.

INFLATION

     We believe that inflation has not had, and will not have, a material adverse effect on our results of operations.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SOFTWARE COSTS. In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement became effective for us on January 1, 1999 and established accounting standards for costs incurred in the acquisition or development and implementation of computer software. This new standard requires the capitalization of certain software implementation costs relating to software acquired or developed and implemented for our use. The adoption of this statement has not had a significant effect on our financial position or results of operations.

     ACCOUNTING FOR START-UP ACTIVITIES. In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective on January 1, 1999 and required that costs of start-up activities and organization costs be expensed as incurred. This statement has not had a significant effect on our financial position or results of operations.

     ACCOUNTING FOR DERIVATIVE INSTRUMENT AND HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to

January 1, 2001. We have not determined the effects of this change on its financial position or results of operations.

     REVENUE RECOGNITION IN FINANCIAL STATEMENTS. In November of 1999, the SEC released Staff Accounting Bulletin Number 101 -- Revenue Recognition in Financial Statements. This bulletin will become effective for us for the quarter ended June 30, 2000. This bulletin established more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. We believe that the effects of this bulletin will not be material to our financial position or the results of our operations.

                              INDUSTRY BACKGROUND

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the commercial wireless communication industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and enhanced specialized mobile radio, known as ESMR, networks. Each application is licensed and operates in a distinct radio frequency block.

     In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for PCS. PCS differs from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. PCS providers are among the first direct wireless competitors of cellular providers to offer all-digital mobile networks. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using PCS or cellular frequencies, to offer new and enhanced services, such as greater call privacy and more robust data transmission features, such as "mobile office" applications including facsimile, electronic mail and connecting notebook computers with data networks.

     Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, PCS and ESMR has increased from an estimated 340,000 at the end of 1985 to over 86 million as of December 31, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. This Association published the statistics shown in the following chart, showing the annual growth in U.S. wireless communication customers for cellular, PCS and ESMR through December 31, 1999.

                                                             YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     1995     1996     1997     1998     1999
WIRELESS INDUSTRY STATISTICS(1)
Annualized total service revenues (in billions)...  $ 19.1   $ 23.6   $ 27.5   $ 33.1   $ 40.1
Wireless subscribers at end of period (in
  millions).......................................    33.8     44.0     55.3     69.2     86.0
Subscriber growth.................................    40.0%    30.4%    25.6%    25.1%    24.3%
Average local monthly bill........................  $51.00   $47.70   $42.78   $39.43   $41.24

-------------------------
Source: Cellular Telecommunications Industry Association.

(1) Reflects domestic commercially operational cellular, ESMR and PCS providers.

     Paul Kagan Associates, Inc., an independent media and telecommunications research firm, estimates in its publication, Kagan's Wireless Telecom
Investor -- January 14, 2000, that the number of wireless users will increase to approximately 107.4 million by the end of 2000 and 201.9 million by the end of 2005. This growth is expected to be driven largely by a substantial projected increase in PCS users who are forecast to account for approximately 24.6% of total wireless users in 2000 and 42.4% in 2005, representing a significant increase from approximately 17.6% as of the end of 1999. Paul Kagan Associates, Inc. projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 38.2% in 2000 to 68.9% in 2005.

     We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from:

     - anticipated declines in costs of service to consumers;

     - increased functional versatility; and

     - increased awareness of the productivity, convenience and privacy benefits associated with the services offered by PCS providers.

     We also believe that the rapid growth in the use of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

                                    BUSINESS

OVERVIEW

     We are the largest Sprint PCS affiliate based on our exclusive right to market Sprint PCS products and services to a total population of over 10.2 million in portions of twelve contiguous states. Our markets are attractively located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

     As of March 31, 2000, we had launched service in 16 markets covering approximately 1.9 million residents and had more than 19,800 customers. We are continuing to build out our network and expect to provide service in an additional 22 markets by September 30, 2000, at which time we will cover approximately 4.9 million residents, or 48% of the total population in our territory. We expect to launch all of our markets and offer service to approximately 6.9 million residents, or 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete.

     We became one of the five charter Sprint PCS affiliates in June 1998, when we were awarded our initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since our initial territory grant, we have aggressively expanded the size of our territory, as follows:

     - in August 1999, Sprint PCS granted us additional markets in Virginia, West Virginia, Kentucky, Maryland, North Carolina and Tennessee with a total population of approximately 3.3 million;

     - in May 2000, we completed the acquisition of Bright PCS, a Sprint PCS affiliate, adding markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million; and

     - in May 2000, Sprint PCS granted us additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately
       2.9 million.

     Our territory represents a well-traveled footprint with significant market coverage in Indiana, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia and selected markets in Kentucky, Maryland, Michigan, New Jersey, New York and North Carolina. Our markets are adjacent to or connect a number of major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C.

     Our territory contains over 2,700 heavily traveled interstate miles, including over 460 miles of Interstate 80, a major east-west artery connecting New York to Chicago, and numerous other federal and major state highways. Our territory is also home to 29 major universities with a student population of over 240,000, and a number of smaller colleges and universities. As a result, we expect to generate substantial roaming revenue from Sprint PCS subscribers based outside our territory who visit or travel through our markets.

SPRINT PCS

     Sprint PCS, a wholly-owned subsidiary of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States. Sprint PCS, which uses CDMA technology nationwide, has licenses to provide service nationwide. Sprint PCS operates its PCS network in major metropolitan markets throughout the United States and has entered into agreements with affiliates, such as Horizon PCS, to build out and manage networks in smaller metropolitan areas and along major highways.

     Sprint launched its first commercial PCS service in the United States in November 1995. Since then, Sprint PCS has experienced rapid customer growth, providing service to more than 6.5 million customers as of March 31, 2000. For each of the six calendar quarters prior to and including the quarter ended March 31, 2000, Sprint PCS has recorded the largest number of new subscribers added by a U.S. wireless services provider. In the fourth quarter of 1999, Sprint PCS added approximately 1.0 million net new subscribers, the largest single quarter of customer growth ever reported by a wireless provider in the United States. The Sprint PCS network (including the portions of the network owned, constructed and operated by the 17 affiliates) operates the largest 100% digital, 100% PCS nationwide wireless network in the United States. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. The following table, showing the quarterly end-of-period subscriber data for Sprint PCS, illustrates Sprint PCS' subscriber growth from the beginning of 1997 through the first quarter of 2000.

                               1997                        1998                            1999                2000
                       ---------------------   -----------------------------   -----------------------------   -----
                       Q1    Q2    Q3    Q4     Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4      Q1
                                                              (IN THOUSANDS)
Total subscribers....  192   347   570   887   1,114   1,370   1,750   2,586   3,350   3,967   4,687   5,723   6,554

     On October 5, 1999, Sprint and WorldCom announced that the boards of directors of both companies had approved a definitive merger agreement. Although the shareholders of both companies have approved the merger, the completion of the merger is still subject to various conditions, including the approvals of the Federal Communications Commission, the Justice Department, various state governmental bodies and foreign regulatory and antitrust authorities.

     Statements in this prospectus regarding Sprint Corporation or Sprint PCS are derived from information contained in the periodic reports and other documents filed with the Securities and Exchange Commission by Sprint and Sprint PCS, or press releases issued by Sprint and Sprint PCS.

BENEFITS OF THE SPRINT PCS AFFILIATION

     Our long-term strategic affiliation with Sprint PCS provides us with many business, operational and marketing advantages including the following:

     EXCLUSIVE PROVIDER OF SPRINT PCS PRODUCTS AND SERVICES. We have the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services in our territory. We provide these products and services exclusively under the Sprint and Sprint PCS brand names.

     SPRINT PCS LICENSES AND LONG-TERM COMMITMENTS. We have the exclusive right to use Sprint PCS' licensed spectrum to provide Sprint PCS products and services in our territory. Sprint PCS has funded the purchase of the licenses covering our territory at a cost of approximately $57 million and has incurred additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of these licenses, thereby reducing our start-up costs. The Sprint PCS agreements are for a total of 50 years, including an initial term of 20 years and three 10-year renewal terms. These agreements will automatically renew for the renewal period unless at least two years prior to the commencement of any renewal period either party notifies the other party that it does not wish to renew the agreement.

     SPRINT PCS' NATIONWIDE DIGITAL PCS NETWORK. As of December 31, 1999, Sprint PCS, together with its affiliates, operated PCS systems providing service in metropolitan markets within the United States containing nearly 195 million people nationwide, including all of the 50 largest metropolitan markets. Our network operates with Sprint PCS' national network and will extend Sprint PCS' coverage into our markets, which we believe is important to Sprint PCS' national strategy. Our ability to provide our customers with access to Sprint PCS' nationwide network represents a competitive advantage over other national and regional providers of wireless services.

     ESTABLISHED AND AVAILABLE DISTRIBUTION CHANNELS. We benefit from immediate access to major national retailers under Sprint PCS' existing sales and distribution agreements and other national sales and distribution channels, including:

     - a sales and distribution agreement with RadioShack, which provides us with access to over 180 stores in our territory on an exclusive basis for PCS;

     - the sales and distribution agreements with other major national third-party retailers such as Best Buy, Circuit City and Office Depot, which collectively provide us with access to over 495 additional retail outlets in our territory;

     - Sprint PCS' national inbound telemarketing sales force;

     - Sprint PCS' national accounts sales team; and

     - Sprint PCS' electronic commerce sales platform.

     SPRINT PCS' NATIONAL BRAND NAME RECOGNITION AND NATIONAL ADVERTISING SUPPORT. We benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs are provided to us at little or no additional cost under our Sprint PCS agreements. We offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions as Sprint PCS, and have the ability to add pricing plans and marketing promotions that target local market needs.

     BETTER EQUIPMENT AVAILABILITY AND PRICING. We are able to acquire our network equipment, handsets and accessories more quickly and at a significantly lower cost than we would without our strategic relationship with Sprint PCS. We purchase our network equipment, handsets and accessories under Sprint PCS' vendor arrangements that provide for volume discounts. These discounts significantly reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories.

     SPRINT PCS WIRELESS WEB. Our network will support and market the Sprint PCS Wireless Web. The Sprint PCS Wireless Web allows customers with data capable or web-browser enabled handsets to connect to the Internet and browse specially designed text-based web sites, including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com. For more information on the Sprint PCS Wireless Web, see
"-- Products and Services -- Access to the Sprint PCS Wireless Web."

     SPRINT PCS' EXTENSIVE RESEARCH AND DEVELOPMENT. We benefit from Sprint PCS' extensive research and development effort, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own. We have prompt access to any developments produced by Sprint PCS for use in our network.

     SPRINT PCS' PROVEN BACK OFFICE SERVICES. When we initially launched our independent PCS operations, we provided our own back office services, such as customer services and billing services. In May 2000, we amended the Sprint PCS agreements so that Sprint PCS will provide these back office services to us. Beginning in June 2000, all new markets that we launch will be under our new back office arrangement with Sprint PCS. We anticipate that we will complete conversion of our existing customers to these services by the end of first quarter of 2001. We expect the cost of these services will be at or below the cost of providing the services ourselves, due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets.

OTHER COMPETITIVE STRENGTHS OF OUR BUSINESS

     In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following attractive operating characteristics:

     SUBSTANTIAL PROGRESS IN COMPLETING OUR NETWORK BUILD-OUT. We expect to have completed more than 71% of our planned build-out by September 30, 2000, at which time we will be offering service to approximately 4.9 million residents, or 48% of the total population of our territory. We already offer service to 1.9 million residents and are in the process of completing major build-out efforts throughout our network. We are completing connecting coverage in our launched markets, and expect to finish much of this work in the third quarter of 2000. The Alliances have already completed the build-out of 11 of their 13 required markets and have begun to provide fill-in coverage in our Virginia and West Virginia markets. Furthermore we have utilized effective third party relationships to quickly build out our network. For instance, we are using co-location opportunities to build our Kingsport, Tennessee market, where over 85% of the needed sites already have significant development. We have also been actively managing the Bright PCS build-out utilizing a cost effective build-to-suit approach. We expect to launch all 13 Bright PCS markets in the third quarter of 2000. In addition, our new markets in Pennsylvania, New York, Ohio and New Jersey include 154 sites already under construction that we are purchasing from Sprint PCS. We plan to launch the western portion of these new markets within the next three months using a Sprint PCS switching center on an interim basis and plan to launch the eastern portion of these new markets before the end of 2000.

     PROVEN ABILITY TO EXECUTE OUR GROWTH STRATEGY. We entered the wireless industry in 1997 to capitalize on the strong growth opportunities that we believed existed and launched independent PCS service before Sprint PCS was offering affiliation opportunities. To successfully offer service as an independent provider, we were required to finance, build and launch our initial markets without any of the benefits of affiliation such as lower infrastructure and handset costs, national marketing and distribution arrangements or a nationwide network. We leveraged our success as an independent PCS provider to become a charter Sprint PCS affiliate. Since then we have been able to expand our territory from a total population of less than 1.0 million in 1998 to a total population of 10.2 million today. We have accomplished this by developing our relationship with the Alliances, investing in and subsequently acquiring Bright PCS, and establishing a strategic partnership with Sprint PCS.

     POTENTIAL FOR SIGNIFICANT ROAMING REVENUE. We receive Sprint PCS roaming revenue from Sprint PCS subscribers based outside our territory who roam on our network. Our territory is adjacent to or connects 15 major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C. These markets include five of the ten largest metropolitan areas in the United States, which have a total population of approximately 59 million residents. Our territory also contains over 2,700 interstate miles, as follows:

                                                               ESTIMATED TOTAL INTERSTATE MILES(1)
                                                               -----------------------------------
                                                                  BETWEEN                IN OUR
INTERSTATE               MAJOR DESTINATION CITIES               DESTINATIONS            TERRITORY
I-80/I-90     Chicago, IL to New York, NY                             793                   464
  I-90        Cleveland, OH to Buffalo, NY                            194                   120
  I-77        Cleveland, OH to Charlotte, NC                          515                   296
  I-79        Erie, PA to Charleston, WV                              348                   250
  I-81        Syracuse, NY to Knoxville, TN                           792                   517
  I-64        Lexington, KY to Richmond, VA                           492                   364
  I-69        Indianapolis, IN to Lansing, MI                         250                   114
  I-476       Scranton, PA to Philadelphia, PA                        125                    77
              Other interstates                                        --                   506
                                                                    -----                 -----
              Total                                                 3,509                 2,708
                                                                    =====                 =====

-------------------------

(1) Source: Rand McNally.

     Our territory also includes numerous other federal and major state highways. The proximity of our markets to major Sprint PCS markets and the concentration of major interstates and highways in our territory create significant potential for roaming revenue.

     FEWER COMPETITORS AND FRAGMENTED COMPETITION IN OUR MARKETS. We expect to face fewer competitors in our markets than is the case in the surrounding urban markets. We are or expect to be either the first or second PCS provider in 49 of our 54 markets representing 82% of our planned covered residents. Despite the recent creation of national cellular service providers, our most extensive competition comes from ALLTEL, a regional provider. ALLTEL lacks the national brand name and footprint that we enjoy as a Sprint PCS affiliate and does not hold licenses for 42% of our territory. Verizon and the SBC/BellSouth alliance offer service in portions of our territory. However, they currently operate in markets representing only 42% and 9% of our planned covered residents, respectively. Moreover, neither of these providers has a well-established national brand name or an integrated operating platform. AT&T has launched cellular service in markets representing only 26% of the planned covered residents in our markets and only 48% including its Suncom PCS affiliate.

     ACCESS TO THE LOCAL TELEPHONE CUSTOMERS OF SPRINT AND OTHER AFFILIATED LOCAL TELEPHONE COMPANIES. Sprint's Local Telephone Division provides local telephone service to residents in several of our key markets, including our Charlottesville, Virginia and Kingsport, Tennessee markets. In the aggregate, residents in Sprint Local Telephone Division markets represent approximately 20% of the total population in our territory. We believe this local Sprint presence contributes to the overall market awareness of Sprint's telecommunications services and provides us with an additional distribution channel. Based on our experience in the Sprint Local Telephone Division market of Charlottesville, we believe we will likely be able to penetrate the Sprint Local Telephone Division markets more quickly and to an overall higher percentage than if Sprint did not provide local service. We have a similar relationship in our home market of Chillicothe, Ohio, where our sister company, The Chillicothe Telephone Company, provides local telephone service. Since launching service in that market in 1997, we have experienced strong subscriber growth, reaching a penetration rate in excess of 8% of total covered residents. The former owners of Bright PCS also offer local telephone service in northwestern Ohio, and we expect to benefit positively from their long-term relationships with their local telephone customers.

     FULLY FINANCED BUSINESS PLAN. The net proceeds from this offering together with available borrowings under our increased RTFC financing are expected to
total approximately $          million. We believe this amount will provide us
with sufficient funds to complete our PCS network build-out and to fund anticipated operating losses and working capital requirements through 2002, at which point we expect to have achieved break-even operating cash flow.

BUSINESS STRATEGY

     We believe that the following elements of our business strategy will enable us to rapidly complete our network, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace:

     FULLY LEVERAGING OUR AFFILIATION WITH SPRINT PCS. The benefits of our affiliation with Sprint PCS include:

     - Sprint PCS brand awareness and national marketing programs;

     - access to established Sprint PCS distribution channels and outlets, national marketing plans and marketing strategies;

     - Sprint PCS nationwide coverage;

     - availability of discount prices for network and subscriber equipment under Sprint PCS' vendor contracts;

     - revenues from Sprint PCS subscribers traveling onto our network;

     - use of Sprint PCS' back office services including customer activation, billing and customer care; and

     - use of Sprint PCS' national network control center which is responsible for continually monitoring the performance of our network and providing rapid response for systems maintenance needs.

     RAPIDLY COMPLETING THE BUILD-OUT AND LAUNCH OF OUR NETWORK. We plan to offer coverage to 4.9 million residents or 48% of the total population of our territory by September 30, 2000, and to 6.9 million residents, or 68% by September 30, 2001. We have successfully developed several key relationships which allow us to efficiently launch our markets. For the build-out in our Bright PCS markets and for fill-in coverage in our initial markets, we rely on our build-to-suit arrangements with SBA. These arrangements allow us to minimize capital costs and take advantage of SBA's expertise in quickly completing the site acquisition process. For markets with a high concentration of existing towers or zoning challenges, we employ a co-location strategy. For our Virginia and West Virginia markets, we use our network services agreement with the Alliances to increase our coverage to our markets with a total population of 3.3 million. For our new markets in Pennsylvania, New York, Ohio and New Jersey, we are purchasing network assets currently under construction from Sprint PCS, enabling us to launch these markets much earlier than if we had to complete the entire build-out of these markets independently.

     DEPLOYING A HIGH-CAPACITY NETWORK. We have built a state-of-the-art, high-quality, all digital PCS network. Our strategy is to provide service to the largest communities in our markets and the interstates and primary roads connecting these communities to one another and to the adjacent major markets owned and operated by Sprint PCS. We believe that our network design, together with the use of digital CDMA technology, will allow our network to handle more customers with fewer dropped calls and better clarity than our competitors. In addition, our network will have sufficient capacity to provide services beyond traditional voice transmissions.

     EXECUTING AN INTEGRATED LOCAL MARKETING STRATEGY. Our marketing strategy leverages Sprint and Sprint PCS' nationwide presence and brand names while at the same time establishing a strong local presence in each of our markets. We emphasize the improved clarity and quality, enhanced features and favorable pricing of Sprint PCS products and services and replicate the marketing strategies that have resulted in Sprint PCS becoming the fastest growing wireless service providers in the country. In addition, on the local level, we are or soon will be:

     - establishing 40 Sprint PCS stores within our territory;

     - establishing local third-party sales and distribution relationships on an as-needed basis;

     - directing our media efforts at the community level by advertising in local publications and radio;

     - sponsoring local and regional events; and

     - using the local telephone offices of Sprint and the former owners of Bright PCS which are located in our markets to offer our products and services.

     CONTINUING TO EXPLORE ATTRACTIVE OPPORTUNITIES TO EXPAND OUR TERRITORY AND PROVIDE COMPLEMENTARY PRODUCTS AND SERVICES. Since the initial grant of our markets, we have significantly expanded the geographic scope of our territory through three separate transactions. We expect to continually evaluate ways to strategically expand our territory. Similarly, we expect to consider offering complementary products and services.

MARKETS

     Our territory covers 54 markets in parts of Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia. Sprint PCS has launched service in 15 major metropolitan areas that are adjacent to our markets and have a combined population of approximately 59 million. We believe that connecting or being adjacent to existing Sprint PCS markets is important to Sprint PCS' strategy to provide seamless, nationwide PCS service.

     Our territory, with a population of approximately 10.2 million, has attractive market characteristics:

     - HIGH VOLUME OF COMMUTER AND LONG DISTANCE TRAVEL. Our territories include over 2,700 interstate miles and numerous other federal and major state highways. We believe coverage along these highways will generate significant roaming revenues.

     - LARGE STUDENT POPULATION. There are over 240,000 students attending approximately 29 major universities located in our territories, including Notre Dame, Penn State, Ohio University, the University of Virginia, Virginia Tech, and West Virginia University. There are also numerous other colleges and universities throughout our markets. We believe college students have a higher wireless usage rate than the general population.

     - POPULAR RESORTS AND DAY-TRIP DESTINATIONS. In our territory there are more than 25 ski resorts, two major NASCAR speedways, popular resorts and day trip destinations, including the Greenbrier and Homestead resorts, numerous state parks, and many other tourist destinations.

     The following chart identifies our markets and key phases of our build-out plan:

                                                                                                       COVERED
                                             SPRINT                 ESTIMATED       ESTIMATED      POPULATION AS A
                                              PCS       MHZ OF        TOTAL          COVERED        PERCENTAGE OF
                MARKET(1)                   GRANT(2)   SPECTRUM   POPULATION(3)   POPULATION(4)   TOTAL POPULATION
                ---------                   --------   --------   -------------   -------------   -----------------
Charleston, WV............................    1st        20           492,700         232,048            47.1%
Huntington, WV............................    1st        20           369,700         246,993            66.8%
Zanesville, OH............................    1st        20           187,200         105,808            56.5%
Parkersburg, WV...........................    1st        20           182,000         109,442            60.1%
Athens, OH................................    1st        20           132,100          62,446            47.3%
Chillicothe, OH...........................    1st        35   (7)     104,700          84,065            80.3%
Portsmouth, OH............................    1st        20            93,800          45,736            48.8%
Roanoke, VA...............................    2nd        10           645,200         361,628            56.0%
Charlottesville, VA.......................    2nd        30           218,600         147,442            67.4%
Clarksburg, WV............................    2nd        30           195,600          64,254            32.8%
Danville, VA..............................    2nd        10           168,600          85,971            51.0%
Lynchburg, VA.............................    2nd        10           160,100         127,929            79.9%
Morgantown, WV............................    2nd        30           107,800          70,727            65.6%
Staunton, VA..............................    2nd        10           107,600          85,315            79.3%
Martinsville, VA..........................    2nd        10            90,400          49,532            54.8%
Fairmont, WV..............................    2nd        30            56,800          41,896            73.8%
                                                                   ----------       ---------
         CUMULATIVE 1999 COVERAGE                                   3,312,900       1,921,232            58.0%
                                                                   ----------       ---------
Erie, PA..................................    3rd        10           280,200         227,103            81.1%
Jamestown, NY.............................    3rd        30           180,100          42,830            23.8%
Sharon, PA................................    3rd        10           122,300          25,180            20.6%
Ashtabula, OH.............................    3rd        10           103,500          43,599            42.1%
Meadville, PA.............................    3rd        10            90,000          10,775            12.0%
                                                                   ----------       ---------
         CUMULATIVE 2Q 2000 COVERAGE                                4,089,000       2,270,719            55.5%
                                                                   ----------       ---------
Kingsport (Tri-Cities), TN................    2nd        20           689,100         488,119            70.8%
Beckley, WV...............................    2nd        20           169,500          37,723            22.3%
Cincinnati, OH (Partial)(5)...............    2nd        10           127,400           5,398             4.2%
Knoxville, TN (Partial)(5)................    2nd        10            54,201          23,601            43.5%
Fort Wayne, IN............................  Bright       10           689,200         689,200           100.0%
South Bend, IN............................  Bright       10           348,800         348,800           100.0%
Elkhart, IN...............................  Bright       10           256,900         233,086            90.7%
Lima, OH..................................  Bright       30           251,800         212,350            84.3%
Kokomo,IN.................................  Bright       30           186,000         157,268            84.6%
Benton Harbor, MI.........................  Bright       10           160,100          44,471            27.8%
Findlay, OH...............................  Bright       30           152,900         105,084            68.7%
Michigan City, IN (Partial)(5)............  Bright       10           109,900          46,938            42.7%
Marion, IN................................  Bright       30           108,600         104,808            96.5%
Dayton, OH (Partial)(5)...................  Bright       10            41,065           3,170             7.7%
Toledo, OH (Partial)(5)...................  Bright       30            30,066          30,066           100.0%
Kalamazoo, MI (Partial)(5)................  Bright       30            20,009          17,975            89.8%
Battle Creek, MI (Partial)(5).............  Bright       30             8,980           7,003            78.0%
Launched Markets (Incremental)(6).........                                 --         120,968             1.6%
                                                                   ----------       ---------
         CUMULATIVE 3Q 2000 COVERAGE                                7,493,521       4,946,747            66.0%
                                                                   ----------       ---------
Williamson, WV............................    2nd        20           183,900          56,064            30.5%
Cumberland, MD............................    2nd        10           159,000          40,558            25.5%
Canton, OH (Partial)(5)...................    2nd        10            36,215           5,342            14.8%
Scranton, PA..............................    3rd        30           664,700         492,385            74.1%
Olean, NY.................................    3rd        30           240,200          81,259            33.8%
Sunbury, PA...............................    3rd        30           194,300         120,829            62.2%

                                                                                                       COVERED
                                             SPRINT                 ESTIMATED       ESTIMATED      POPULATION AS A
                                              PCS       MHZ OF        TOTAL          COVERED        PERCENTAGE OF
                MARKET(1)                   GRANT(2)   SPECTRUM   POPULATION(3)   POPULATION(4)   TOTAL POPULATION
                ---------                   --------   --------   -------------   -------------   -----------------
Williamsport, PA..........................    3rd        30           161,200         115,000            71.3%
New York, NY (Partial)(5).................    3rd        30           169,673         101,017            59.5%
Pottsville, PA............................    3rd        30           151,000          90,422            59.9%
State College, PA.........................    3rd        30           134,900         103,624            76.8%
Stroudsburg, PA...........................    3rd        30           128,100          45,978            35.9%
Du Bois, PA...............................    3rd        30           127,900          76,026            59.4%
Oil City, PA..............................    3rd        30           104,500          41,582            39.8%
Allentown, PA (Partial)(5)................    3rd        30            59,094          31,113            52.7%
Logan, WV.................................    2nd        10            40,900          15,978            39.1%
Bluefield, WV.............................    2nd        20           176,200          88,000            49.9%
Launched Markets (Incremental)(6).........    --         --                --         473,360             4.6%
                                                                   ----------       ---------           -----

         CUMULATIVE 3Q 2001 COVERAGE                               10,225,303       6,925,284            67.7%
                                                                   ==========       =========           =====

---------------

(1) Expected commercial launch dates for these markets may change based on a number of factors, including shifts in populations, target markets or network focus, changes or advances in technology, acquisition of other markets and delays in market build-out due to reasons identified in "Risk Factors -- Risks Particular to Horizon PCS."

(2) Indicates the grant from Sprint PCS in which we received our respective markets. "Bright" indicates markets granted to Bright PCS in October 1999. The following summarizes our other grants:

                        1st:  June 1998
                        2nd:  August 1999
                        3rd:  May 2000

(3) Estimated total population is based on January 1, 1999 estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition.

(4) Estimated covered population reflects only those residents in our market which we expect will be able to receive our service.

(5) The estimated total population in these markets represents the population of the counties within the market granted to us in the Sprint PCS agreements, not the total population of that market.

(6) "Incremental" indicates fill-in coverage in markets already launched.

(7) Includes        MHz of spectrum owned directly by Horizon.

NETWORK BUILD-OUT PLAN

Overview

     Our network build-out strategy is to provide service to the largest communities in our markets and to cover interstates and primary roads connecting these communities to each other, and to the adjacent major markets owned and operated by Sprint PCS. We believe that our schedule for completing the build-out is achievable based on our prior experience in network build-out, the proven digital PCS technology we will use to build our PCS network and the established standards of Sprint PCS. We have designed our build-out to exceed the requirements of the Sprint PCS agreements.

     Our markets have a total population of approximately 10.2 million and, as of March 31, 2000, we covered approximately 1.9 million residents. When complete, the build-out of our 54 markets will consist of approximately 1,450 sites. Approximately 430 sites are currently operational. As of April 30, 2000, we have site lease options for an additional 413 sites. Of these 413 sites, 393 have been approved for construction, 353 have received zoning approval, 303 leases have been executed, 154 building permits have been approved and construction has begun on 92 sites. We plan to cover 4.9 million residents or 48% of the total population of all our markets by September 30, 2000 and 6.9 million residents or 68% by September 30, 2001. The following details the current status of each of our market grants.

First Horizon PCS Grant (June 1998)

     In June 1998, we became one of five charter Sprint PCS affiliates, receiving an initial grant of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. These markets included the five original markets for which we had obtained C Block licenses. We had previously launched service in three of the original markets as an independent service provider and we continued to provide service in those markets through our network after becoming a Sprint PCS affiliate. We launched service in three additional markets by the end of 1998, including two markets which were served through an interim network services agreement with the Alliances. We launched service in the seventh market in January 1999 at which time we covered approximately 887,000 residents, or 57% of the total population of our initial seven markets.

     We are currently extending the coverage in these markets along connecting highways and to smaller communities. Engineering design is complete and we expect to add 28 additional sites. We have site lease options for 27 of the 28 site locations. Of these 27 sites, 24 have been approved for construction, 23 have received zoning approval, and ten leases have been executed. We expect completion of the project in the third quarter of 2000. We also expect the Alliances to fill in coverage in the two initial markets that are being served under our network services agreement. We plan to cover approximately 913,000 residents, or 58% of the total population of our initial seven markets by September 30, 2000, and 985,000 residents, or 63% by September 30, 2001.

Second Horizon PCS Grant (August 1999)

     In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. Within two months of this second grant, we launched service in nine of these markets, providing coverage to 1.0 million residents, or 31% of the total population in these markets through our network services agreement with the Alliances.

     We are currently in the process of building out the Kingsport, Tennessee market, which has a total population of 689,000. When complete, the build-out in this market will consist of approximately 99 sites. We have site lease options for 94 of the 99 site locations. Of these 94 sites, 90 have been approved for construction, 80 have received zoning approval, 46 leases have been executed, 41 building permits have been approved and construction has begun on 21 sites. We expect to launch service in this market in the third quarter of 2000, providing coverage to approximately 488,000 residents, or 71% of the total population in this market.

     The seven remaining markets will be launched by September 30, 2001, at which time we plan to cover approximately 2.0 million residents, or 61% of the total population of the 17 markets we received in our second grant.

Bright PCS Grant (October 1999)

     In September 1999, we formed Bright PCS with a group of independent telephone companies. In October 1999, Sprint PCS granted Bright PCS 13 markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million. Concurrent with the formation of Bright PCS, we entered into a services agreement to manage all aspects of Bright PCS' operations and network build-out.

     The build-out in these markets will consist of approximately 140 sites. We have site lease options for 138 of the 140 site locations. Of these 138 sites, 125 have been approved for construction, 96 have received zoning approval, 93 leases have been executed, 17 building permits have been approved and construction has begun on 17 sites. We expect to launch service in all of the Bright PCS markets in the third quarter of 2000, at which time we plan to cover approximately 2.0 million residents, or 85% of the total population of these 13 markets.

Third Horizon PCS Grant (May 2000)

     In May 2000, Sprint PCS granted us 17 additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million. In conjunction with the grant, we agreed to purchase from Sprint PCS 154 sites in various stages of construction, including 29 sites scheduled for launch in June 2000. We have completed our engineering design for these markets and the build-out is expected to consist of approximately 410 sites, including the 154 being purchased from Sprint PCS.

     The 29 sites scheduled for launch in June 2000 are located in the Erie, Jamestown, Sharon, Ashtabula and Meadville markets, which have a total population of approximately 776,000. We expect to launch service in these markets by the end of the second quarter of 2000.

     The remaining sites being purchased from Sprint PCS are located in the Scranton, Pottsville, Stroudsburg, New York and Allentown markets, which have a total population of approximately 1.2 million. We will assume responsibility for construction in these markets as clusters of sites are transferred to us. We expect to launch service in these markets by the end of the fourth quarter of 2000.

     The remaining markets to be launched are Williamsport, Sunbury, State College, Oil City, Olean and Du Bois, which have a total population of approximately 963,000. We expect to launch service in these markets by the end of the third quarter of 2001. At that time, we plan to cover approximately 1.9 million residents, or 65% of the total population of the 17 markets received in our third grant.

NETWORK BUILD-OUT ELEMENTS

     As part of our network build-out strategy, we entered into certain outsourcing relationships with third parties to assist us in building out our network. We believe that these relationships result in a more timely, efficient and cost effective build-out process.

     RADIO FREQUENCY DESIGN. Metapath Systems International provides radio frequency design, engineering and optimization services for our markets. Metapath has performed radio frequency design services for Sprint PCS as well as other Sprint PCS affiliates. Based upon its engineering designs, Metapath assisted us in determining the required number of cell sites to operate the network and identified the general geographic areas in which each of the required cell sites would be located.

     SITE ACQUISITION, PROJECT MANAGEMENT AND CONSTRUCTION. We use a combination of build-to-suit and co-location opportunities in the design and construction of our network. Generally we prefer build-to-suit opportunities because of the favorable development fees and leasing terms associated with our arrangement with SBA. Under our build-to-suit agreement, SBA acquires the site, builds the tower and leases it to us. We consider this arrangement to be preferable to building our own towers.

     In situations where we determine that build-to-suit is not appropriate, we use a co-location strategy. For sites where co-location leases are utilized, zoning, permitting and surveying approvals and licenses have already been secured, which minimizes our start-up costs and accelerates access to the markets.

     We expect that approximately 1,450 sites will be required to achieve our planned coverage of the residents in our territory, including those provided to us through our network services agreement. Of those sites, we believe that approximately 270 will be build-to-suit towers. As of March 31, 2000, we also leased 72 sites from SBA.

     MICROWAVE RELOCATION. Prior to the FCC's auction of PCS licenses in the 1850 to 1970MHz frequency bandwidths, various fixed microwave operators used these frequencies. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Sprint PCS relocates the microwave paths that use frequencies owned by Sprint PCS, and is analyzing these relocations as we continue the build-out of our network. Sprint PCS is also paying for a portion of the relocation costs. Sprint PCS has completed necessary relocation for all microwave paths in all of our markets that are operational or scheduled to be operational before December 31, 2000. We estimate our future costs associated with relocation to be approximately $3.0 million.

     SWITCHING. We currently use one switching center in Chillicothe, Ohio to provide services to our network. We also utilize the Alliance's two switching centers under our network services agreement, and intend to use a Sprint PCS switching center on an interim basis to more rapidly launch our markets in western Pennsylvania. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. We believe the capacity of these switching centers is adequate to accommodate our planned growth until 2001. We plan to install additional switching centers prior to that time.

     INTERCONNECTION. Our network connects to the public telephone network through local exchange carriers. Through our Sprint PCS agreements, we benefit from Sprint PCS-negotiated interconnection agreements with local exchange carriers.

     LONG DISTANCE AND BACK HAUL. We use Sprint and other third party providers for long distance and back haul services. When we use Sprint, we receive the same preferred rates made available to Sprint PCS.

     NETWORK MONITORING. We currently operate our own network monitoring system for continuous network monitoring. For new markets launched after July 31, 2000, we will utilize Sprint PCS' Network Operations Control Center for continuous network monitoring. Our existing markets will be converted to Sprint PCS' Network Operation Control Center beginning in the third quarter of 2000.

SBA AGREEMENT

     Prior to August 1999, Horizon Telcom owned the cell site towers we used in our network. In August 1999, Horizon Telcom sold to SBA the towers we used in our network, and we subsequently entered into a long-term lease arrangement with SBA. We now pay a fixed amount per month, per cell site, to SBA for the right to use their towers in our markets. This fixed fee is subject to an annual percentage increase for each site beginning on the third anniversary of the date we began using the site. We believe that the rates we pay under this agreement are generally more favorable than average co-location rates available in our markets.

     In August 1999, we also entered into a build-to-suit agreement with SBA. Under this agreement, SBA acquires and develops the sites and installs the towers at locations approved by us. We receive an attractive site development fee from SBA for tower sites which SBA constructs on our behalf. We have agreed to lease space on certain existing SBA towers for which we pay a fixed amount per month, per cell site, but we receive a one year rent abatement on these sites.

MOTOROLA EQUIPMENT AGREEMENT

     In May 1997, we entered into a master purchase and sale agreement with Motorola for the purchase of the telecommunications equipment for our initial network. Pursuant to the agreement, Motorola also provides installation services for equipment and grants us a nonexclusive license to use the software associated with the Motorola equipment. We have continued to purchase our network equipment under this agreement for the markets which we obtained from Sprint PCS since becoming an affiliate. We intend to use Motorola equipment for the build out of our new markets in Pennsylvania, New York, Ohio and New Jersey and the Bright PCS and Kingsport, Tennessee markets. Since entering the Sprint PCS agreements in June 1998, we have benefited from Sprint PCS' volume pricing arrangements with Motorola on our equipment purchases and expect to continue to benefit going forward.

ALLIANCES NETWORK SERVICES AGREEMENT

     The Alliances are two related independent PCS providers offering service under the Intelos brand name. The Alliances' network is managed by CFW Communications. In August 1999, we entered into a network services agreement with the Alliances for 16 of our markets in Virginia and West Virginia. Under this agreement, we are entitled to use the Alliances' wireless network and equipment to provide services to our customers in these markets. The Alliances are required to maintain their network to Sprint PCS technical standards. We pay the Alliances a per minute of use charge for use of their network whenever Sprint PCS subscribers use their network.

     We believe this arrangement eliminates or defers capital costs, and reduces network expenses while permitting a faster launch of service and preserving our capital for other uses. In addition, this arrangement gives us access to additional spectrum in markets where Sprint PCS has limited bandwidth and reduces our risk of technological obsolescence in these markets.

     As of March 31, 2000, the Alliances had deployed 360 cell sites within our markets in West Virginia and Virginia and had complied with their contractual build-out requirements to date. The Alliances have also committed to build out the Beckley, West Virginia market by September 30, 2000 and the Bluefield, Virginia market by September 30, 2001. If the Alliances fail to build out these markets by these dates, we have at least 12 additional months to complete the build-out. The Alliances plan to provide coverage to 56% of the total population of 3.3 million in the markets covered by our network services agreement by September 2000, and 64% by September 2001.

     The three remaining markets, which the Alliances have not yet committed to build out are the Williamson and Logan, West Virginia and Cumberland, Maryland markets. We have the option to either allow the Alliances to build out these markets, or to build them ourselves. Under the terms of our Sprint PCS agreements, these markets must be built out by February 2002.

     In the event we terminate our agreement with the Alliances because of the Alliances' breach of the agreement, we have the right to continue to use the Alliances' network for up to 36 months after such termination at rates which reflect a significant discount from the standard pricing terms under our agreement. This is intended to enable us to continue to provide services to our customers while we build out our own network. In addition, under all circumstances, we have the right to overbuild the Alliances' markets, on a market-by-market basis, at any time for any reason.

PRODUCTS AND SERVICES

     We will offer established Sprint PCS products and services throughout our territory. Our products and services mirror the service offerings of Sprint PCS and are designed to integrate seamlessly with the Sprint PCS nationwide network. Sprint PCS Wireless Services currently serve the majority of the nation's metropolitan areas, including more than 4,000 cities and communities, providing customers with affordable, reliable 100% digital, 100% PCS services. The Sprint PCS service package we offer includes the following:

     100% DIGITAL WIRELESS MOBILITY. Our primary service is wireless mobility coverage. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our territory enhanced voice clarity, advanced features, and simple, affordable Sprint PCS Free and Clear pricing plans. These plans include free long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding, distinctive ringing and call blocking.

     NATIONWIDE SERVICE. Our customers are able to use Sprint PCS services in our markets and seamlessly throughout the Sprint PCS network.
Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS is not available and with which Sprint PCS has roaming agreements.

     ADVANCED HANDSETS. CDMA handsets weighing approximately five to seven ounces offer up to three to five days of standby time and approximately two to four hours of talk time. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. All handsets are equipped with preprogrammed features such as speed dial and last number redial, and are sold under the Sprint and Sprint PCS brand names.

     EXTENDED BATTERY LIFE. CDMA handsets offer significantly extended battery life relative to earlier technologies, providing up to three to five days of standby battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

     IMPROVED VOICE QUALITY. We believe the Sprint PCS CDMA technology offers significantly improved voice quality compared to existing analog and TDMA networks, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls. See "-- CDMA Technology" for a discussion of the reasons CDMA technology offers improved voice quality.

     PRIVACY AND SECURITY. Sprint PCS provides secure voice transmissions encoded into a digital format to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

     EASY ACTIVATION. Customers can purchase a Sprint PCS handset off the shelf at a retail location and activate their service by calling customer service, which can program the handset over the air. We believe over-the-air activation will reduce the training requirements for salespersons at the retail locations.

     CUSTOMER CARE. When we initially launched our independent PCS operations, we provided our own "back office" services, such as customer services and billing services. In May 2000, we amended our Sprint PCS agreements so that Sprint PCS will provide the back office services to us. We anticipate that our existing customers will be transitioned to these services by the end of 2001. By using Sprint PCS' established back office services, we believe that our operating costs will be reduced. By using Sprint PCS' services, we expect to more rapidly implement new products and services offered by Sprint PCS. Sprint PCS offers customer care 24 hours a day, seven days a week. Our customers can call the Sprint PCS toll-free customer care number from anywhere on the national Sprint PCS network. All Sprint PCS phones are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time.

     ACCESS TO THE SPRINT PCS WIRELESS WEB. We will soon be able to support and market the Sprint PCS Wireless Web throughout our network. The Sprint PCS Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with data-capable handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets. Sprint PCS subscribers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers Sprint PCS Wireless Web as an add-on to existing Sprint PCS' Free and Clear pricing plans.

     OTHER SERVICES. In addition to these services, we may also offer wireless local loop services in our territory. Wireless local loop is a wireless substitute for the landline-based telephones in homes and businesses. We also believe that new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development to produce innovative services that give Sprint PCS a competitive advantage. We intend to offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic and demand for video services. We plan to provide, when available, a number of applications for wireless data services including facsimile, Internet access, wireless local area networks and point-of-sale terminal connections.

MARKETING STRATEGY

     Our marketing and sales strategy uses Sprint PCS' proven strategies and developed national distribution channels that have helped Sprint PCS generate rapid customer growth. We plan to enhance Sprint PCS' proven strategies with strategies tailored to our specific territory.

     USE OF SPRINT PCS' BRAND EQUITY AND MARKETING. We will feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network. We will build on Sprint PCS' national distribution channels and advertising programs.

     PRICING. Our use of the Sprint PCS pricing strategy will offer customers in our territory simple, easy-to-understand service plans. Sprint PCS' consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, enabling us to market high usage customer plans at lower prices. All of Sprint PCS' current national plans:

     - include minutes in any Sprint PCS market with no roaming charges;

     - are feature-rich and generally require no annual contracts or hidden charges;

     - offer a wide selection of phones to meet the needs of consumers and businesses; and

     - provide a limited-time money back guarantee on Sprint PCS phones.

     In addition, Sprint PCS' national Free and Clear plans, which offer simple, affordable plans for every consumer and business customer, include the option to choose free long distance calling from anywhere on its nationwide network, a package of off-peak minutes or Sprint PCS Wireless Web.

     LOCAL FOCUS. Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses to enhance our distribution and using local radio and newspaper advertising to sell our products and services in each of our launched markets. We have established a local sales force to execute our marketing strategy through company-owned Sprint PCS stores, and also employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with immediate access to over 675 retail locations in our territory. We also expect the former owners of Bright PCS to offer Sprint PCS products in their local telephone offices in northwestern Ohio. Sprint-owned local exchange carriers provide local telephone service to approximately 20% of the population in our territory, which will provide us with an additional distribution channel through which we can market to an established base of Sprint customers. Some of the Sprint local exchange markets have a store for Sprint customers to pay their bills, which we expect to use to sell Sprint PCS products and services.

     ADVERTISING AND PROMOTIONS. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We are able to purchase promotional materials related to these programs from Sprint PCS at their cost.

     SPONSORSHIPS. Sprint PCS is a sponsor of numerous selected, broad-based national and regional events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory.

     BUNDLING OF SERVICES. We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

SALES AND DISTRIBUTION

     Our sales and distribution plan mirrors Sprint PCS' proven multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

     SPRINT STORE WITHIN A RADIOSHACK STORE. Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores. RadioShack has more than 180 stores in our territory.

     OTHER NATIONAL AND REGIONAL THIRD PARTY RETAIL STORES. We also will benefit from the distribution agreements established by Sprint PCS with other national and regional retailers which currently include Best Buy, Circuit City, Office Depot, The Good Guys, Dillards, The Sharper Image, Montgomery Ward, OfficeMax, Ritz Camera, Staples, Cord Camera, The Wiz and certain May Company department stores. At present, these retailers operate more than 495 retail stores in our territory.

     SPRINT PCS STORES. We currently own and operate three Sprint PCS stores. We plan to have a total of twelve Sprint PCS stores in our territory by the end of 2000, and 40 by the end of 2003. These stores will be located in larger markets within our territory, providing us with strong local presence and a high degree of visibility. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, bill collection and customer service. We train our sales representatives to be informed and persuasive advocates for Sprint PCS' services.

     LOCAL TELEPHONE STORES. We also plan to offer Sprint PCS products and services through the Sprint Local Telephone Division retail centers in our service area and through at least twelve local telephone service centers of the former owners of Bright PCS located in our markets. We also expect former Bright PCS members and local Sprint service providers to offer Sprint PCS products and services.

     NATIONAL ACCOUNTS AND DIRECT SELLING. We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 500 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our territory. Our direct sales force will target the employees of these corporations in our territory and cultivate other local business clients. At present, we employ 18 direct sales representatives, and plan to hire approximately 10 to 15 more by the end of 2000.

     INBOUND TELEMARKETING. Sprint PCS provides inbound telemarketing sales when customers call from our territory. As the exclusive provider of Sprint PCS products and services in our market, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

     ELECTRONIC COMMERCE. Sprint PCS launched an Internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Customers in our territory who purchase products and services over the Sprint PCS Internet site will be our customers.

CDMA TECHNOLOGY

     SPRINT PCS' NATIONWIDE NETWORK AND ITS AFFILIATES' NETWORKS ALL USE DIGITAL CDMA TECHNOLOGY. CDMA technology is fundamental to accomplishing our business objective of providing high-volume, high-quality airtime at a low cost. We believe that CDMA provides important system performance benefits.

     VOICE QUALITY. CDMA systems offer less interference, more powerful error correction and less susceptibility to fading than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization which filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

     GREATER CAPACITY. CDMA technology allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. CDMA systems provide capacity gains of up to seven times over the current analog system and up to three times greater than TDMA and GSM systems. During the second quarter of 2000, Sprint is expected to deploy a new voice coding technology for CDMA networks which is expected to increase the capacity of the system by approximately 100%. This new voice coding standard, referred to as Enhanced Variable Rate Coding, or EVRC, will allow the network to support additional capacity while maintaining the high level of voice quality associated with digital networks. We will utilize the EVRC technology throughout our PCS network to gain the capacity increases. Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity.

     CDMA technology is designed to provide flexible or "soft" capacity that permits a system operator to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, the system operator can allow a small degradation in voice quality to provide temporary increases in capacity. This reduces blocked calls and increases the probability of a successful cell-to-cell hand-off.

     SOFT HAND-OFF. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

     INTEGRATED SERVICES. CDMA systems permit us to offer advanced features, including voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding and paging and text-messaging. These advanced features may also be offered by companies utilizing competing technologies.

     PRIVACY AND SECURITY. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which will further enhance overall network security.

     SIMPLIFIED FREQUENCY PLANNING. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

     LONGER BATTERY LIFE. Due to their greater efficiency in power consumption, CDMA handsets will provide up to three to five days of standby time and approximately two to four hours of talk time availability. This generally exceeds the battery life of handsets using alternative digital or analog technologies.

     BENEFITS OF OTHER TECHNOLOGIES. While CDMA has the inherent benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems since the TDMA spectrum usage is more compatible with analog spectrum planning. In addition, the GSM technology standard, unlike CDMA, supports a more robust interoperability standard which allows multi-vendor equipment to be used in the same network. This, along with the fact that the GSM technology is currently more widely deployed throughout the world than CDMA, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

COMPETITION

     Given the broad geographic coverage of our territory, the competition that we face from other wireless providers is fragmented. We compete, to varying degrees, with regional and national cellular, PCS and other wireless service providers, although today no competing provider offers complete coverage of our territory. Currently, we believe that our strongest competition is from cellular providers, many of which have been operating in our markets and building their customer base for a number of years. We believe however, that our competition from other PCS providers is limited. Many are in the preliminary stages of building their networks and customer bases and currently offer less consistent coverage than the cellular providers.

     Our largest single cellular competitor is ALLTEL, which offers service in markets covering 58% of our planned covered residents. However, ALLTEL is a regional provider, and lacks the national brand name and footprint that we enjoy as a Sprint PCS affiliate. Furthermore, ALLTEL does not hold licenses for 42% of our territory and it does not cover many of the neighboring Sprint PCS metropolitan areas where our customers visit regularly. While the recently formed national cellular alliances Verizon and BellSouth/SBC compete with us in certain markets, those markets represent only 42% and 9% of our planned covered residents, respectively. In addition, neither of these providers has yet established a national brand name, nor have they developed an integrated operating platform. AT&T, which has licenses to provide service to all markets in our territory, currently provides service to only 26% of our planned covered residents. Small regional cellular providers, such as US Cellular and Dobson Cellular, which offers service under the Cellular One brand, also operate in our territory, though none competes with us in markets representing more than 20% of our planned covered residents.

     Our primary PCS competition is from PCS providers whose coverage is regional. Omnipoint, including its affiliate Aerial, is the largest, and offers service in markets covering 36% of our planned covered residents. The Alliances, which offer service under the Intelos brand, provide service in markets covering 30% of our planned covered residents. SunCom, an AT&T affiliate, currently offers service in markets covering 22% of our planned covered residents. As a Sprint PCS affiliate, we believe we are positioned to successfully compete with all of these PCS providers due to the strength of the Sprint PCS brand name, distribution channels, and CDMA network. More importantly, we will be the first PCS provider to market in 32 of our 54 markets, representing over 43% of our planned covered residents and the first or second PCS provider to market in 49 of our 54 markets, representing 82% of our planned covered residents.

     Nextel, together with Nextel Partners, which we believe has licenses to offer service in the vast majority of our markets, currently offers service to only 34% of our planned covered residents. Nextel's coverage in many of these markets is focused primarily on highway coverage as opposed to community coverage.

     The following table lists the primary operational competitors known to us within our various geographic areas:

                                                              PRIMARY OPERATING    TYPE OF
GEOGRAPHIC AREA                                                  COMPETITORS       SERVICE
Ohio markets................................................  ALLTEL               Cellular
                                                                AT&T               Cellular
                                                                Verizon            Cellular
                                                                Nextel             ESMR
Indiana markets.............................................  ALLTEL               Cellular
                                                                Centennial         Cellular
                                                                Century            Cellular
                                                                GTE Wireless       Cellular
                                                                Omnipoint          PCS
                                                                Nextel             ESMR
Pennsylvania and New York markets...........................  ALLTEL               Cellular
                                                                AT&T               Cellular
                                                                Verizon            Cellular
                                                                Omnipoint          PCS
                                                                Nextel             ESMR
Virginia and West Virginia markets..........................  ALLTEL               Cellular
                                                                AT&T               Cellular
                                                                GTE Wireless       Cellular
                                                                Intelos            PCS
                                                                Suncom             PCS
Tennessee markets...........................................  ALLTEL               Cellular
                                                                GTE Wireless       Cellular
                                                                BellSouth          PCS
                                                                Suncom             PCS
                                                                Nextel             ESMR

     Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, our extensive direct and indirect sales channels, our centralized Sprint PCS customer care systems, and our selection of handset options.

     Some of our competitors have access to more licensed spectrum than the 10 or 20MHz licensed to Sprint PCS in certain of our markets. Some of our competitors also have established infrastructures, marketing programs and brand names. Certain competitors may be able to offer coverage in areas not served by our network, or, because of their calling volumes or their affiliations with, or ownership of, other wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

     We also face limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to resellers. Although Sprint PCS is required to resell PCS in our markets, currently there is no reseller of Sprint PCS in our markets. Any reseller of Sprint PCS in our markets would be required to pay us for the use of our capacity and their use of the Sprint PCS service marks in our markets would be restricted to describing their handsets as operational on the Sprint PCS network.

     In addition, we compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While few of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Over the past several years the Federal Communications Commissions has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS service. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

     - the strength of the Sprint and Sprint PCS brand names, services and features;

     - the location of our markets;

     - the size of our territory;

     - national network coverage and reliability;

     - customer care; and

     - pricing.

REORGANIZATION; PURCHASE OF BRIGHT PCS

     On April 26, 2000, we were incorporated to become the holding company for Horizon Personal Communications and to facilitate a business combination with Bright PCS.

     On May 5, 2000, we agreed to exchange shares of our class B common stock and shares of Horizon Telcom common stock for all the ownership interests held by the other owners of Bright PCS. The other Bright PCS owners will receive 4.0 million newly issued shares of class B common stock from us, which will equal 8% of our outstanding shares of common stock before this offering. In addition, Horizon Personal Communications will transfer to them 7,978 shares of the class A common stock and 23,933 shares of the class B common stock of Horizon Telcom, which will be equal to 8% of the outstanding shares of Horizon Telcom.

     As a result of these transactions and prior to this offering, our ownership structure, including our indirect ownership of ourselves through our holdings of Horizon Telcom is as follows:

                                  [FLOW CHART]
-------------------------

(1) The shareholders of Horizon Telcom include the members of the McKell family (55%); Horizon Personal Communications (12%); the former owners of Bright PCS (8%); other individuals and trusts (25%).

(2) The ownership percentages for Horizon PCS exclude options granted under our 2000 Stock Option Plan, shares to be issued upon conversion of the short term convertible note and shares subject to the Sprint PCS warrants.

(3) This percentage includes the 48% of Bright PCS which we own indirectly through Horizon Personal Communications.

(4) Through our 12% ownership of Horizon Telcom, we have an 11% indirect ownership interest in ourselves, and a 12% indirect ownership interest in The Chillicothe Telephone Company and United Communications.

INTELLECTUAL PROPERTY

     "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communications Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office. These service marks are owned by Sprint. Pursuant to the trademark and service mark license agreements, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

     Except in certain instances, Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our market areas except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint PCS to inform their customers of handset operation on the Sprint PCS network. In all other instances, Sprint PCS reserves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territory.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS Agreements -- The Trademark and Service Mark License Agreements."

     This prospectus includes product names, trade names and trademarks of other companies. We do not have any rights with respect to these product names, trade names and trademarks.

EMPLOYEES

     As of March 31, 2000, we employed 109 full-time employees. None of our employees are represented by a labor union. We believe we have good relations with our employees.

PROPERTIES

     Our principal executive offices are leased from a subsidiary of Horizon Telcom and are located at 68 E. Main Street, Chillicothe, Ohio 45601-0480, which is also the location of our first PCS store. We also lease two other retail stores. We believe our property is in good operating condition and is currently suitable and adequate for our business operations.

LEGAL PROCEEDINGS

     We are not aware of any pending legal proceedings against us which, individually or in the aggregate, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

                           THE SPRINT PCS AGREEMENTS

     The following is a summary of the material terms and provisions of the Sprint PCS agreements. The summary applies to the Sprint PCS agreements for both Horizon Personal Communications and Bright PCS except where otherwise indicated. We have filed the Sprint PCS agreements as exhibits to the registration statement of which this prospectus is a part and urge you to review them carefully.

OVERVIEW OF SPRINT PCS RELATIONSHIP AND AGREEMENTS

     Under the Sprint PCS agreements, we exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. The Sprint PCS agreements provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of maintaining billing and other customer services infrastructure. The Sprint PCS agreements have initial terms of 20 years with three 10-year renewals which would lengthen the contracts to a total of 50 years. The Sprint PCS agreements will automatically renew for each additional 10-year term unless we or Sprint PCS provide the other with two years' prior written notice to terminate the Sprint PCS agreements.

     We have eight major agreements with Sprint and Sprint PCS (collectively, the "Sprint PCS agreements"), consisting of one of each of the following for Horizon Personal Communications and one for Bright PCS:

     - the management agreement;

     - the services agreement;

     - the trademark and service mark license agreement with Sprint; and

     - the trademark and service mark license agreement with Sprint PCS.

THE MANAGEMENT AGREEMENT

     Under our Sprint PCS agreements, we have agreed to:

     - construct and manage a network in our territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

     - distribute, during the term of the management agreement, Sprint PCS products and services;

     - conduct advertising and promotion activities in our territory; and

     - manage that portion of Sprint PCS' customer base assigned to our territory.

     Sprint PCS will monitor our network operations and has unconditional access to our network.

     EXCLUSIVITY. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our territory, and as required by the FCC, to permit resale of the Sprint PCS products and services in our territory. We accrue the financial benefits of either of these activities.

     NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have met our build-out requirement in all 16 markets which have launched. By the end of the third quarter 2000, we are required to provide aggregate coverage of 74% in the Bright PCS markets and 47% in the Kingsport, Tennessee market. By the third quarter of 2001, we are required to provide aggregate coverage of 65% in our new Pennsylvania, New York, Ohio, and New Jersey markets. We have agreed to operate our network to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network.

     Under our Sprint PCS agreements for Horizon Personal Communications, Sprint PCS can decide to expand the coverage requirements of our territory by providing us with written notice. We have 90 days after receiving notice from Sprint PCS to determine whether we will build out the proposed area. If we decline to exercise our right to build out the proposed area, Sprint PCS may construct the new area itself or allow a Sprint PCS affiliate or other manager to construct the new area.

     Under our Sprint PCS agreements for Bright PCS, Sprint PCS can decide to expand the coverage requirements of our Bright PCS territory by providing us with written notice, provided that Sprint PCS may not give us notice until October 12, 2001, which is the second anniversary of the signing of our Sprint PCS agreement. If we decline or fail to comply with Sprint PCS' expanded coverage requirements, Sprint PCS will have the right to terminate our Sprint PCS agreement for our Bright PCS markets. There is no cross default provision between our Sprint PCS agreement for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     PRODUCTS AND SERVICES. The management agreement identifies the products and services that we can offer in our territory. These services include Sprint PCS consumer and business products and services available as of the date of the agreements, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not otherwise violate the terms of the agreement, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint PCS' products and services or violate the trademark lease agreements. We may cross-sell services such as Internet access, customer premise equipment, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. Subject to agreements existing before we became a Sprint PCS affiliate, we are required to use Sprint's long distance service which we can buy at wholesale rates.

     NATIONAL SALES PROGRAMS. We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our territory.

     SERVICE PRICING. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' Free and Clear plans. We are permitted to establish our own local price plans for Sprint PCS' products and services offered only in our territory, subject to the terms of the agreement, consistency with Sprint PCS' regional and national pricing plans, regulatory requirements, capability and cost of implementing rate plans in Sprint PCS systems and Sprint PCS' approval.

     FEES. We are entitled to receive from Sprint PCS an amount equal to 92% of collected revenues under the Sprint PCS agreements. Collected revenues include revenue from Sprint PCS subscribers based in our territory, excluding outbound roaming, and inbound non-Sprint PCS roaming. Except in the case of taxes, we are entitled to 100% of the following revenues that are not considered collected revenues:

     - outbound non-Sprint PCS roaming revenue;

     - inbound and outbound Sprint PCS roaming fees;

     - proceeds from the sales of handsets and accessories through our distribution channels;

     - proceeds from sales not in the ordinary course of business; and

     - amounts collected with respect to taxes.

     ROAMING. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS' and affiliates' network without incremental roaming charges, we will earn roaming revenues from every minute that a Sprint PCS subscriber not based in our territory and any non-Sprint subscriber uses our network. We will earn revenues from Sprint PCS based on an established per-minute rate for Sprint PCS' or its affiliates' subscribers roaming in our territory. Similarly, we will pay for every minute our own subscribers use the Sprint PCS nationwide network outside our territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third-party roaming agreements.

     ADVERTISING AND PROMOTIONS. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including the pro rata cost of any promotion or advertising done by any third-party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint. Sprint

PCS' service area includes the urban markets around our territory. Sprint PCS will pay for advertising in these markets. Given the proximity of these markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

     PROGRAM REQUIREMENTS. We must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements. Sprint PCS can adjust the program requirements from time to time. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment: (1) causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long-term debt, or (2) causes our long term operating expenses to increase by more than 5% (10% for Bright PCS) on a net present value basis. If Sprint PCS denies our appeal, we must then comply with the program adjustment, or Sprint PCS has the right to exercise the termination rights described below. There is no cross default provision between the Sprint PCS agreements for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     NON-COMPETITION. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

     INABILITY TO USE NON-SPRINT PCS BRANDS. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

     TERMINATION OF MANAGEMENT AGREEMENT. The management agreement can be terminated as a result of:

     - termination of Sprint PCS' PCS licenses;

     - an uncured breach under the management agreement;

     - bankruptcy of a party to the management agreement;

     - the management agreement not complying with any applicable law in any material respect;

     - the termination of either of the trademark and service mark license agreements; or

     - our failure to obtain the financing necessary for the build-out of our network and for our working capital needs.

     The termination or non-renewal of either of the management agreements triggers certain of our rights and those of Sprint PCS. The right of either party to require the other to purchase or sell the operating assets, as discussed below, may not be exercised, in the case of Sprint PCS, until June 8, 2000.

     If we have the right to terminate the management agreement because of an event of termination caused by a Sprint PCS breach under the management agreement, we may generally:

     - require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to at least 80% of our Entire Business Value as defined below;

     - if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or
       (2) 9% of our Entire Business Value; or

     - sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, Sprint PCS may generally:

     - require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

     - require us to purchase, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our Entire Business Value;

     - take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for and operating our network; or

     - sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     NON-RENEWAL. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

     - require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to 80% of our Entire Business Value; or

     - if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or
       (2) 10% of our Entire Business Value.

     If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     - purchase all of our operating assets for an amount equal to 80% of our Entire Business Value; or

     - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     DETERMINATION OF ENTIRE BUSINESS VALUE. If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

     - the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     - then-current customary means of valuing a wireless telecommunications business will be used;

     - the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

     - that we own the spectrum and frequencies presently owned by Sprint PCS that we use and are subject to the Sprint PCS agreements; and

     - the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

     We have an amendment to the Sprint PCS agreement with Horizon Personal Communications which provides that, if Sprint PCS purchases our operating assets pursuant to the Sprint PCS agreements, Sprint PCS will either repay the RTFC financing or assume the RTFC financing.

     INSURANCE. We are required to obtain and maintain workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS.

     INDEMNIFICATION. We have agreed to indemnify Sprint PCS and its directors, employees and agents, and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone who is employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, or the actions or the failure to act of anyone who is employed or hired by Sprint PCS in the performance of any work under this agreement except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

THE SERVICES AGREEMENTS

     The services agreements outline various back office services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each 12 month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must either all be purchased from Sprint PCS or we may provide those services ourselves. When we signed our original Sprint PCS agreements, we elected to provide billing, activation and customer care services on our own. In connection with the May 2000 grant by Sprint PCS of additional markets to us, we agreed to change our arrangement under the services agreement, so that Sprint PCS will provide activation, billing and customer care. For our Bright PCS markets and our new markets in Pennsylvania, New York and New Jersey, we intend to launch these markets using Sprint PCS billing and customer care services. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under the services agreement in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides us with nine months' prior notice.

     We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

     We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE RURAL TELEPHONE FINANCE COOPERATIVE FACILITIES

Existing Financings

     Currently, we have four separate loan agreements with the RTFC providing an
aggregate total borrowing capacity of $       million. As of March 31, 2000, we
had borrowed $23.6 million and at closing expect to have borrowed approximately
$       million. Interest on our borrowings is selected at our option as fixed or variable on each advance. The loans are secured by liens on the equipment located in our markets, collateral assignments of our SBA cell site agreements, and the pledge of Horizon Personal Communications stock and the ownership interests in Bright PCS. All of our existing RTFC loans will be repaid at the closing of the offering with proceeds from our new $235.0 million RTFC facility.

New $235.0 Million RTFC Facility

     AMOUNT AND PURPOSE. On May 8, 2000, we received a loan commitment from the RTFC for a new $235.0 million loan. This loan will consist of a $223.0 million term loan facility, and a $12.0 million revolving line of credit. Under the expected terms of the loan, up to $200.7 million will be used to finance costs related to the build-out of our network and to repay outstanding borrowings on our existing RTFC credit facilities and up to $22.3 million (or 10% of the face value of borrowings under the RTFC loan) will be used for the purchase of RTFC subordinated capital certificates, representing our required capital investment in the RTFC. Pursuant to the terms of the line of credit, we will be permitted to borrow up to $12.0 million to fund equipment and related services and to provide working capital for our business. It is a continuing condition to this loan that Horizon Telcom have no less than 80% of the voting power of our stock.

     PAYMENT. The $223.0 million term loan matures eight years from the date of the loan agreement. Quarterly installments of principal and accrued interest commence on the first day of the 17th quarter after the first full quarter following the initial advance. The $12.0 million line of credit matures five years from the date of the loan agreement.

     INTEREST. We may elect interest at a variable or fixed interest rate on each advance. The variable rate option accrues interest at a floating rate plus 250 basis points, which is equal to the RTFC's standard monthly variable rate for similarly classified long-term loans. The RTFC's base variable interest rate for long-term loans is determined by multiplying the standard monthly quoted variable rate by 95% and rounding the result to the nearest five basis points. Interest under the fixed rate option is equal to the RTFC's standard monthly fixed rate for similarly classified long-term loans, plus 250 basis points. The fixed rate option may be elected for up to 50% of the principal balance outstanding, including conversions of existing indebtedness subject to a variable rate. Conversions from a variable rate to a fixed rate are subject to a make-whole premium.

     Quarterly interest payments on the outstanding principal balance of the $223.0 million term loan commence on the first quarterly payment date following the initial advance of funds to us. Quarterly interest payments on the outstanding principal balance of the line of credit commence on the first quarterly payment date following the initial advance of funds to us.

     COLLATERAL AND GUARANTORS. We expect that the $223.0 million term loan will be secured by substantially all of our assets and will be partially guaranteed by Horizon Telcom and Motorola, our equipment vendor.

     DIVIDENDS AND DISTRIBUTIONS. We expect that the $223.0 million term loan will restrict our ability to pay dividends and make other cash distributions.

     CONSENT AND AGREEMENT. We anticipate that Sprint PCS will enter into a consent and agreement for the benefit of the RTFC. The terms of such consent and agreement are still being negotiated.

SHORT-TERM CONVERTIBLE NOTE

     AMOUNT AND PURPOSE. On February 15, 2000, we entered into a one-year term unsecured loan in the amount of $13.0 million with First Union Investors, Inc., an affiliate of one of our underwriters. The proceeds of this loan were used to acquire 19.78% of the outstanding capital stock of Horizon Telcom.

     PAYMENT. The loan term is one year, with quarterly installments of interest being payable until maturity.

     INTEREST.  The interest rate is fixed at 13% per annum.

     CONVERSION. Upon the consummation of this offering, First Union will convert 100% of the then outstanding principal and accrued but unpaid interest into shares of our class A common stock at a conversion price equal to the initial public offering price per share.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following are our directors and executive officers as of the date of this prospectus.

NAME                                      AGE                    POSITION
William A. McKell.......................  39     Chairman of the Board, President and
                                                 Chief Executive Officer
Peter M. Holland........................  34     Director, Chief Financial Officer
Joseph E. Corbin........................  45     Vice President, Technology
Joseph J. Watson........................  34     Vice President, Business Development
Monesa S. Skocik........................  38     Vice President, Customer Operations
Thomas McKell...........................  64     Director
Phoebe H. McKell........................  53     Director

-------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

     WILLIAM A. MCKELL has served as Chairman of the Board, President and Chief Executive Officer of Horizon PCS since its inception in April 2000 and has served as President, Chief Executive Officer and Chairman of the Board of Horizon Personal Communications since May 1996 and as President of Bright PCS since its formation in September 1999. Mr. McKell has 13 years of telecommunications experience. Mr. McKell served as Vice President of Network Services from January 1996 to April 1996 and Director of Network Services from August 1994 to December 1995 for The Chillicothe Telephone Company, a traditional local telephone company. Mr. McKell is the son of Thomas McKell.

     PETER M. HOLLAND has served as the Chief Financial Officer of Horizon PCS since its inception in April 2000 and has served as the Chief Financial Officer of Horizon Personal Communications since November 1999. Mr. Holland has been a member of the management committee of Bright PCS since its formation in September 1999. Mr. Holland has nearly 13 years of telecommunications experience. From May 1996 to December 1999, Mr. Holland was a principal and owner of The Pinnacle Group located in Langley, Washington. Pinnacle provides strategic, business planning and regulatory consulting services to independent wireless and wireline companies, including Horizon PCS. Prior to joining Pinnacle in May 1996, Mr. Holland was a manager in Nextel Communications Business Development and Corporate Strategy groups. Mr. Holland started his career in telecommunications with Ernst & Young's telecommunications consulting group and is a Certified Public Accountant.

     JOSEPH J. WATSON has served as Vice President of Business Development of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Mr. Watson is responsible for all of our sales and marketing efforts and regulatory matters. From May 1996 to August 1999, Mr. Watson held various senior management positions with Horizon Personal Communications, including the positions of Vice President of Administration, Director of Finance and General Manager -- Horizon Long Distance. Mr. Watson has been in the telecommunications industry for seven years including various management positions at The Chillicothe Telephone Company and sales positions at Cincinnati Bell Long Distance.

     JOSEPH E. CORBIN has served as Vice President of Technology of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since May 1996. He is responsible for the engineering, build-out and operations of our PCS network. Mr. Corbin also was Manager of Information Technology for The Chillicothe Telephone Company and then Horizon Services from January 1993 to April 2000 and has been in the telecommunications industry for 22 years including various management and technical positions at The Chillicothe Telephone Company.

     MONESA S. SKOCIK has served as Vice President of Customer Operations of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Ms. Skocik has over three years of telecommunications experience. Ms. Skocik is responsible for our coordination, management and implementation of Sprint PCS new product launches, compliance monitoring and other corporate customer service functions. Since March 1997, Ms. Skocik held various positions with Horizon Personal Communications, including Vice President of Customer Operations, Director-Customer Service and Manager-Customer Care. From August 1995 to February 1997, Ms. Skocik was the Administrator for Riverside Professional Corporation, Inc., a physician medical facility, where she was responsible for all operational aspects of the practice.

     THOMAS MCKELL has served as the President and a Director of Horizon Telcom since its inception in 1996 and of The Chillicothe Telephone Company since 1988. Mr. McKell has 45 years of telecommunications experience. Mr. McKell is the father of William A. McKell.

     PHOEBE H. MCKELL has served as the President of Horizon Services since its inception in 1996. Ms. McKell has 22 years of telecommunications experience. From 1989 to 1996, she was Director of Administration for The Chillicothe Telephone Company.

BOARD OF DIRECTORS

     There are presently four members of the board of directors. Pursuant to Horizon PCS' Certificate of Incorporation, the board of directors is divided into three classes of directors -- Class I, Class II and Class III. Phoebe H. McKell will serve as a Class I director, and will stand for election at the annual meeting of stockholders to be held in 2001. Peter M. Holland and Thomas McKell will serve as Class II directors and will stand for election at the annual meeting of stockholders to be held in 2002. William A. McKell will serve as a Class III director and will stand for election at the annual meeting of stockholders to be held in 2003. Following these elections, directors in each class will serve for a term of three years, or until their successors have been elected and qualified, and will be compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

     Currently, there are three vacancies on the board. Under the terms of the agreement to purchase the remaining 74% of Bright PCS not already owned by us, Horizon Telcom must appoint a director for Horizon PCS chosen from the members of the Bright PCS Management Committee, but excluding the Horizon PCS representatives. That person has not yet been identified, but will be identified as soon as practicable. The remaining two vacancies will be filled as soon as possible. We expect the outside directors to be experienced leaders in the telecommunications and business communities.

BOARD COMMITTEES

     We will have an audit committee which will be responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors. The Board of Directors has not designated the members of the committee, but intends to do so promptly after this offering.

     We will have a compensation committee which will be responsible for reviewing and approving all compensation arrangements for our officers, and will also be responsible for administering the stock option plan. The Board of Directors has not designated the members of the committee, but intends to do so promptly after this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1999, the entire board of directors of Horizon Personal Communications, Inc. determined executive compensation. None of our executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation.

LIMITATION ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

     We intend to enter into agreements to indemnify our directors and officers in addition to indemnification provided for in our certificate of incorporation. These agreements will indemnify our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of ours, any subsidiary of ours, or any other company or enterprise to which the person provides services at our request. In addition, we intend to obtain directors' and officers' insurance providing indemnification for certain of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

DIRECTOR COMPENSATION

     Currently, we do not compensate our directors. We do reimburse directors for their expenses incurred in connection with attending board meetings.

EXECUTIVE COMPENSATION

     The following table presents summary information with respect to the compensation paid to our Chief Executive Officer and each of our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1999.

                                                             LONG-TERM
                               ANNUAL COMPENSATION         COMPENSATION
                              ---------------------         SECURITIES             ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY($)    BONUS($)    UNDERLYING OPTIONS(#)    COMPENSATION($)
William A. McKell...........  $107,125      $9,641        1,380,000                 $8,934(1)
  Chairman of the Board,
  President and Chief
  Executive Officer
Peter M. Holland............        --          --        1,380,000                     --
  Chief Financial Officer(2)

-------------------------

(1) Includes a yearly car allowance of $7,428 and a 401(k) contribution of $1,506.

(2) Mr. Holland became Chief Financial Officer on November 17, 1999, but did not receive any compensation in 1999. Mr. Holland will receive a salary of
    $          during 2000. See "Certain Transactions" for a discussion of consulting fees received by the Pinnacle Group, a company that was 50% owned by Mr. Holland.

     The following table presents information with respect to the options to purchase class B common stock granted to directors and executive officers in 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL                                ANNUAL RATES OF
                          SECURITIES       OPTIONS                                 APPRECIATION FOR
                          UNDERLYING      GRANTED TO    EXERCISE                      OPTION TERM
                            OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
NAME                     GRANTED(#)(1)   FISCAL YEAR    ($/SH)(2)    DATE(3)       5%($)      10%($)
William A. McKell......    1,380,000        38.46%       $.1414      12/1/09     $122,717    $310,990
Peter M. Holland.......    1,380,000        38.46%       $.1414      12/1/09      122,717     310,990

-------------------------

(1) The options vest and become exercisable in six annual installments and have a term which expires ten years from the date of grant. In 1999, we granted options to purchase a total of 3,588,000 shares of class B common stock.

(2) The exercise price was fixed at the fair market value on the date of grant.

(3) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

     None of our named executive officers exercised stock options in the fiscal year ended December 31, 1999. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an assumed initial public offering price of $ per share. This valuation at December 31, 1999 does not represent the actual value of our stock at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED               IN-THE-MONEY
                                         OPTIONS AT YEAR END(#)          OPTIONS AT YEAR END($)
                                      ----------------------------    ----------------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
William A. McKell...................   115,000        1,265,000
Peter M. Holland....................   115,000        1,265,000

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Mr. McKell and Mr. Holland, Horizon PCS' Chief Executive Officer and Chief Financial Officer. The employment agreements are for a five-year term and provide for an annual base salary of
$          to Mr. McKell and $          to Mr. Holland, with a minimum
guaranteed annual increase of $          over the next four years, until May
2004. In addition to their base salary, Mr. McKell and Mr. Holland are eligible
to receive an annual bonus up to        % of their base salary. In addition, Mr.
McKell and Mr. Holland are eligible to participate in all of our employee benefit plans and policies.

     The employment agreements provide that Mr. McKell or Mr. Holland's employment may be terminated with or without cause, as defined in the agreement, at any time. If either Mr. McKell or Mr. Holland is terminated without cause, he
is entitled to receive      months base salary, the vesting of all of his stock
options on the date of termination, and      months of health and dental
benefits. Neither Mr. McKell nor Mr. Holland is entitled to any compensation or benefits upon voluntary termination or termination for "cause". Under the employment agreements, both Mr. McKell and Mr. Holland have agreed to a restriction on their present and future employment. They have agreed not to compete in the business of wireless telecommunications either directly or indirectly within our markets while employed by us and for a period of 12 months after termination of employment.

2000 STOCK OPTION PLAN

     The 2000 Stock Option Plan has been adopted by our board of directors and stockholders. The option plan permits the granting of both incentive stock options and nonqualified stock options to employees. The aggregate number of shares of common stock that may be issued pursuant to options granted under the
option plan is           shares of class A common stock and 3,588,000 shares of
class B common stock, subject to adjustments in the event of certain changes in the outstanding shares of common stock. On December 1, 1999, our subsidiary, Horizon Personal Communications, granted options to purchase 3,588,000 shares of its class B common stock with an exercise price of $0.1414 per share to 13 individuals under its 1999 Stock Option Plan. After we were incorporated, we issued options to replace those initial options, on the same economic terms adjusted for the fact that Horizon Personal Communications was our subsidiary. After taking into account the adjustment, 3,588,000 substituted options were
issued at an exercise price of $0.1414. On                , 2000, we
made a new grant of incentive stock options to purchase                shares of
class A common stock with an exercise price of $     per share to
employees.

     The option plan will be administered by our board of directors or by a compensation committee appointed by our board of directors, which will be authorized, subject to the provisions of the option plan, to grant options and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.

     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant. In the case of option holders that own more than 10% of Horizon PCS' stock, the exercise price for an inactive option cannot be less than 110% of the fair market value of the common stock on the date of grant and the exercise period cannot exceed five years from the date of grant. Incentive options are also subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but are limited to an exercise period of no longer than ten years.

     The board of directors or the compensation committee will determine the persons to whom options will be granted and the terms, provisions, limitations and performance requirements of each option granted, and the exercise price of an option.

     An option will not be not transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the compensation committee.

     Unless previously exercised, a vested option granted under the option plan will terminate automatically:

     - 12 months after the employee's termination of employment by reason of disability or death; and

     - three months after an employee's termination of employment for reasons other than disability or death.

     Option grants under the plan may contain provisions that give the compensation committee or our board of directors or the acquiring entity's board of directors discretion to take certain action if Horizon PCS is acquired. Those actions can include the authorization to purchase option grants from plan participants, or make adjustments or modifications to outstanding options granted to protect and maintain the rights and interests of the plan participants or accelerate the vesting of outstanding options. An acquisition of Horizon PCS is deemed to occur for purposes of the plan upon any of the following events:

     - a consolidation or merger with another entity;

     - a sale of all or substantially all of Horizon PCS' assets; or

     - an acquisition of Horizon PCS by any other means.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our voting securities, and as adjusted to reflect the sale of the shares of class A common stock in this offering, as of April 30, 2000 by:

     - each person who, to our knowledge, is the beneficial owner of 5% or more of a class of our outstanding common stock;

     - each of our directors;

     - each of the executive officers; and

     - all executive officers and directors as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

                                  CLASS A              CLASS B             PERCENTAGE OF TOTAL VOTING
                                COMMON STOCK         COMMON STOCK            POWER (ALL CLASSES)(2)
                              ----------------   --------------------   --------------------------------
NAME AND ADDRESS(1)           NUMBER   PERCENT     NUMBER     PERCENT   BEFORE OFFERING   AFTER OFFERING
Horizon Telcom..............   --        --      46,000,000     92%               92%          --
William A. McKell(3)........   --        --         115,000      *                 *            *
Peter M. Holland(3).........   --        --         115,000      *                 *            *
Joseph E. Corbin(3).........   --        --          40,250      *                 *            *
Joseph J. Watson(3).........   --        --          40,250      *                 *            *
Monesa S. Skocik(3).........   --        --          40,250      *                 *            *
Thomas McKell(4)............   --        --      46,000,000     92%               92%          --
Phoebe H. McKell(3).........   --        --          11,500      *                 *            *
All Executive Officers and
  Directors as a Group (7
  persons)(4)(5)............   --        --      46,362,250     93%               93%           *

-------------------------

 *  Less than one percent.

(1) The address for Horizon Telcom and each executive officer and director is 68
    E. Main Street, Chillicothe, Ohio 45601-0480.

(2) Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Each share of class B common stock is convertible into one share of class A common stock.

(3) Reflects shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

(4) Includes shares held by Horizon Telcom. Thomas McKell is the President of Horizon Telcom, and shares voting and investment power with regard to these shares.

(5) Includes 362,250 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

                              CERTAIN TRANSACTIONS

     Horizon Personal Communications and Bright PCS, our subsidiaries, have entered into service agreements with Horizon Services, Inc. and a separate services agreement with United Communications, Inc. Horizon Services and United Communications are both wholly-owned subsidiaries of Horizon Telcom.

     Under our agreement with Horizon Services, Horizon Services provides services to Horizon Personal Communications and Bright PCS including finance functions, billing and collections, accounting services, computer access and other administrative, executive, supervisory, consulting, customer relations, human resources, and other administrative services that Horizon Personal Communications and Bright PCS would otherwise be required to undertake on their
own. These agreements have a term of      years, with the right to renew the
agreement for additional one-year terms each year thereafter. We have the right
to terminate each agreement during its term by providing        days written
notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under
the services agreement and we do not cure the breach within        months after
we receive written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from Horizon Personal Communications for services provided:

     - direct labor charges at cost;

     - transportation costs; and

     - expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocation basis.

     The agreement provides that Horizon Services' obligations do not relieve Horizon Personal Communications of any of their rights and obligations to their customers and to regulatory authorities having jurisdiction over them. Additionally, Horizon Services, upon request, is required to provide Horizon Personal Communications with access to Horizon Services' records with respect to the provision of services, and Horizon Services is also required to provide regular reports to Horizon Personal Communications, as it may request. Horizon Services received compensation from Horizon Personal Communications of approximately $960,000 in 1999, $330,000 in 1998, $319,000 in 1997 and $739,000
for the first quarter ended March 31, 2000. Horizon Services also provides administrative services to Bright PCS. The payable to Horizon Services for these services as of December 31, 1999 and March 31, 2000 was $499,000 and $277,000, respectively.

     Mr. Holland, the Chief Financial Officer of Horizon PCS, was a principal and 50% owner of The Pinnacle Group which provided strategic, business planning and regulatory consulting services to Horizon Personal Communications. Pinnacle received consulting fees of approximately $267,000 in 1999, $204,000 in 1998 and $419,000 in 1997. Mr. Holland joined Horizon PCS in November 1999. Horizon PCS believes that the consulting fees paid to Pinnacle were on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliate.

     On April 1, 2000, we transferred the assets and contractual rights that made up our Internet, long distance and other businesses unrelated to our wireless operations to United Communications, a subsidiary of Horizon Telcom, for a purchase price of approximately $708,000. United Communications paid the purchase price by delivering a promissory note with an interest rate equal to the applicable federal rate, which was 6.0%. Principal and interest on the note are payable in one payment due one year after the date of the purchase.

     Horizon PCS leases its principal office space, the space for one of our retail locations and the space for certain equipment from The Chillicothe Telephone Company, a wholly owned subsidiary of Horizon Telcom. The monthly rental payments under the lease are $10,000. Prior to signing the lease agreement in May 2000, Horizon PCS rented the office space from The Chillicothe Telephone Company under a month-to-month rental arrangement. Under this lease, Horizon PCS paid The Chillicothe Telephone Company $22,300, $22,300 and $7,500 in 1998, 1999, and for the three months ended March 31, 2000. We believe that the lease was made on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliated third party. The lease term expires in May 2005. Horizon PCS has the option to renew the lease for an additional five year period. It is the expectation of management that the lease will be renewed.

     Prior to October 1999, we leased most of our cell sites from Horizon Telcom. In 1998 and 1999, we paid $1.3 million and $2.0 million, respectively, to Horizon Telcom under this lease. The lease was terminated in October 1999 when the leased assets were sold by Horizon Telcom to SBA.

     In 1997, Horizon Personal Communications entered into a tax-sharing agreement with Horizon Telcom. This agreement provides that Horizon Telcom and its subsidiaries will file a consolidated tax return, and that Horizon PCS will be paid for the amount of its taxable net operating losses used by Horizon Telcom to offset taxable income. For 1997, 1998 and 1999, Horizon Personal Communications had taxable net operating losses of $5.9 million, $12.6 million and $16.5 million, respectively. For the years ended December 31, 1999, and the three months ended March 31, 2000, Horizon Telcom paid an aggregate of $5.2 million and $400,000, respectively, to Horizon PCS under the agreement. As of December 31, 1999 and March 31, 2000, we had a receivable from Horizon Telcom for federal income taxes attributable to the benefit to be received by Horizon Telcom due to Horizon PCS' net losses of $2.6 million and $2.8 million, respectively.

     We have a payable to Horizon Telcom relating to cash advances received from Horizon Telcom's line of credit and the associated interest. The cash advances related to this payable were used to finance operations. The outstanding balance as of December 31, 1999 and March 31, 2000 was $4.4 million and $8.5 million, respectively.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

     The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

     The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

     - grant or deny licenses for PCS frequencies;

     - grant or deny PCS license renewals;

     - rule on assignments and/or transfers of control of PCS licenses;

     - govern the interconnection of PCS networks with other wireless and wireline carriers;

     - possibly facilitate the offering of calling party pays as an optional wireless service for consumers;

     - establish access and universal service funding provisions;

     - possibly permit commercial mobile radio service, commonly referred to as CMRS, spectrum to be used for transmission of programming material targeted to a limited audience;

     - impose fines and forfeitures for violations of any of the FCC's rules;
       and

     - regulate the technical standards of PCS networks.

     The FCC currently prohibits a single entity from having a combined attributable interest of 20% or greater interest in broadband PCS, cellular, and specialized mobile radio service, or SMR, licenses totaling more than 45 MHz in any urban areas or 55 MHz in rural areas. Interests held by passive institutional investors, small companies and rural telephone companies are not usually deemed attributable for purposes of this prohibition if these interests do not exceed 40%.

TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain Pro Forma assignments or transfers of control.

CONDITIONS OF PCS LICENSES

     All PCS licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all ten MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within five years or make a showing of "substantial service" within that five year period. Rule violations could result in license revocations. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum.

PCS LICENSE RENEWAL

     PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (1) provided "substantial service" during its license term; and
(2) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

INTERCONNECTION

     The FCC has the authority to order interconnection between CMRS providers and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Using these new rules, we will negotiate interconnection agreements for the Sprint PCS network in our market area with all of the major regional Bell operating companies, GTE, Sprint and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

OTHER FCC REQUIREMENTS

     In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC recently decided that these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages.

     The FCC also adopted rules in June 1996 that require local exchange and most CMRS carriers, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC currently requires most CMRS carriers to implement nationwide roaming. Most CMRS carriers are required to implement nationwide roaming by November 24, 2002 as well. The FCC currently requires most CMRS providers to be able to deliver calls from their networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

     The FCC has adopted rules permitting broadband PCS and other CMRS providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of LECs. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. Full compliance with these rules must occur by October 1, 2001.

     On June 10, 1999, the FCC initiated a regulatory proceeding seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

     - the FCC's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications carriers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

     - whether building owners that make access available to a telecommunications carrier should be required to make access available to all other telecommunications carriers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

     This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

     The Communications Assistance for Law Enforcement Act was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. The Communications Assistance Act requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In 1997, industry standard-setting organizations developed interim standards for wireline, cellular and broadband PCS carriers to comply with the Communications Assistance Act. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance is June 30, 2000, and for the additional standards established by the FCC, the deadline is September 30, 2001. Although we will be able to offer traditional electronic surveillance capabilities to law enforcement agencies, we may not meet the compliance deadlines of either June 30, 2000 or September 30, 2001, due to required hardware changes that have not yet been developed and implemented by switch manufacturers. We may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions put on our licenses.

OTHER FEDERAL REGULATIONS

     Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement this Act by requiring carriers to meet certain land use and radio frequency standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

     The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the Sprint PCS' contribution to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

PARTITIONING; DISAGGREGATION

     The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

WIRELESS FACILITIES SITING

     States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

EQUAL ACCESS

     Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

STATE REGULATION OF WIRELESS SERVICE

     Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that (1) market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory, or (2) when CMRS is a replacement for landline telephone service within the state. To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following summarizes all of the material terms and provisions of our capital stock. We have 210 million shares of authorized capital stock, including 125 million shares of class A common stock, par value $0.0001 per share, 75 million shares of class B common stock, par value $0.0001 per share, and 10 million shares of preferred stock. As of April 30, 2000, there were no shares of class A common stock, 50,000,000 shares of class B common stock and no shares of preferred stock issued and outstanding.

COMMON STOCK

     The holders of class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. The holders of class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. All shares of class B common stock are convertible into class A common stock at any time, at the election of the holder. In addition, in the event that a holder of class B common stock attempts to transfer such stock in violation of the certificate of incorporation, such class B common stock will automatically convert into class A common stock. We will reserve and keep available out of our authorized but unissued shares of class A common stock the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock.

     Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive dividends out of assets legally available therefore as may be declared by the board of directors. Other than the conversion rights of class B common stockholders described above, holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in proportion to the number of shares of common stock held in the assets which are legally available for distribution, if any, remaining after the payment or provisions for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. A consolidation, merger or reorganization of Horizon PCS with any other corporation, or a sale of all or substantially all of the assets of Horizon PCS is not considered a dissolution, liquidation or winding up of Horizon PCS. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non assessable.

PREFERRED STOCK

     Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

     - number of shares to be issued;

     - dividend rights;

     - dividend rates;

     - right to convert the preferred shares into a different type of security;

     - voting rights attributable to the preferred shares;

     - right to set aside a certain amount of assets for payment relating to the preferred shares; and

     - prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

     If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of Horizon PCS which could have a depressive effect on the market price of Horizon PCS' common stock. This is because the terms could make it prohibitively expensive for any unwanted third party to make a bid for our shares. In addition, the issue of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. We have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

     Pursuant to our certificate of incorporation, the board of directors is divided into three classes of directors. See "Management -- Board of Directors." Directors within each class are elected to serve three-year terms and approximately one-third of the directors stand for election at each annual meeting of Horizon PCS' stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of Horizon PCS by a proxy contest since a third party would be required to have its nominees elected at two separate meetings of the board of directors in order to elect a majority of the members of the board.

     In addition, the certificate of incorporation also provides that Horizon PCS' bylaws may not be amended by the stockholders unless approved by the stockholders by a vote of at least two-thirds of the shares entitled to vote for the election of directors. This supermajority restriction makes it more difficult for stockholders to require the company to amend the bylaws and enhances the board's power with respect to matters of corporate governance that are governed by the bylaws.

     In addition, under our bylaws, special meetings of the stockholders may be called only by Horizon PCS' chairman of the board, by a majority of the directors then in office or by the chief executive officer, president or secretary at the request of a majority of the voting power of the stock outstanding and entitled to vote at the meeting. This provision makes it more difficult for stockholders to require the company to call a special meeting of stockholders to consider any proposed corporate action, including any sale of Horizon PCS even if beneficial to stockholders.

SPRINT PCS WARRANTS

     In connection with Sprint PCS' grant to us of our new markets in Pennsylvania, New York, Ohio and New Jersey, we granted to Sprint PCS warrants to acquire a number of shares of class A common stock equal to 3% of the number of shares sold in this offering, at an exercise price of $.01 per share, and an additional 2% of the number of shares sold in this offering at an exercise price equal to the initial public offering price per share.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is           .

LISTING

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "HPCS."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the class A common stock. Future sales of substantial amounts of class A common stock in the public market could adversely affect market prices of the class A common stock prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after the consummation of our concurrent offerings due to certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of class A common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

     Upon completion of our offering, we will have outstanding an aggregate of shares of class A common stock, assuming no exercise of the underwriters' over-allotment option. Shares of class B common stock, however, are convertible for shares of class A common stock on a share-for-share basis at the election of the holder. Of the shares of class A common stock expected to be outstanding after this offering, plus any additional shares sold upon exercise of the Underwriters' overallotment option, all of the shares sold in this offering will be freely transferable without restriction under the Securities Act. All shares of our class A common stock held by our affiliates are control securities. The shares of our class A common stock issuable upon conversion of the class B common stock and all of the outstanding shares of our class B common stock owned by Horizon Telcom also will be "restricted shares," as that term is defined in Rule 144 of the Securities Act. Restricted and control securities may not be sold in the public market unless they qualify for an exemption from registration under Rule 144 or Rule 701 or another exemption under the Securities Act.

SALES OF RESTRICTED SHARES; OPTIONS; WARRANTS

     All of the shares of common stock sold in the common stock offering will be freely tradable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted stock for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

     - one percent of the then outstanding shares of common stock, or

     - the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed.

     In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares of restricted stock for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of restricted stock can include the holding periods of a prior owner who was not an affiliate.

     Additional shares of common stock are available for future grants under our stock option plan. See "Management -- 2000 Stock Option Plan." We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issuable pursuant to our stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. We expect to file these registration statements as soon as practicable following the closing of our concurrent offerings, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets subject to the lock-up agreements, to the extent applicable.

     In connection with Sprint PCS' grant to us of our new markets in Pennsylvania, New York, Ohio and New Jersey, we granted warrants to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share. These warrants become exercisable on January 1, 2003. Under the terms of the warrant agreement Sprint PCS is entitled to receive no more than 4.2% and no less than 3% if our equity securities outstanding immediately after the offering. The number of shares subject to the warrants will be adjusted if necessary to reflect these limits.

LOCK-UP AGREEMENTS

     We and Horizon Telcom, First Union, Sprint PCS, the former owners of Bright PCS, members of our senior management and our directors have agreed, pursuant to lock-up agreements that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, they will not, directly or indirectly offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of any shares of common stock, including but not limited to any common stock or securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock, or make any demand for, or exercise and right with respect to, the registration of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Following the 180 day lock-up period,           shares of class A common
stock will become eligible for sale, subject to compliance with Rule 144 of the
Securities Act as described above. An additional           shares of class B
common stock could be converted into class A common stock and would, upon such conversion, also be eligible for sale subject to compliance to Rule 144.

REGISTRATION RIGHTS

     At the completion of our offering, Sprint PCS and the former owners of Bright PCS will be entitled to several types of registration rights with respect to the shares which they own or which are issued upon exercise of warrants as provided under the terms of registration rights agreements. These agreements provide for demand registration rights and, subject to a number of limitations, for inclusion of the shares on future registration statements that we file. Registration of shares of class A common stock pursuant to these registration rights agreements will result in those shares becoming freely tradable without restriction under the Securities Act. We will bear registration expenses incurred in connection with the above registrations except that, in some circumstances, Sprint PCS and the former owners of Bright PCS will bear the registration expenses if the registration statement does not become effective as a result of the withdrawal of the request for registration by Sprint PCS or the former owners of Bright PCS.

                    U.S. FEDERAL TAX CONSEQUENCES OF HOLDING
                      OUR COMMON STOCK TO NON-U.S. HOLDERS

     This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as defined below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion unless otherwise indicated that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or to changes, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any such position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS

     Dividends paid to a non-U.S. holder out of our earnings and profits will generally be subject to withholding of U.S. federal income tax at the rate of 30%. If, however, the dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2000, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized U.S. Treasury Department regulations, which in general apply to dividends that we pay after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; and

     - we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be traded on an established securities market for this purpose in any quarter during which it is listed on the Nasdaq National Market.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

     Under current U.S. Treasury Department regulations, U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc., The Robinson-Humphrey Company, LLC and DLJdirect Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of class A common stock set forth opposite its name in the following table.

UNDERWRITERS                                              NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.....
First Union Securities, Inc. ...........................
The Robinson-Humphrey Company, LLC......................
DLJdirect Inc. .........................................
                                                              --------
     Total..............................................
                                                              ========

     The underwriting agreement provides that if the underwriters take any of the shares set forth in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

     The underwriters are offering the shares of class A common stock, subject to the prior sale of such shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may also sell shares to securities dealers at
a discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell shares to certain other brokers or dealers at
a further discount of up to $     per share. After the initial public offering,
the underwriters may change the public offering price and other selling terms. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have the option to buy up to an additional shares of class A common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                           PAID BY US
                                                  ----------------------------
                                                  NO EXERCISE    FULL EXERCISE
Per share.......................................
Total...........................................

     We estimate that the total expenses of this offering, excluding
underwriting discounts and commissions, will be $     million.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     At our request, the underwriters have reserved shares of common stock for sale at the initial public offering price to our directors, officers, and employees who have expressed an interest in participating in the offering. We expect these persons to purchase no more than 5% of the class A common stock offered in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. The underwriters will offer unpurchased reserved shares to the general public on the same basis as the other offered shares.

     We and Horizon Telcom, First Union, Sprint PCS, the former owners of Bright PCS, members of our senior management and directors have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     In addition, during such period, except for the registration of shares underlying options in our stock option plan and the shelf registration statement for shares underlying warrants issued in the units offering, we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. Further, the shares of common stock underlying the warrants issued in the units offering will become freely tradable no later than 180 days after the closing of the units offering.

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "HPCS." In order to meet the requirements for listing the common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 to a minimum of 400 beneficial owners.

     Other than in the United States, no action has been taken by Horizon PCS or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     We expect that delivery of the shares will be made to investors on or about
             , 2000.

     The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our class A common stock. Consequently, the initial public offering price for our class A common stock was determined by negotiation among us and the representatives of the underwriters. Among the factors considered in determining the public offering price were:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalization and stages of development of other companies which the representatives of the underwriters believe to be comparable to us; and

     - estimates of our business potential.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for Horizon PCS by Arnall Golden & Gregory, LLP, Atlanta, Georgia and for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The financial statements and schedule of Horizon PCS, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Bright Personal Communications Services, LLC as of December 31, 1999 and for the period from inception (October 12, 1999) to December 31, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to our offerings of class A common stock. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
Horizon PCS, Inc.
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Changes in Stockholder's Equity
     for the Years Ended December 31, 1999, 1998 and 1997...   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-6
  Notes to Consolidated Financial Statements, December 31,
     1999 and 1998 and for Each of the Three Years in the
     Period Ended December 31, 1999.........................   F-8
  Financial Statement Schedule -- Valuation and Qualifying
     Accounts for the Years Ended December 31, 1999, 1998
     and 1997...............................................  F-23
  Condensed Consolidated Balance Sheets as of March 31, 2000
     (unaudited) and December 31, 1999......................  F-24
  Condensed Consolidated Statements of Income for the Three
     Months Ended March 31, 2000 and 1999 (Unaudited).......  F-25
  Condensed Consolidated Statements of Cash Flows for the
     Three Months Ended March 31, 2000 and 1999
     (Unaudited)............................................  F-26
  Notes to Interim Condensed Consolidated Financial
     Statements March 31, 2000 (Unaudited)..................  F-27
Bright Personal Communications Services, LLC
  (A Development-Stage Company)
  Report of Independent Public Accountants..................  F-32
  Balance Sheet As of December 31, 1999.....................  F-33
  Statement of Income for the Period from Inception (October
     12, 1999) to December 31, 1999.........................  F-34
  Statement of Members' Capital for the Period from
     Inception (October 12, 1999) to December 31, 1999......  F-35
  Statement of Cash Flows for the Period from Inception
     (October 12, 1999) to December 31, 1999................  F-36
  Notes to Financial Statements December 31, 1999...........  F-37
  Condensed Balance Sheets as of March 31, 2000 (unaudited)
     and December 31, 1999..................................  F-41
  Condensed Statement of Income for the Three Months Ended
     March 31, 2000 and for the Period from Inception
     (October 12, 1999) to March 31, 2000 (Unaudited).......  F-42
  Condensed Statement of Members' Capital for the Period
     from Inception (October 12, 1999) to March 31, 2000
     (Unaudited)............................................  F-43
  Condensed Statement of Cash Flows for the Three Months
     Ended March 31, 2000 and for the Period from Inception
     (October 12, 1999) to March 31, 2000 (Unaudited).......  F-44
  Notes to Interim Condensed Financial Statements March 31,
     2000 (Unaudited).......................................  F-45
Horizon PCS, Inc.
  Pro Forma Financial Statements............................   P-1
  Pro Forma Balance Sheet as of March 31, 2000..............   P-2
  Pro Forma Statement of Income for the Year Ended December
     31, 1999...............................................   P-3
  Pro Forma Statement of Income for the Three Months Ended
     March 31, 2000.........................................   P-4
  Footnotes to Pro Forma Financial Statements...............   P-5

     After the reorganization transaction discussed in Note 1 to Horizon PCS, Inc's consolidated financial statements is effected, we expect to be in a position to render the following audit report.

Columbus, Ohio,
  March 4, 2000 (except with respect to the matters
  discussed in Note 15, as to which the date is
  March 31, 2000, and the matter discussed in Note 1,
  as to which the date is May   , 2000)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of HORIZON PCS, INC. AND SUBSIDIARY:

     We have audited the accompanying consolidated balance sheets of HORIZON PCS, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon PCS, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                               HORIZON PCS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998

                                                                 1999           1998
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   146,806    $    26,515
  Accounts receivable -- subscriber, less allowance for
    doubtful accounts of $370,700 in 1999 and $33,200 in
    1998....................................................      416,131        291,734
  Accounts receivable -- other..............................      110,455         20,524
  Receivable from Parent....................................    2,630,335      6,435,432
  Equipment inventory.......................................    2,137,337        884,129
  Prepaid expenses and other................................       46,103          6,687
                                                              -----------    -----------
         Total current assets...............................    5,487,167      7,665,021
                                                              -----------    -----------
DEFERRED CHARGES AND OTHER ASSETS:
  Unamortized debt expense..................................       34,944         39,656
  Investments...............................................    4,295,041      1,101,831
  Personal Communications Services Licenses.................       69,336         80,892
  Prepaid and deferred charges..............................       98,035         95,310
                                                              -----------    -----------
         Total deferred charges and other assets............    4,497,356      1,317,689
                                                              -----------    -----------
PROPERTY AND EQUIPMENT:
  In service................................................   27,904,046     20,026,359
  Less- Accumulated depreciation............................   (5,060,242)    (2,454,791)
                                                              -----------    -----------
         Property and equipment in service, net.............   22,843,804     17,571,568
  Construction work in progress.............................       50,429        308,103
                                                              -----------    -----------
         Total property and equipment, net..................   22,894,233     17,879,671
                                                              -----------    -----------
         Total assets.......................................  $32,878,756    $26,862,381
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $ 1,032,000    $        --
  Accounts payable..........................................    1,063,416        811,404
  Accrued liabilities.......................................    2,616,224      1,160,487
  Accrued taxes.............................................      561,901        392,452
  Accrued interest..........................................           --          5,185
  Payable to Parent.........................................    4,355,292             --
                                                              -----------    -----------
         Total current liabilities..........................    9,628,833      2,369,528
                                                              -----------    -----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Deferred Federal income taxes, net........................           --        739,016
  Postretirement benefit obligation.........................      713,074        541,053
  Long-term debt............................................   23,557,965     21,180,442
  Payable to affiliates.....................................    1,142,173         89,727
                                                              -----------    -----------
         Total deferred credits and other long-term
          liabilities.......................................   25,413,212     22,550,238
                                                              -----------    -----------
         Total liabilities..................................   35,042,045     24,919,766
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value....................           --             --
  Common stock -- class A, 125,000,000 shares authorized,
    none issued or outstanding, at $0.0001 par value........           --             --
  Common stock -- class B, 75,000,000 shares authorized,
    46,000,000 issued and outstanding, at $0.0001 par
    value...................................................        4,600          4,600
  Additional paid-in capital................................   19,822,025     13,551,603
  Retained deficit..........................................  (21,989,914)   (11,613,588)
                                                              -----------    -----------
         Total stockholder's equity.........................   (2,163,289)     1,942,615
                                                              -----------    -----------
         Total liabilities and stockholder's equity.........  $32,878,756    $26,862,381
                                                              ===========    ===========

The accompanying notes are an integral part of these consolidated balance sheets.

                               HORIZON PCS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                   1999            1998           1997
OPERATING REVENUES:
  Service revenues...........................  $  3,902,789    $    459,065    $    26,229
  Equipment revenues.........................       600,451         308,933        137,926
                                               ------------    ------------    -----------
          Total operating revenues...........     4,503,240         767,998        164,155
                                               ------------    ------------    -----------
OPERATING EXPENSES:
  Cost of services...........................     7,104,558       3,949,174        518,690
  Cost of equipment..........................     2,695,909         993,994        422,393
  Selling, general, and administrative
     expenses................................     7,862,893       3,732,411      2,499,844
  Depreciation and amortization..............     2,684,644       1,748,209        419,463
  Loss on disposition on Personal
     Communication Licenses (Note 2).........            --       1,716,535             --
  Gain on sale of PCS assets (Note 8)........    (1,387,718)             --             --
                                               ------------    ------------    -----------
          Total operating expenses...........    18,960,286      12,140,323      3,860,390
                                               ------------    ------------    -----------
OPERATING LOSS...............................   (14,457,046)    (11,372,325)    (3,696,235)
                                               ------------    ------------    -----------
OTHER INCOME (EXPENSE), NET..................        52,421          26,761         99,904
                                               ------------    ------------    -----------
INTEREST EXPENSE, NET........................    (1,529,157)       (838,095)      (264,023)
                                               ------------    ------------    -----------
LOSS ON CONTINUING OPERATIONS BEFORE INCOME
  TAX BENEFIT................................   (15,933,782)    (12,183,659)    (3,860,354)
                                               ------------    ------------    -----------
INCOME TAX BENEFIT...........................    (5,275,125)     (4,145,365)    (1,307,936)
                                               ------------    ------------    -----------
LOSS ON CONTINUING OPERATIONS................   (10,658,657)     (8,038,294)    (2,552,418)
                                               ------------    ------------    -----------
DISCONTINUED OPERATIONS
  Income (loss) from discontinued operations,
     net of tax expense (benefit) of
     $145,444, $27,111 and $(250,835) for
     1999, 1998 and 1997, respectively.......       282,331          52,624       (486,915)
                                               ------------    ------------    -----------
NET LOSS.....................................  $(10,376,326)   $ (7,985,670)   $(3,039,333)
                                               ============    ============    ===========
Basic and diluted loss per share from
  Continuing Operations......................  $      (0.23)   $      (0.17)   $     (0.06)
Basic and diluted loss per share from
  Discontinued Operations....................          0.00            0.00          (0.01)
                                               ------------    ------------    -----------
Basic and diluted loss per share.............  $      (0.23)   $      (0.17)   $     (0.07)
                                               ============    ============    ===========
Weighted average shares outstanding..........    46,000,000      46,000,000     46,000,000
                                               ============    ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                      CLASS A   CLASS B   ADDITIONAL                       TOTAL
                          PREFERRED   COMMON    COMMON      PAID-IN       RETAINED     SHAREHOLDER'S
                            STOCK      STOCK     STOCK      CAPITAL       DEFICIT         EQUITY
Balance, December 31,
  1996..................     $--        $--     $4,600    $   641,648   $   (588,585)  $     57,663
  Equity contribution...     --         --          --      7,215,984             --      7,215,984
  Net loss..............     --         --          --             --     (3,039,333)    (3,039,333)
                             --         --      ------    -----------   ------------   ------------
Balance, December 31,
  1997..................     --         --       4,600      7,857,632     (3,627,918)     4,234,314
  Equity contribution...     --         --          --      5,693,971             --      5,693,971
  Net loss..............     --         --          --             --     (7,985,670)    (7,985,670)
                             --         --      ------    -----------   ------------   ------------
Balance, December 31,
  1998..................     --         --       4,600     13,551,603    (11,613,588)     1,942,615
  Equity contribution...     --         --          --      6,270,422             --      6,270,422
  Net loss..............     --         --          --             --    (10,376,326)   (10,376,326)
                             --         --      ------    -----------   ------------   ------------
Balance, December 31,
  1999..................     $--        $--     $4,600    $19,822,025   $(21,989,914)  $ (2,163,289)
                             ==         ==      ======    ===========   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                              1999           1998           1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................  $(10,376,326)   $(7,985,670)   $(3,039,333)
                                                          ------------    -----------    -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................     2,911,258      1,929,650        546,895
    Deferred Federal income taxes.......................      (739,016)       202,914        875,249
    Loss on disposition of Personal Communications
       Licenses.........................................            --      1,716,535             --
    Gain on sale of PCS assets..........................    (1,387,718)            --             --
    (Gain)/Loss on disposal of fixed assets.............        (1,470)       114,907             --
    Uncollectable operating revenues....................       487,595         38,423          3,450
    (Increase) decrease in certain assets:
       Accounts receivable..............................      (701,923)       (52,254)       397,648
       Equipment Inventory..............................    (1,253,208)      (884,129)        70,730
       Prepaid expense and other........................       (39,416)         3,000          3,000
    Increase (decrease) in certain liabilities:
       Accounts payable and accrued liabilities.........     1,707,749     (8,726,707)     9,799,334
       Accrued taxes....................................       169,449        241,735         60,731
       Accrued interest.................................        (5,185)       (53,823)       531,070
       Postretirement benefit obligation................       172,021        117,024        117,026
    Change in intercompany payable (receivable).........     6,685,060        898,771    (18,179,517)
    Change in other assets and liabilities, net.........        11,261        442,601       (642,863)
                                                          ------------    -----------    -----------
         Total adjustments..............................     8,016,457     (4,011,353)    (6,417,247)
                                                          ------------    -----------    -----------
         Net cash used in operating activities..........    (2,359,869)   (11,997,023)    (9,456,580)
                                                          ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net.............................    (6,253,133)    (7,823,722)   (15,187,213)
  Proceeds from the sale of fixed assets................     4,800,000             --             --
  Investment in joint venture...........................    (2,068,000)            --             --
                                                          ------------    -----------    -----------
         Net cash used in investing activities..........    (3,521,133)    (7,823,722)   (15,187,213)
                                                          ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable -- borrowings...........................     2,258,646     13,953,712      6,495,629
  Capital contributions.................................     3,742,647      5,693,971      7,215,984
                                                          ------------    -----------    -----------
         Net cash provided by financing activities......     6,001,293     19,647,683     13,711,613
                                                          ------------    -----------    -----------
NET INCREASE/(DECREASE) IN CASH AND
  CASH EQUIVALENTS......................................       120,291       (173,062)   (10,932,180)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR............        26,515        199,577     11,131,757
                                                          ------------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..................  $    146,806    $    26,515    $   199,577
                                                          ============    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest, net of amounts capitalized..................  $  1,529,631    $   832,910    $        --
  Income taxes..........................................            --             --      2,415,985

                               HORIZON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                  (CONTINUED)

NONCASH TRANSACTIONS:

During 1999 and 1998, the Company incurred approximately $118,900 and $731,000, respectively, of additional debt related to the purchase of Rural Telephone Finance Cooperative subordinated capital certificates (see Note 6).

During 1999, the Company received approximately $2,528,000 of net property from Horizon Telcom, Inc. which was recorded as a capital contribution.

During 1999, the Company had outstanding notes payable totaling $1,032,000 related to the investment in joint venture.

During 1998, the Company returned the majority of its personal communications licenses to the FCC which eliminated the associated debt of approximately $10,116,000 (see Note 2).

The accompanying notes are an integral part of these financial statements.

                               HORIZON PCS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1999 AND 1998 AND FOR
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

(1) REORGANIZATION

     On April 26, 2000, Horizon Telcom, Inc. (the Parent) formed Horizon PCS,
Inc. (the Company or HPCS). On May   , 2000, Horizon Telcom, Inc. transferred
its 100% ownership of Horizon Personal Communications, Inc. (HPC) to HPCS in exchange for 46,000,000 shares of HPCS. This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.

     The accompanying consolidated financial statements reflect the shares of the Company and its wholly-owned subsidiary that will be outstanding after the reorganization.

(2) ORGANIZATION AND BUSINESS OPERATIONS

     The Company provides primarily wireless personal communications services.

     In October 1996, the FCC conditionally granted the Company licenses to provide personal communications services in various parts of Ohio, West Virginia and Kentucky (a total of five licenses). The FCC financed the licenses. According to FCC rules, the licenses were conditional upon the full and timely payment of the licenses cost. The licenses were subject to a requirement that the Company constructs and operates facilities that offer coverage to a defined population within the relevant license areas within a defined period. The Company began the engineering and design phase in 1996 and began the construction of the personal communications network in early 1997. The Company began providing personal communications services in August 1997.

     In 1997, the FCC offered four options to certain PCS license holders to change the payment terms of the FCC financed debt. These options were: continuing with the current installment plan (status quo); return half of the spectrum from any or all of the licenses in exchange for a proportionate reduction in debt (disaggregation); turning in all licenses in exchange for total debt forgiveness (amnesty); or prepay for as many licenses as the Company can afford at face value while returning other licenses in exchange for debt forgiveness (prepayment).

     During 1998, the Company elected to return all of the spectrum from four licenses and half of the spectrum from the fifth license. As a result of returning the spectrum to the FCC, the Company recognized a loss of approximately $1,700,000. The loss primarily represents the write-off of capitalized license bid costs and certain spectrum clearance costs, as well as the write-down of the license retained by the Company to its recoverable value. At December 31, 1999 and 1998, approximately $69,000 and $81,000, respectively, of license costs and spectrum clearance costs are included on the balance sheet relating to the spectrum license retained. Amortization expense on the license retained was approximately $12,000 for the year ended December 31, 1999.

     In connection with the return of the spectrum, the Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in certain markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, and Maryland under the Sprint PCS brand. HPCS is required to build out the wireless network

                               HORIZON PCS, INC.

according to Sprint PCS specifications. The term of the agreements is 10 years with four successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in October 1999. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     Expense related to the management fees charged under the agreement was approximately $130,000 for the period from October 1, 1999 to December 31, 1999. The management fee is determined as 8% of certain collected personal communications services revenues (see Note 3).

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents.

EQUIPMENT INVENTORY

     Inventories consist of handsets and related accessories. Cost is determined by the first in, first out method.

PROPERTY AND EQUIPMENT

     Property and equipment, including improvements that extend useful lives, are stated at original cost, while maintenance and repairs are charged to operations as incurred. Included in the cost of construction for the Company are items such as direct payroll-related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to SFAS No. 34, "Capitalization of Interest Cost." The Company capitalized interest of approximately $21,000, $416,000 and $529,000 for the years ended December 31, 1999, 1998 and 1997 respectively.

                               HORIZON PCS, INC.

DEPRECIATION

     The Company provides for depreciation and amortization under the straight-line method based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

                                                   YEARS
Network Assets...................................  5-15
Furniture and office equipment...................   5
Computer equipment...............................  3-5
Vehicles.........................................   5

INVESTMENT IN JOINT VENTURE

     The Company accounts for joint ventures in which it has less than 51% ownership under the equity method. The Company's share of net income (loss) is recognized as income (expense) and as an increase (decrease) to the Company's investment in the period incurred (Note 6).

REVENUE RECOGNITION

     Revenues for the personal communications service packages are recognized monthly as service is provided. A management fee of 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, is accrued as services are provided and remitted to Sprint PCS and recorded as cost of service. Revenues generated from the sale of handsets and accessories, from inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% management fee.

     The Company recognizes revenues on personal communications handsets and accessories at the time of the sale. Certain of the personal communications equipment sales are made through independent distributors under agreements allowing the right of return on merchandise not sold by the distributors. The Company defers recognition of such sales until the merchandise is sold by the distributors.

ADVERTISING COSTS

     Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $1,165,000, $565,000, and $324,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

DEBT ISSUANCE COSTS

     In relation to the issuance of long-term debt discussed in Note 4, the Company has incurred a total of $47,000 in deferred financing costs related to the issuance of the financial institution credit facility. These debt issuance costs are amortized over the 10 year term of the underlying obligation. For the years ended December 31, 1999, 1998 and 1997, $4,712, $4,712 and $2,748 of
amortization on debt issuance costs were included in interest expense.

                               HORIZON PCS, INC.

STOCK BASED COMPENSATION

     As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has chosen to account for compensation cost associated with its stock compensation plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

FEDERAL INCOME TAXES

     The Company is included in the consolidated Federal income tax return of the Parent. The Company provides for Federal income taxes on a pro-rata basis, consistent with the consolidated tax-sharing agreement.

     The Company accounts for income taxes pursuant to the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are adjusted for future changes in tax rates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The risk is limited due to the number of customers comprising the Company's customer base. As of December 31, 1999 and 1998, the Company had no significant concentrations of credit risk.

NET LOSS PER SHARE

     In accordance with SFAS No. 128, "Computation of Earnings per Share," basic earnings (loss) per share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents consist of shares issuable upon the exercise of stock options (using the treasury stock method). Common share equivalents are excluded from the calculation if their effects are antidilutive. The Company has not had any issuances or grants for nominal consideration. Because the Company had a net loss in 1999, 1998 and 1997, the effect on loss per share of all options was antidilutive.

ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

                               HORIZON PCS, INC.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 1999 presentation.

(4) LONG-TERM DEBT

     Scheduled maturities of long-term debt are as follows:

                           YEAR                                AMOUNT
2000.......................................................  $        --
2001.......................................................      588,949
2002.......................................................    2,650,271
2003.......................................................    3,533,695
2004.......................................................    3,828,169
Thereafter.................................................   12,956,881
                                                             -----------
                                                              23,557,965
Less: current maturities...................................           --
                                                             -----------
                                                             $23,557,965
                                                             ===========

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note is collateralized by the same equipment. The Parent has unconditionally guaranteed the debt and has pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan have been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. As of December 31, 1999 and 1998, the total outstanding principal balance was $23,557,965 and $21,180,442, respectively. Interest is at the financial institution's long-term loan rate plus 250 basis points (6.9% to 8.45% at December 31, 1999) and is payable quarterly. Quarterly principal payments begin in 2001 at a fixed percentage of the outstanding balance and continue through 2007. The loan contains various financial covenants, the most restrictive covenants being the minimum annual cash flow requirement, the minimum net worth requirement and the limitations on additional indebtedness. As of December 31, 1999, the Company was in compliance with such covenants or had obtained waivers.

     In October 1996, the FCC granted the Company personal communications services licenses. The licenses were financed through the FCC. The total amount financed was $10,115,618 at December 31, 1997. The total debt was eliminated during 1998 when the Company returned the licenses to the FCC (Note 2).

                               HORIZON PCS, INC.

(5) FEDERAL INCOME TAXES

     The Company's Federal income tax benefit is computed as follows:

                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                            1999           1998           1997
Tax at statutory rate applied to pretax
  book loss............................  $(5,272,042)   $(4,115,334)   $(1,563,355)
Increase (decrease) in tax from:
  Change in valuation allowance........      138,462             --             --
  Other, net...........................        3,899         (2,920)         4,584
                                         -----------    -----------    -----------
          Total tax benefit............  $(5,129,681)   $(4,118,254)   $(1,558,771)
                                         ===========    ===========    ===========

     The components of Federal income tax benefit consist of:

                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                            1999           1998           1997
Current benefit........................  $(4,390,665)   $(4,321,168)   $(2,434,020)
Deferred taxes.........................     (739,016)       202,914        875,249
                                         -----------    -----------    -----------
          Total tax benefit............  $(5,129,681)   $(4,118,254)   $(1,558,771)
                                         ===========    ===========    ===========

     Deferred income taxes result from temporary differences between the financial reporting and the tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows:

                                                          1999           1998
Deferred income tax assets:
  Uncollectable accounts.............................  $   125,982    $    11,201
  Vacation...........................................       39,471         23,293
  Pensions and other retirement benefits.............      152,082         89,981
  Net operating loss carryforward....................      903,292             --
  Personal Communication Services Licenses...........      381,276        476,387
                                                       -----------    -----------
          Total deferred income tax assets...........  $ 1,602,103    $   600,862
                                                       ===========    ===========
Deferred income tax liabilities:
  Property differences...............................  $(1,211,132)   $(1,060,200)
  Other..............................................     (252,509)      (279,678)
                                                       -----------    -----------
          Total deferred income tax liabilities......  $(1,463,641)   $(1,339,878)
                                                       ===========    ===========
Deferred income taxes, net...........................  $   138,462    $  (739,016)
Less: valuation allowance............................     (138,462)            --
                                                       -----------    -----------
          Total deferred income taxes, net...........  $        --    $  (739,016)
                                                       ===========    ===========

                               HORIZON PCS, INC.

     The Company has generated net operating losses (NOLs) that may be used to offset future taxable income. Each year's NOL has a maximum twenty-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent on future taxable income. As of December 31, 1999, the Company has NOL carryforwards of approximately $2,656,700, expiring in 2019. The future tax benefit of these NOL carryforwards of $903,292 in 1999 has been recorded as a deferred tax asset.

     The Company provides for Federal income taxes on a pro-rata basis, consistent with the consolidated tax-sharing agreement. Had the Company not been eligible to be included in the consolidated Federal income tax return of the Parent, the effect on income would be as follows:

                                            1999           1998           1997
Federal income tax benefit
  As reported.........................  $ (5,129,681)   $(4,118,254)   $(1,558,771)
  Pro Forma...........................            --             --             --
Net loss
  As reported.........................  $(10,376,326)   $(7,985,670)   $(3,039,333)
  Pro Forma...........................   (15,506,007)   (12,103,924)    (4,598,104)

(6) INVESTMENTS

     The Company's long-term investments include the following:

                                                    1999          1998
Bright Personal Communications Services, LLC...  $3,057,680    $       --
RTFC subordinated capital certificates.........   1,177,898     1,059,021
Other..........................................      59,463        42,810
                                                 ----------    ----------
                                                 $4,295,041    $1,101,831
                                                 ==========    ==========

     During 1999 the Company entered into a joint venture agreement through the purchase of approximately 26% of Bright Personal Communications Services, LLC ("BPCS"). The investment is accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan. The Company has an interest-free note payable to BPCS totaling $1,032,000 as of December 31, 1999 relating to the initial capital contribution to the joint venture. Monthly principal payments began in September 1999 and continue through February 2000. During 1999, the Company recognized a loss of $42,320 associated with accounting for this investment under the equity method.

     As part of the term loan facility for the construction of the personal communications network (Note 4), the Company is required to purchase Rural Telephone Finance Cooperative's (the lender) subordinated capital certificates with each draw on the loan. These certificates will be redeemed by the lender when the loan has been repaid. The Company believes the carrying value of this investment approximates fair market value.

                               HORIZON PCS, INC.

(7) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     In December 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates certain disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

     Horizon Telcom, Inc. has two trusteed pension plans covering certain salaried and hourly employees. Horizon Telcom, Inc.'s funding policy is to be in compliance with the Employee Retirement Income Security Act guidelines. The plans' assets consist primarily of investments in common stocks, bonds, notes, cash equivalents and life insurance policies.

     The prepaid pension cost recorded in the accompanying balance sheets was $98,035 and $93,902 as of December 31, 1999 and 1998, respectively. The pension credit recognized in the accompanying statements of income for 1999, 1998 and 1997 was approximately $18,000, $133,000 and $33,000, respectively.

     In addition, Horizon Telcom, Inc. provides coverage of postretirement medical, prescription drug, telephone service, and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualifies for postretirement benefits. Coverage of postretirement benefits is also provided to totally and permanently disabled active employees whose status, at disablement, qualified for postretirement benefits as a retiree from active employment ("retired disabled"). Horizon Telcom, Inc. also provides coverage of postretirement dental and vision benefits to certain "enhanced" retirees. No future retirees will receive coverage of postretirement dental and vision benefits.

     Certain eligible retirees are required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution is required for coverage under the postretirement life insurance benefits plan.

     Effective January 1, 1995, Horizon Telcom, Inc. adopted Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other than Pensions (OPEB)" (SFAS No. 106). SFAS No. 106 significantly changes the accounting, measurement and disclosure practices with respect to OPEB's. This standard requires that the expected cost of OPEB's be charged to expense during the period of an employee's service rather than expensing costs as claims are incurred. As permitted by SFAS No. 106, Horizon Telcom, Inc. has elected to amortize the accumulated postretirement benefit obligation existing at the date of adoption ("transition obligation") over a twenty year period.

     Prior to fiscal 1995, Horizon Telcom, Inc. recognized postretirement health care, life insurance and telephone service benefits in the year the benefits were paid. The cost of retirees' benefits paid by the Company in 1999, 1998 and 1997 was approximately $35,000, $58,000 and $25,000, respectively. Retiree benefits expense recognized by the Company pursuant to the requirements of SFAS No. 106 was approximately $160,000, $166,000 and $178,000 in 1999, 1998 and
1997, respectively. The accrued postretirement benefit obligation recorded in the accompanying balance sheets was $713,074 and $541,053 in 1999 and 1998, respectively.

                               HORIZON PCS, INC.

     The funding status of Horizon Telcom, Inc.'s consolidated Plans as of December 31, 1999 and 1998 is as follows (in thousands):

                                                  PENSION BENEFITS       OTHER BENEFITS
                                                 ------------------    ------------------
                                                  1999       1998       1999       1998
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year..........  $12,284    $10,922    $ 8,598    $ 8,426
  Service cost.................................      346        317        234        259
  Interest cost................................      898        838        480        541
  Actuarial (gain) or loss.....................   (1,212)       773     (1,358)      (255)
  Benefits paid................................     (533)      (566)      (207)      (373)
                                                 -------    -------    -------    -------
Benefit obligation, end of year................   11,783     12,284      7,747      8,598
                                                 -------    -------    -------    -------
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year...   18,432     15,796         --         --
  Actual return on plan assets.................      190      3,084         --         --
  Employer contributions.......................       57        118        207        373
  Benefits paid................................     (533)      (566)      (207)      (373)
                                                 -------    -------    -------    -------
Fair value of plan assets, end of year.........   18,146     18,432         --         --
                                                 -------    -------    -------    -------
Funded status..................................  $ 6,363    $ 6,148    $(7,747)   $(8,598)
Unrecognized transition obligation.............      (35)       (35)     3,455      3,685
Unrecognized prior service cost................      921        995         --         --
Unrecognized actuarial (gain) or loss..........   (3,636)    (4,216)        70      1,429
                                                 -------    -------    -------    -------
Prepaid (accrued) benefit cost.................  $ 3,613    $ 2,892    $(4,222)   $(3,484)
                                                 =======    =======    =======    =======
WEIGHTED AVERAGE ASSUMPTIONS AT DECEMBER 31:
Discount rate..................................      8.0%       7.5%      6.75%      6.75%
Expected return on plan assets.................     10.0       10.0         --         --
Rate of compensation increase..................      4.5        4.5         --         --

     The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% in 1999 and 1998, declining gradually to 5% for the under age 65 retirees and their spouses and 6.5% in 1999 and 1998, declining gradually to 5% for the over age 65 retirees and their spouses. The assumed dental and vision benefit cost trend rates used in measuring the accumulated postretirement benefit obligation were 6% in 1999 and 1998, declining gradually to 5% for retirees and their spouses. The telephone service benefit cost trend rate for retirees and their spouses was estimated at 5% for all future years in 1999 and 1998.

                               HORIZON PCS, INC.

                                                      PENSION BENEFITS     OTHER BENEFITS
                                                     ------------------    --------------
                                                      1999       1998      1999     1998
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.......................................  $   346    $   317    $234    $  259
Interest cost......................................      898        838     480       541
Expected return on plan assets.....................   (1,812)    (1,560)     --        --
Amortization of transition obligation..............       --         --     230       230
Amortization of prior service cost.................       73         73      --        --
Recognized net actuarial gain (loss)...............     (154)      (132)     --        38
                                                     -------    -------    ----    ------
Net periodic benefit cost..........................  $  (649)   $  (464)   $944    $1,068
                                                     =======    =======    ====    ======

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                              1-PERCENTAGE-     1-PERCENTAGE-
                                              POINT INCREASE    POINT DECREASE
Effect on total of service and interest cost
  components................................      $  150           $  (116)
Effect on postretirement benefit
  obligation................................       1,359            (1,081)

     Horizon Telcom, Inc. also has two defined contribution plans covering certain eligible salaried and hourly employees. The plans provide for participants to defer up to 19% of their annual compensation as contributions to the plans. Horizon Telcom, Inc. matches a participant's contributions equal to 25% of each participant's salary deferral up to a maximum of 1% of a participant's compensation.

     The Parent's contributions to these plans that benefited the Company were $3,282, $5,685 and $3,011 for 1999, 1998 and 1997, respectively and are included in expense of the Company.

     In May 1999, the Company adopted a defined contribution plan covering certain eligible employees. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. The Company has the option, at the direction of the Board of Directors, to make a matching contribution to the plan. A matching contribution of approximately $61,000 was made during 1999.

                               HORIZON PCS, INC.

(8) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                  1999           1998
Network assets...............................  $15,509,876    $12,750,886
Computer equipment...........................   10,626,566      6,341,605
Furniture and office equipment...............    1,377,693        656,914
Vehicles.....................................      389,911        276,954
                                               -----------    -----------
          Total property and equipment.......  $27,904,046    $20,026,359
                                               ===========    ===========

     During 1999, the Company sold certain PCS equipment, including ancillary equipment and base stations, to an external third party. The sale resulted in a gain of approximately $1,388,000, which is included in the Company's statement of income.

(9) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company will lease the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company will receive a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of the Company.

     Future minimum operating lease payments are as follows:

YEAR                                                           AMOUNT
2000.....................................................    $ 1,380,621
2001.....................................................      1,337,195
2002.....................................................      1,334,655
2003.....................................................      1,334,655
2004.....................................................      1,334,655
Thereafter...............................................      5,835,755
                                                             -----------
Future operating lease obligation                            $12,557,536
                                                             ===========

     Rental expenses for all operating leases were $2,693,000, $1,774,000 and $110,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Rental expense included above related to the PCS equipment leased from the Parent totaled approximately $1,975,000 and $1,337,000 for 1999 and 1998 respectively.

                               HORIZON PCS, INC.

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $25,000,000. The majority of the estimated expenditures are for the build-out of the Personal Communications Services Network. The Company expects to finance construction primarily through external financing.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

VENDOR AGREEMENTS

     In August 1999, the Company entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

(10) COMMON STOCK

     Due to the reorganization discussed in Note 1, the Company has authorized 125,000,000 shares of class A common stock at $0.0001 par value. Additionally, the Company has authorized 75,000,000 shares of class B common stock at $0.0001 par value. Horizon Telcom Inc. contributed Horizon Personal Communications, Inc.'s 100,000 outstanding shares of common stock to the Company, and in return the Company issued 46,000,000 shares of its class B common stock to Horizon Telcom Inc. The Company has authorized 10,000,000 shares of preferred stock at $0.0001 par value. Prior year financial statements and loss per share have been adjusted to reflect the above change in shares.

     Each holder of class A common stock is entitled to one vote per share and each holder of class B common stock is entitled to ten votes per share. Both classes of common stock have equal dividend rights.

(11) INCENTIVE STOCK PLANS

     In November 1999, the Company adopted the 1999 Stock Option Plan (the
Plan). The Plan is intended to provide officers and other employees of the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (incentive stock options). Additionally, the Plan is intended to provide directors, officers and employees of, and service providers to, the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (nonqualified stock options).

     The Company may grant options for up to 2,300,000 shares of class A common stock and 4,600,000 shares of class B common stock. The exercise price of each option is not to be less than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options vest based on the terms of each individual agreement over four to six years from issuance.

     The Company applies APB Opinion 25 and related Interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's

                               HORIZON PCS, INC.

Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net loss and losses per share would have been increased to the pro forma amounts indicated below:

                                                                1999
Net Loss
  As reported.............................................  $(10,376,326)
  Pro Forma...............................................   (10,400,710)
Basic loss per share
  As reported.............................................  $      (0.23)
  Pro Forma...............................................         (0.23)
Diluted loss per share
  As reported.............................................  $      (0.23)
  Pro Forma...............................................         (0.23)

     For the purpose of the SFAS 123 disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with an assumption of a risk-free interest rate of 6.5% and an expected life equal to the term of the options. Volatility is deemed not to be applicable as the Company is not publicly traded.

     A summary of the status of the Company's Plan as of December 31, 1999 and changes during the year ended on that date is presented below:

                                                                WEIGHTED-
                                                                 AVERAGE
                                                  SHARES      EXERCISE PRICE
Outstanding at beginning of year..............          --        $  --
  Granted.....................................   3,588,000         0.14
  Exercised...................................          --           --
  Forfeited...................................          --           --
                                                ----------        -----
Outstanding at end of year....................   3,588,000        $0.14
Options exercisable at year-end...............     828,000        $0.14
Weighted-average fair value of options granted
  during the year.............................  $     0.07

(12) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

                               HORIZON PCS, INC.

     The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and temporary cash investments, current receivables, current payables, and certain other short-term financial instruments are all short term in nature, their carrying amount approximates fair value. Long-term debt is repriced quarterly and based on market-driven rates; therefore, its carrying value approximates fair value.

(13) DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to United Communications, Inc., a wholly-owned subsidiary of the Parent at net book value. In May 1997, the Company sold its Cincinnati branch of its telecommunication systems sales division and transferred the remaining operations of this division to the Chillicothe Telephone Company, a wholly-owned subsidiary of the Parent at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods.

     Operating results for 1999, 1998 and 1997 for these businesses are as follows:

                                                   1999         1998         1997
Total revenue.................................  $3,463,566   $2,278,734   $1,349,763
Operating income (loss) before income taxes...     427,775      207,768     (738,385)

Earnings (loss) before income taxes...........     427,775       79,735     (737,750)
Income tax (expense) benefit..................    (145,444)     (27,111)     250,835
                                                ----------   ----------   ----------
Income (loss) from discontinued operations....  $  282,331   $   52,624   $ (486,915)
                                                ==========   ==========   ==========

     Net assets of discontinued operations are as follows:

                                                      1999        1998
Current assets....................................  $222,881    $245,400
Property and equipment, net.......................   597,043     748,379
Current liabilities...............................   (50,799)    (67,387)
                                                    --------    --------
  Net assets -- discontinued operations...........  $769,125    $926,392
                                                    ========    ========

(14) RELATED PARTIES

     The Company has non-interest bearing receivables from and payables to affiliated companies related to advances made to and received from sister companies. The Company has a receivable from the Parent for Federal income taxes attributable to the benefit to be received by the Parent due to the Company's net loss. The Company also has a payable to the Parent relating to cash advances received from the Parent's line of credit and the associated interest. This payable is expected to be repaid during 2000.

                               HORIZON PCS, INC.

     The balances due to/from affiliates as of December 31, 1999 and 1998 are as follows:

                                                   1999           1998
Receivable from Parent........................  $ 2,630,335    $6,435,432
Payable to Parent.............................   (4,355,292)           --
Payable to affiliates.........................   (1,142,173)      (89,727)

     During 1999, 1998 and 1997, a sister company provided the Company management, supervision and administrative services including financial services, regulatory services, human resource services and other administrative and support services. The cost of these management services for the years ended December 31, 1999, 1998 and 1997 was approximately $960,000, $330,000 and
$319,000, respectively.

(15) SUBSEQUENT EVENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's main external shareholder for approximately $11,835,000. This represents approximately a 19.78% interest in Horizon Telcom, Inc. The purchase was financed through an unsecured 13% senior subordinated promissory note to a third party lender. The term of the loan is one year, with quarterly interest payments beginning in May 2000 and continuing through February 2001. The lender has the right to convert 100% of the outstanding principal and unpaid interest into the Company's common stock, based on the fair value of the stock at the date of conversion.

     In March 2000, the Company entered into a $5.0 million interim revolving line of credit with a financial institution, the proceeds of which are to be used for general working capital purposes. Interest is at the financial institution's prevailing prime rate plus 150 basis points and is payable quarterly, beginning in the first quarter after the initial advance. All principal and unpaid interest is due in March 2001.

     The Company is currently negotiating to expand its management agreement with Sprint. This would allow the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey. While the terms of this expansion are not final, the terms and conditions are expected to be the same as the current management agreement (Note 2).

     The Company is currently negotiating with a financial institution to enter into a $40.5 million term loan facility. The cash proceeds of $38.5 million will be to purchase certain PCS equipment to construct the Company's personal communications network. The remaining principal balance of $2.0 million will be for the purchase of the lender's subordinated capital certificates, representing the Company's required capital investment in the lender. The terms of this agreement are not finalized.

     The Company is currently negotiating a $5.0 million permanent revolving line of credit with a financial institution, the proceeds of which are to be used to fund the purchase of certain PCS equipment and for working capital purposes. The terms of this agreement are not finalized.

     See Note 1 for discussion of reorganization which occurred subsequent to year-end.

                               HORIZON PCS, INC.

                          FINANCIAL STATEMENT SCHEDULE

                       VALUATION AND QUALIFYING ACCOUNTS

                                             BALANCE AT
                                             BEGINNING    CHARGED TO                  BALANCE AT
DESCRIPTION                                  OF PERIOD     EXPENSE     DEDUCTIONS    END OF PERIOD
Year Ended December 31, 1997:
  Allowance for doubtful accounts
     receivable............................     $108         $  3        $ (91)(2)       $ 20
                                                ====         ====        =====           ====
Year Ended December 31, 1998:
  Allowance for doubtful accounts
     receivable............................     $ 20         $ 38        $ (25)(1)       $ 33
                                                ====         ====        =====           ====
Year Ended December 31, 1999:
  Allowance for doubtful accounts
     receivable............................     $ 33         $488        $(150)(1)       $371
                                                ====         ====        =====           ====

-------------------------

(1) Represent amounts written off during the period less recoveries of amounts previously written off.

(2) Represents transfer of the reserve related to the telecommunication systems sales division ($88) that was transferred to a wholly-owned subsidiary of the Parent during 1997 and amounts written off during the period less recoveries of amounts previously written off.

                               HORIZON PCS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999

                                                               MARCH 31,
                                                                 2000       DECEMBER 31,
                                                              (UNAUDITED)       1999
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   281,043   $   146,806
  Accounts receivable -- subscriber, less allowance for
    doubtful accounts of $505,000 at March 31, 2000 and
    $370,700 at December 31, 1999...........................      781,609       416,131
  Accounts receivable -- other..............................      119,765       110,455
  Receivable from Parent....................................    2,874,169     2,630,335
  Equipment inventory.......................................    3,065,478     2,137,337
  Prepayments and other.....................................       26,750        46,103
                                                              -----------   -----------
         Total current assets...............................    7,148,814     5,487,167
                                                              -----------   -----------
INVESTMENTS AND OTHER ASSETS:
  Investments...............................................    4,344,803     4,295,041
  Investment in Parent......................................   11,835,000            --
  Other assets..............................................      884,484       202,315
                                                              -----------   -----------
         Total investments and other assets.................   17,064,287     4,497,356
                                                              -----------   -----------
PROPERTY AND EQUIPMENT:
  In service................................................   27,379,922    27,904,046
  Less -- Accumulated depreciation..........................   (5,800,073)   (5,060,242)
                                                              -----------   -----------
         Property and equipment in service, net.............   21,579,849    22,843,804
                                                              -----------   -----------
  Construction work in progress.............................      509,113        50,429
                                                              -----------   -----------
         Total property and equipment, net..................   22,088,962    22,894,233
                                                              -----------   -----------
         Total assets.......................................  $46,302,063   $32,878,756
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $13,000,000   $ 1,032,000
  Accounts payable and accrued liabilities..................    4,998,075     4,241,541
  Payable to Parent.........................................    8,548,602     4,355,292
                                                              -----------   -----------
         Total current liabilities..........................   26,546,677     9,628,833
                                                              -----------   -----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Deferred gain on sale of towers...........................      228,336            --
  Postretirement benefit obligation.........................      930,347       713,074
  Long-term debt............................................   23,557,965    23,557,965
  Payable to affiliates.....................................    1,607,221     1,142,173
                                                              -----------   -----------
         Total deferred credits and other long-term
           liabilities......................................   26,323,869    25,413,212
                                                              -----------   -----------
         Total liabilities..................................   52,870,546    35,042,045
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value....................           --            --
  Common stock -- class A, 125,000,000 shares authorized,
    none issued or outstanding, at $0.0001 par value........           --            --
  Common stock -- class B, 75,000,000 shares authorized,
    46,000,000 issued and outstanding, at $0.0001 par
    value...................................................        4,600         4,600
  Additional paid-in capital................................   20,695,628    19,822,025
  Retained deficit..........................................  (27,268,711)  (21,989,914)
                                                              -----------   -----------
         Total stockholder's equity.........................   (6,568,483)   (2,163,289)
                                                              -----------   -----------
         Total liabilities and stockholder's equity.........  $46,302,063   $32,878,756
                                                              ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS ENDED
                                                                      MARCH 31,
                                                             ----------------------------
                                                                 2000            1999
OPERATING REVENUES:
  Service revenues.........................................  $  2,883,904    $    535,811
  Equipment revenues.......................................       618,628          93,297
                                                             ------------    ------------
          Total operating revenues.........................     3,502,532         629,108
                                                             ------------    ------------
OPERATING EXPENSES:
  Cost of services.........................................     2,945,362       1,280,195
  Cost of equipment........................................     2,045,534         492,973
  Selling, general, and administrative expenses............     3,333,633       1,612,765
  Depreciation and amortization............................       878,970         556,295
                                                             ------------    ------------
          Total operating expenses.........................     9,203,499       3,942,228
                                                             ------------    ------------
OPERATING LOSS.............................................    (5,700,967)     (3,313,120)
                                                             ------------    ------------
OTHER INCOME, NET..........................................       279,723             892
                                                             ------------    ------------
INTEREST EXPENSE, NET......................................       715,422         252,899
                                                             ------------    ------------
LOSS ON CONTINUING OPERATIONS BEFORE INCOME TAX BENEFIT....    (6,136,666)     (3,565,127)
                                                             ------------    ------------
INCOME TAX BENEFIT.........................................      (716,624)     (1,180,014)
                                                             ------------    ------------
LOSS ON CONTINUING OPERATIONS..............................    (5,420,042)     (2,385,113)
                                                             ------------    ------------
DISCONTINUED OPERATIONS
  Income from discontinued operations, net of tax expense
     of $72,763 and $24,768 for 2000 and 1999,
     respectively..........................................       141,245          48,078
                                                             ------------    ------------
NET LOSS...................................................  $ (5,278,797)   $ (2,337,035)
                                                             ============    ============

Basic and diluted loss per share from Continuing
  Operations...............................................  $      (0.12)   $      (0.05)
Basic and diluted loss per share from Discontinued
  Operations...............................................          0.01            0.00
                                                             ------------    ------------
Basic and diluted loss per share...........................  $      (0.11)   $      (0.05)
                                                             ============    ============
Weighted average shares outstanding........................    46,000,000      46,000,000
                                                             ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2000             1999
NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES...  $     29,556     $  (359,392)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net.................................      (769,070)     (1,867,201)
  Proceeds from sale of fixed assets........................       700,000              --
  Notes payable for investment in joint
     venture -- repayments..................................    (1,032,000)             --
  Equity in investments, net................................         4,389              --
  Investment in Parent......................................   (11,835,000)             --
                                                              ------------     -----------
          Net cash used in investing activities.............   (12,931,681)     (1,867,201)
                                                              ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable -- borrowings...............................    13,000,000       1,196,070
  Capital contributions.....................................       810,462       1,050,000
  Deferred financing fees...................................      (774,100)             --
                                                              ------------     -----------
          Net cash provided by financing activities.........    13,036,362       2,246,070
                                                              ------------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       134,237          19,477
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       146,806          26,515
                                                              ------------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $    281,043     $    45,992
                                                              ============     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1) GENERAL

     The results of operations for the interim periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2000 and 1999. All such adjustments are of a normal recurring nature.

(2) ORGANIZATION AND BUSINESS OPERATIONS

     On April 26, 2000, Horizon Telcom, Inc. (the Parent) formed Horizon PCS,
Inc. (the Company or HPCS). On May   , 2000, Horizon Telcom, Inc. transferred
its 100% ownership of Horizon Personal Communications, Inc. (HPC) to HPCS in exchange for 46,000,000 shares of HPCS. This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.

     The accompanying condensed consolidated financial statements reflect the shares of the Company and its wholly-owned subsidiary that were outstanding after the reorganization.

     The Company provides primarily wireless personal communications services.

     The Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements, as amended, provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, and Maryland under the Sprint PCS brand. HPCS is required to build out the wireless network according to Sprint PCS specifications. The term of the agreements is 20 years with three successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in October 1999. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 2 to the Notes to Consolidated Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NET LOSS PER SHARE

     Basic and diluted losses per share were calculated as net loss divided by the weighted average number of common shares outstanding. Because the Company had a net loss as of March 31, 1999 and 1998, the effect on loss per share of all options and convertible debt was antidilutive.

(4) LINE OF CREDIT

     In March 2000, the Company entered into a $5.0 million interim revolving line of credit with a financial institution, the proceeds of which are to be used for general working capital purposes. Interest is at the financial institution's prevailing prime rate plus 150 basis points and is payable quarterly, beginning in the first quarter after the initial advance. All principal and unpaid interest is due in March 2001.

(5) DEBT

     The purchase of Horizon Telcom, Inc. common stock (Note 6) was financed through a $13.0 million unsecured 13% senior subordinated promissory note to a third party lender. The term of the loan is one year, with quarterly interest payments beginning in May 2000 and continuing through February 2001. The lender has the right to convert 100% of the outstanding principal and unpaid interest into the Company's common stock, based on the fair value of the stock at the date of conversion.

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note is collateralized by the same equipment. The Parent has unconditionally guaranteed the debt and has pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan have been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. As of March 31, 2000 and December 31, 1999, the total outstanding balance was $23,557,965. Interest is at the financial institution's long-term loan rate plus 250 basis points (6.9% to 8.95% at March 31, 2000) and is payable quarterly. Quarterly principal payments begin in 2001 at a fixed percentage of the outstanding balance and continue through 2007. The loan contains various financial covenants, the most restrictive covenants being the minimum annual cash flow requirement, the minimum net worth requirement and the limitations on additional indebtedness.

(6) INVESTMENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's main external shareholder for approximately $11,835,000. This represents approximately a 19.78% interest in Horizon Telcom, Inc. This investment is accounted for under the cost method. In conjunction with the acquisition of Bright PCS described in Note 10, the Company's ownership interest in Horizon Telcom, Inc. was reduced to 11.78%.

     During 1999 the Company entered into a joint venture agreement through the purchase of approximately 25.6% of Bright Personal Communications Services, LLC ("BPCS"). The investment is accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan. The Company had an interest-free notes payable to BPCS totaling $1,032,000 as of December 31, 1999 relating to the initial capital contribution to the joint venture which was fully paid by March 31, 2000.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As part of the term loan facility for the construction of the personal communications network (Note 5), the Company is required to purchase Rural Telephone Finance Cooperative's (the lender) subordinated capital certificates with each draw on the loan. These certificates will be redeemed by the lender when the note has been repaid.

(7) DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to United Communications, Inc., a wholly-owned subsidiary of the Parent, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods.

     Operating results for the three months ended March 31, 2000 and 1999 for these businesses are as follows:

                                                     THREE MONTHS ENDED
                                                         MARCH 31,
                                                   ----------------------
                                                      2000         1999
Total revenue....................................  $1,046,313    $814,693
Operating income before income taxes.............     214,008      72,846
Earnings before income taxes.....................     214,008      72,846
Income tax expense...............................     (72,763)    (24,768)
                                                   ----------    --------
Income from discontinued operations..............  $  141,245    $ 48,078
                                                   ==========    ========

     Net assets of discontinued operations are as follows:

                                                  MARCH 31,    DECEMBER 31,
                                                    2000           1999
Current assets..................................  $188,511       $308,779
Property and equipment, net.....................   609,251        597,043
Current liabilities.............................   (81,479)       (81,799)
                                                  --------       --------
          Net assets -- discontinued
             operations.........................  $716,283       $824,023
                                                  ========       ========

(8) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company leases the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company will receive a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of the Company.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $74,600,000. The majority of the estimated expenditures are for the build-out of the Personal Communications Services Network. The Company expects to finance construction primarily through external financing.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

VENDOR AGREEMENTS

     In August 1999, the Company entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

(9) RELATED PARTIES

     The Company has non-interest bearing receivables from and payables to affiliated companies related to advances made to and received from sister companies. The Company has a receivable from the Parent for Federal income taxes attributable to the benefit to be received by the Parent due to the Company's net loss. The Company also has a payable to the Parent relating to cash advances received from the Parent's line of credit and the associated interest. This payable is expected to be repaid during 2000. The balances due to/from affiliates as of March 31, 2000 and December 31, 1999 are as follows:

                                                MARCH 31,     DECEMBER 31,
                                                  2000            1999
Receivable from Parent.......................  $ 2,874,169    $ 2,630,335
Payable to Parent............................   (8,548,602)    (4,355,292)
Payable to affiliates........................   (1,607,221)    (1,142,173)

     During 2000 and 1999, a sister company provided the Company management, supervision and administrative services including financial services, regulatory services, human resource services and other administrative and support services. The cost of these management services for the three months ended March 31, 2000 and 1999 was approximately $739,000 and $156,000, respectively.

(10) SUBSEQUENT EVENTS

     In May 2000, the Company expanded its management agreement with Sprint PCS. This allows the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey.

     In May 2000, the Company entered into a $40.5 million term loan facility. The cash proceeds of $38.5 million will be to purchase certain PCS equipment to construct the Company's personal

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

communications network. The remaining principal balance of $2.0 million will be for the purchase of the lender's subordinated capital certificates, representing the Company's required capital investment in the lender. Interest is either variable or fixed, at the Company's election, at the time of each advance and will be payable quarterly after the initial advance of funds. The rates are determined at the financial institution's applicable rate plus 150 basis points. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009.

     The Company is currently negotiating a $5.0 million permanent revolving line of credit with a financial institution the proceeds of which are to be used to fund the purchase of certain PCS equipment and for working capital purposes. The terms of this agreement are not finalized.

     In May 2000, the Company received a loan commitment from a financial institution for a new multi-facility loan. The aggregate principal amount of the loan commitment is $235.0 million, consisting of a $223.0 million term loan facility and a $12.0 million revolving line of credit. Pursuant to the expected terms of this agreement, $200.7 million of the term loan facility will be used to refinance all of the outstanding principal balances of existing facilities and finance additional infrastructure costs related to the build out of the Company's PCS network. The remaining principal balance of the term loan facility of $22.3 million will be for the purchase of the lender's subordinated capital certificates, representing the Company's required capital investment in the lender. The terms of this agreement are not finalized.

     Prior to April 2000, the Company owned approximately 25.6% of BPCS. In April 2000, the Company entered into an agreement to purchase the remaining 74.4% of BPCS for 8% of the Company's class B common stock (4,000,000 shares) and 8% of the shares of common stock of Horizon Telcom owned by the Company. The acquisition will be accounted for under the purchase method.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Managers and Members of
  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC:

     We have audited the accompanying balance sheet of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC (an Ohio limited liability company in the development stage) as of December 31, 1999 and the related statements of income, members' capital and cash flows for the period from inception (October 12, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (October 12, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Columbus, Ohio
  March 2, 2000.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1999

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 8,365,769
  Receivables...............................................       61,949
  Notes receivable from members.............................    2,958,665
  Prepayments and other.....................................       34,902
                                                              -----------
          Total current assets..............................   11,421,285
                                                              -----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred financing costs..................................       77,880
                                                              -----------
          Total deferred charges and other assets...........       77,880
                                                              -----------
PROPERTY AND EQUIPMENT
  Construction work in progress.............................      511,415
                                                              -----------
          Total property and equipment......................      511,415
                                                              -----------
          Total assets......................................  $12,010,580
                                                              ===========
LIABILITIES AND MEMBERS' CAPITAL
  Accounts payable..........................................  $    46,150
                                                              -----------
          Total liabilities.................................       46,150
                                                              -----------
Members' Capital
  Capital contributions (12,130 voting units issued and
     outstanding)...........................................   12,130,000
  Deficit accumulated during the development stage..........     (165,570)
                                                              -----------
          Total members' capital............................   11,964,430
                                                              -----------
          Total liabilities and members' capital............  $12,010,580
                                                              ===========

The accompanying notes to financial statements are an integral part of this balance sheet.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                              STATEMENT OF INCOME
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

OPERATING REVENUES
  Personal Communications Service revenue...................  $      --
                                                              ---------
          Total operating revenues..........................         --
                                                              ---------
PREOPERATING EXPENSES
  Preoperating expenses.....................................    253,254
                                                              ---------
          Total preoperating expenses.......................    253,354
                                                              ---------
PREOPERATING LOSS...........................................   (253,254)
                                                              ---------
NONOPERATING INCOME
  Interest income...........................................     87,684
                                                              ---------
          Total nonoperating income.........................     87,684
                                                              ---------
NET LOSS....................................................  $(165,570)
                                                              =========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         STATEMENT OF MEMBERS' CAPITAL
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

                                                                      DEFICIT
                                                                    ACCUMULATED
                                         VOTING                     DURING THE
                                         UNITS        CAPITAL       DEVELOPMENT
                                         ISSUED    CONTRIBUTIONS       STAGE          TOTAL
BALANCE, October 12, 1999..............      --     $        --      $      --     $        --
  Units issued.........................  12,130      12,130,000             --      12,130,000
  Net loss.............................      --              --       (165,570)       (165,570)
                                         ------     -----------      ---------     -----------
BALANCE, December 31, 1999.............  12,130     $12,130,000      $(165,570)    $11,964,430
                                         ======     ===========      =========     ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

CASH FLOWS FROM PREOPERATING ACTIVITIES:
  Net loss..................................................  $ (165,570)
                                                              ----------
  Adjustments to reconcile net loss to net cash used in
     preoperating activities:
     Changes in certain assets and liabilities:
       Increase in receivables..............................     (61,949)
       Increase in prepayments and other....................     (34,902)
       Increase in accounts payable.........................      46,150
                                                              ----------
          Cash flows used in preoperating activities........    (216,271)
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................    (477,800)
                                                              ----------
          Cash flows used in investing activities...........    (477,800)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' equity contributions.............................   9,137,720
  Deferred financing fees...................................     (77,880)
                                                              ----------
          Cash flows provided by financing activities.......   9,059,840
                                                              ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   8,365,769
CASH AND CASH EQUIVALENTS, beginning of period..............          --
                                                              ----------
CASH AND CASH EQUIVALENTS, end of period....................  $8,365,769
                                                              ==========

NONCASH TRANSACTIONS

A member received voting units in exchange for property purchased and contributed to the Company totaling approximately $33,600.

As of December 31, 1999, the Company had outstanding notes receivable from members totaling $2,958,665 relating to initial capital contributions.

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) ORGANIZATION AND RISKS OF DEVELOPMENT-STAGE ENTERPRISES

     Bright Personal Communications Services, LLC (the Company or BPCS) was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services (PCS).

     The Company has two classes of member units, voting and nonvoting. As of December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of December 31, 1999, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana under the Sprint PCS brand. BPCS is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with Horizon Personal Communications, Inc., one of its members, during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND USE OF ESTIMATES

     The Company uses the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Included as a cash equivalent is $8,012,928 of commercial paper.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at original cost. Included in the cost of construction for the Company will be items such as direct payroll-related benefits and interest capitalized during construction.

DEPRECIATION

     The Company will provide for depreciation under the straight-line method using rates based on the estimated service lives of the various classes of property.

     Estimated useful lives will be as follows:

                                                   YEARS
Network assets...................................  5-15
Furniture and office equipment...................   5
Computer equipment...............................  3-5
Vehicles.........................................   5

REVENUE RECOGNITION

     Revenues for the personal communications service packages will be recognized monthly as service is provided. An affiliation fee of 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, will be accrued as services are provided and remitted to Sprint PCS and recorded as cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee. The Company will recognize revenues on personal communications handsets and accessories at the time of the sale.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of notes receivable. All notes receivable amounts were fully collected by February 2000.

ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

(3) OPERATING LEASES

     The Company leases a storefront under an operating lease. Rental expense for this operating lease was $4,214 for the period from inception (October 12, 1999) to December 31, 1999. Future minimum operating lease payments are as follows:

                            YEAR                               AMOUNT
2000........................................................  $ 39,589
2001........................................................    44,484
2002........................................................    45,818
2003........................................................    47,193
2004........................................................    44,558
Thereafter..................................................        --
                                                              --------
Future operating lease obligation...........................  $221,642
                                                              ========

(4) UNIT OPTION PLAN

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of December 31, 1999, no options have been granted.

(5) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of current assets and current liabilities approximate their fair market value because of the immediate or short-term maturity of these financial instruments.

(6) CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $27,000,000. The majority of the estimated expenditures are for the build-out of the personal communications services network (Note 1). The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(7) FINANCING ARRANGEMENTS

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet.

(8) RELATED PARTIES

     Expense related to management services provided pursuant to the Services Agreement for the period from inception (October 12, 1999) to December 31, 1999 totaled $75,000.

     The Company has non-interest bearing receivables from several members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, is payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected in February 2000.

(9) LIMITATION OF LIABILITY

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                            CONDENSED BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999

                                                               MARCH 31,
                                                                 2000        DECEMBER 31,
                                                              (UNAUDITED)        1999
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 9,377,190    $ 8,365,769
  Receivables...............................................       61,458         61,949
  Notes receivable from members.............................           --      2,958,665
  Prepayments and other.....................................       29,775         34,902
                                                              -----------    -----------
          Total current assets..............................    9,468,423     11,421,285
                                                              -----------    -----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred financing costs..................................       77,880         77,880
                                                              -----------    -----------
          Total deferred charges and other assets...........       77,880         77,880
                                                              -----------    -----------
PROPERTY AND EQUIPMENT
  In service................................................        4,000             --
  Less -- Accumulated depreciation..........................          (67)            --
                                                              -----------    -----------
     Property and equipment, net............................        3,933             --
  Construction work in progress.............................    2,856,215        511,415
                                                              -----------    -----------
          Total property and equipment, net.................    2,860,148        511,415
                                                              -----------    -----------
          Total assets......................................  $12,406,451    $12,010,580
                                                              ===========    ===========
LIABILITIES AND MEMBERS' CAPITAL
  Accounts payable..........................................  $   459,193    $    46,150
                                                              -----------    -----------
          Total liabilities.................................      459,193         46,150
                                                              -----------    -----------
Members' Capital
  Capital contributions (12,130 voting units issued and
     outstanding)...........................................   12,130,000     12,130,000
  Deficit accumulated during the development stage..........     (182,742)      (165,570)
                                                              -----------    -----------
          Total members' capital............................   11,947,258     11,964,430
                                                              -----------    -----------
          Total liabilities and members' capital............  $12,406,451    $12,010,580
                                                              ===========    ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         CONDENSED STATEMENT OF INCOME
                 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                                 FOR THE PERIOD
                                                              FOR THE THREE      FROM INCEPTION
                                                               MONTHS ENDED    (OCTOBER 12, 1999)
                                                              MARCH 31, 2000   TO MARCH 31, 2000
                                                              --------------   ------------------
OPERATING REVENUES
  Personal Communications Service revenue...................    $      --          $      --
                                                                ---------          ---------
          Total operating revenues..........................           --                 --
                                                                ---------          ---------
PREOPERATING EXPENSES
  Preoperating expenses.....................................      161,795            415,049
                                                                ---------          ---------
          Total preoperating expenses.......................      161,795            415,049
                                                                ---------          ---------
PREOPERATING LOSS...........................................     (161,795)          (415,049)
                                                                ---------          ---------
NONOPERATING INCOME
  Interest income...........................................      144,623            232,307
                                                                ---------          ---------
          Total nonoperating income.........................      144,623            232,307
                                                                ---------          ---------
NET LOSS....................................................    $ (17,172)         $(182,742)
                                                                =========          =========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                    CONDENSED STATEMENT OF MEMBERS' CAPITAL
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000

                                                                              DEFICIT
                                                                            ACCUMULATED
                                                   VOTING                   DURING THE
                                                   UNITS       CAPITAL      DEVELOPMENT
                                                   ISSUED   CONTRIBUTIONS      STAGE         TOTAL
                                                   ------   -------------   -----------   -----------
BALANCE, October 12, 1999........................      --    $        --     $      --    $        --
  Units issued...................................  12,130     12,130,000            --     12,130,000
  Net loss.......................................      --             --      (165,570)      (165,570)
                                                   ------    -----------     ---------    -----------
BALANCE, December 31, 1999.......................  12,130    $12,130,000     $(165,570)   $11,964,430
  Net loss.......................................      --             --       (17,172)       (17,172)
                                                   ------    -----------     ---------    -----------
BALANCE, March 31, 2000..........................  12,130    $12,130,000     $(182,742)   $11,947,258
                                                   ======    ===========     =========    ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                       CONDENSED STATEMENT OF CASH FLOWS
                 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                              FOR THE PERIOD
                                                          FOR THE THREE       FROM INCEPTION
                                                           MONTHS ENDED     (OCTOBER 12, 1999)
                                                          MARCH 31, 2000    TO MARCH 31, 2000
                                                          --------------    ------------------
NET CASH FLOWS PROVIDED BY PREOPERATING ACTIVITIES....     $   401,556         $   185,285
                                                           -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net............      (2,348,800)         (2,826,600)
                                                           -----------         -----------
          Cash flows used in investing activities.....      (2,348,800)         (2,826,600)
                                                           -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' equity contributions.......................       2,958,665          12,096,385
  Deferred financing fees.............................              --             (77,880)
                                                           -----------         -----------
          Cash flows provided by financing
             activities...............................       2,958,665          12,018,505
                                                           -----------         -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............       1,011,421           9,377,190
CASH AND CASH EQUIVALENTS, beginning of period........       8,365,769                  --
                                                           -----------         -----------
CASH AND CASH EQUIVALENTS, end of period..............     $ 9,377,190         $ 9,377,190
                                                           ===========         ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1) GENERAL

     The results of operations for the interim period shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2000. All such adjustments are of a normal recurring nature. The financial statements also reflect the results of operations, cash flows and members' capital from inception (October 12, 1999) through March 31, 2000.

(2) ORGANIZATION AND RISKS OF DEVELOPMENT-STAGE ENTERPRISES

     Bright Personal Communications Services, LLC (the "Company" or "BPCS") was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services ("PCS").

     The Company has two classes of member units, voting and nonvoting. As of March 31, 2000 and December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of March 31, 2000, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana, under the Sprint PCS brand. BPCS is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with one of its members during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2000
                                  (UNAUDITED)

ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 2 to the Notes to Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

(4) INCOME TAXES

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

(5) COMMITMENTS AND CONTINGENCIES

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $35,400,000. The majority of the estimated expenditures are for the build-out of the personal communications services network. The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(6) UNIT OPTION PLAN

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of March 31, 2000, no options have been granted.

(7) FINANCING ARRANGEMENTS

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet. As discussed in Note 10, the loan agreement was finalized in May 2000.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2000
                                  (UNAUDITED)

(8) RELATED PARTIES

     Expense related to management services provided pursuant to the Services Agreement for the three months ended March 31, 2000 totaled $75,000. In addition, as of March 31, 2000, the Company paid approximately $179,000 to a member related to its network build-out.

     The Company had non-interest bearing receivables from several members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, was payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected by February 2000.

(9) LIMITATION OF LIABILITY

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

(10) SUBSEQUENT EVENTS

     In April 2000, certain of the members owning 74.4% of the Company entered into an agreement to exchange their ownership of the Company for an 8% ownership of Horizon PCS, Inc. ("HPCS") and an 8% ownership of Horizon Telcom, Inc. (HPCS' parent). Prior to this transaction, Horizon PCS, through its wholly-owned subsidiary Horizon Personal Communications, Inc., owned the remaining 25.6% of the Company. After this transaction, HPCS, with Horizon Personal Communications, Inc., owns 100% of the Company.

     In May 2000, the Company finalized a loan agreement with a financial institution for a 10-year secured term loan in the amount of $35,407,000. Interest is at the financial institution's variable rate plus 100 basis points and will be payable quarterly. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009.

                               HORIZON PCS, INC.

                         PRO FORMA FINANCIAL STATEMENTS

     The unaudited pro forma balance sheet of Horizon PCS, Inc. ("Horizon PCS") as of March 31, 2000 (the "Pro Forma Balance Sheet") and the unaudited pro forma statements of income of Horizon PCS for the year ended December 31, 1999 and the three months ended March 31, 2000 (the "Pro Forma Statements of Income," together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") give effect to the acquisition of the remaining 74% of the equity of Bright Personal Communications Services, LLC ("Bright PCS") which is not already owned by Horizon PCS' wholly-owned subsidiary, Horizon Personal Communications, Inc., the acquisition of certain network assets under construction from Sprint PCS in connection with its grant of our new markets in Pennsylvania, New York, Ohio and New Jersey and the issuance of warrants granted to Sprint to acquire a number of shares of Class A common stock.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to be indicative of the results that would have actually been obtained had such transactions been completed as of the assumed dated and for the periods presented, or which may be obtained in the future. The Pro Forma Financial Statements are presented on a consolidated basis.

     The Pro Forma Statement of Income for the year ended December 31, 1999 has been derived from the audited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on January 1, 1999. The Pro Forma Statement of Income for the three months ended March 31, 2000 has been derived from the unaudited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on January 1, 2000. The Pro Forma Balance Sheet as of March 31, 2000 has been derived from the unaudited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on March 31, 2000.

     The Pro Forma Financial Statements and the accompanying notes should be read in conjunction with the financial statements of Horizon PCS, together with the related notes thereto, included elsewhere herein.

                               HORIZON PCS, INC.

                            PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2000

                                                          HISTORICAL    HISTORICAL                 PRO FORMA
                                                          HORIZON PCS   BRIGHT PCS   ADJUSTMENTS   COMBINED
                                                          -----------   ----------   -----------   ---------
                                                                        (DOLLARS IN THOUSANDS)
ASSETS
Cash..................................................      $   281      $ 9,377       $    --     $  9,658
Accounts receivable...................................          901           61            --          962
Other current assets..................................        5,967           30            --        5,997
                                                            -------      -------       -------     --------
  Total current assets................................        7,149        9,468            --       16,617
                                                            -------      -------       -------     --------
Property and equipment, net...........................       22,089        2,860        20,000(1)    44,949
Goodwill and other intangibles........................           --           --        40,105(2)    40,105
                                                                                            --(8)
Other non-current assets..............................       17,064           78        (7,839)(3)    9,303
                                                            -------      -------       -------     --------
  Total assets........................................      $46,302      $12,406       $52,266     $110,974
                                                            =======      =======       =======     ========
LIABILITIES & STOCKHOLDERS' EQUITY
Notes payable.........................................      $13,000      $    --       $    --     $ 13,000
Other current liabilities.............................       13,547          459         3,472(4)    17,478
Long-term debt........................................       23,558           --        20,000(1)    43,558
Other non-current liabilities.........................        2,765           --            --        2,765
                                                            -------      -------       -------     --------
  Total liabilities...................................       52,870          459        23,472       76,801
                                                            -------      -------       -------     --------
Stockholders' equity..................................       (6,568)      11,947        28,794       34,173
                                                                                              (8)
                                                            -------      -------       -------     --------
  Total liabilities and stockholders' equity..........      $46,302      $12,406       $52,266     $110,974
                                                            =======      =======       =======     ========

See Footnotes to Pro Forma Financial Statements

                               HORIZON PCS, INC.

                         PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                        HISTORICAL    HISTORICAL                  PRO FORMA
                                                        HORIZON PCS   BRIGHT PCS   ADJUSTMENTS    COMBINED
                                                        -----------   ----------   -----------    ---------
                                                                       (DOLLARS IN THOUSANDS)
Service Revenues......................................  $    3,903      $  --        $   (75)(5) $     3,828
Equipment Revenues....................................         600         --             --             600
                                                        -----------     -----        -------     -----------
                                                             4,503         --            (75)          4,428
                                                        -----------     -----        -------     -----------
Operating Expenses:
  Cost of service and equipment.......................       9,800         --             --           9,800
  Selling, general and administrative.................       7,863        253            (75)(5)       8,041
  Depreciation and amortization.......................       2,685         --          2,005(6)        4,690
                                                                                            (8)
  Gain on sale of PCS assets..........................      (1,388)        --             --          (1,388)
                                                        -----------     -----        -------     -----------
    Total operating expenses..........................      18,960        253          1,930          21,143
                                                        -----------     -----        -------     -----------
Operating loss:.......................................     (14,457)      (253)        (2,005)        (16,715)
  Interest Expense, net...............................      (1,529)        --         (1,800)(1)      (3,329)
  Other income (expense)..............................          52         88            (42)(7)          98
  Income tax benefit..................................       5,275         --             --           5,275
                                                        -----------     -----        -------     -----------
    Loss from continuing operations...................  $  (10,659)     $(165)       $(3,847)    $   (14,671)
                                                        ===========     =====        =======     ===========
Loss per share:
Basic and diluted loss per share from continuing
  operations..........................................  $    (0.23)                              $     (0.29)
                                                        ===========                              ===========
Weighted average shares outstanding...................  46,000,000                                50,000,000
                                                        ===========                              ===========

See Footnotes to Pro Forma Financial Statements

                               HORIZON PCS, INC.

                         PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                      HISTORICAL    HISTORICAL                   PRO FORMA
                                                      HORIZON PCS   BRIGHT PCS   ADJUSTMENTS     COMBINED
                                                      -----------   ----------   -----------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Service revenues....................................  $    2,884      $  --        $  (254)(5)  $     2,630
Equipment revenues..................................         619         --             --              619
                                                      -----------     -----        -------      -----------
                                                           3,503         --           (254)           3,249
                                                      -----------     -----        -------      -----------
Operating Expenses:
  Cost of service and equipment.....................       4,991         --           (179)(5)        4,812
  Selling, general and administrative...............       3,334        162            (75)(5)        3,421
  Depreciation and amortization.....................         879         --            501(6)         1,380
                                                                                          (8)
                                                      -----------     -----        -------      -----------
    Total operating expenses........................       9,204        162            247            9,613
                                                      -----------     -----        -------      -----------
Operating loss:                                           (5,701)      (162)          (501)          (6,364)
  Interest Expense, net.............................        (715)        --           (450)(1)       (1,165)
  Other income (expense)............................         279        145             (4)(7)          420
  Income tax benefit................................         717         --             --              717
                                                      -----------     -----        -------      -----------
Loss from continuing operations.....................  $   (5,420)     $ (17)       $  (955)     $    (6,392)
                                                      ===========     =====        =======      ===========
Loss per share:
Basic and diluted loss per share from continuing
  operations........................................  $    (0.12)                               $     (0.13)
                                                      ===========                               ===========
Weighted average shares outstanding.................  46,000,000                                 50,000,000
                                                      ===========                               ===========

See Footnotes to Pro Forma Financial Statements

                  FOOTNOTES TO PRO FORMA FINANCIAL STATEMENTS

     For the purposes of determining the pro forma effect of transactions described above on our consolidated balance sheet as of March 31, 2000 and consolidated statements of income for the year ended December 31, 1999 and the three months ended March 31, 2000, the following adjustments have been made:

          1. Represents the purchase of the $20 million of cell sites under construction from Sprint PCS in connection with its grant of new markets. These assets are to be financed with additional debt at an interest rate of 9%.

          2. The preliminary allocation of the purchase price for the acquisition of Bright PCS, which is based on our initial determination of relative values, is reflected as follows and is expected to be finalized in 2000 (in thousands):

Bright PCS Purchase Price.......................              $ 49,000
Net assets of Bright PCS........................    11,947
Less: Horizon PCS ownership interest............    (3,052)
                                                  --------
                                                                 8,895
                                                              --------
Goodwill and other intangibles..................              $ 40,105
                                                              ========
Sprint Affiliation license......................  $ 33,000
Goodwill and other intangibles..................     7,105
                                                  --------
                                                  $ 40,105
                                                  ========

     The amortization period for the goodwill and other intangibles is 20 years and is based on the initial term of Bright PCS' management agreement with Sprint PCS.

          3. Represents the elimination of Horizon PCS' original 25.6% ($3,052) investment in Bright PCS, previously recorded under the equity method, and 8% of Horizon Telcom, Inc. common stock ($4,787) that was held as an investment by Horizon PCS and issued as part of the consideration for the acquisition of Bright PCS.

          4. Represents the tax effect of a nonrecurring gain of $10,213 recognized as a result of Horizon PCS exchanging 8% of Horizon Telcom common stock as part of the consideration in the acquisition of Bright PCS. The $10,213 gain, net of the tax effect of $3,472, is included in stockholders' equity (retained earnings).

          5. Represents the elimination of intercompany activity between Horizon PCS and Bright PCS relating to the management fees and network usage costs paid to Horizon PCS.

                                             YEAR ENDED       THREE MONTHS ENDED
                                          DECEMBER 31, 1999     MARCH 31, 2000
                                                  (DOLLARS IN THOUSANDS)
Management fees.........................         $75                 $ 75
Network build-out fees..................          --                  179

          6. Represents the amortization of goodwill and other intangible assets recorded from the Bright PCS acquisition consisting of goodwill and licenses in the amount of $40.1 million. The goodwill and other intangibles acquired are amortized over a period of 20 years, which is the initial term of Bright PCS' management agreement with Sprint PCS.

          7. Represents the elimination of Horizon PCS' 25.6% of Bright PCS' net loss for each period previously recorded as other income and expense.

          8. Reflects the issuance of warrants granted to Sprint to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share. [The valuation of these shares has not yet been determined and has not yet been reflected in the pro forma financials.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               , 2000

                                                              [HORIZON PCS LOGO]

                               HORIZON PCS, INC.

  SHARES OF CLASS A COMMON STOCK
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                           -------------------------
                                   PROSPECTUS
                           -------------------------

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                          DONALDSON, LUFKIN & JENRETTE
                          FIRST UNION SECURITIES, INC.
                         THE ROBINSON-HUMPHREY COMPANY
                                 DLJDIRECT INC.
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We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------
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Until              , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering or when selling previously unsold allotments or subscriptions.
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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $ 33,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................    13,000
Nasdaq National Market listing fees.........................          *
Printing and engraving expenses.............................          *
Legal fees and expenses.....................................          *
Accounting fees and expenses................................          *
Transfer agent and registrar fees...........................          *
Miscellaneous expenses......................................          *
                                                              --------
  Total.....................................................  $       *
                                                              ========

-------------------------

* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of Horizon PCS, Inc. ("Horizon PCS") provides that the liability of the directors of Horizon PCS to Horizon PCS or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

     - breached his duty of loyalty to Horizon PCS or its stockholders;

     - did not act in good faith or, in failing to act, did not act in good faith;

     - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

     - derived an improper personal benefit.

     Horizon PCS' Certificate of Incorporation provides that Horizon PCS shall indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, Horizon PCS has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Horizon PCS) by reason of the fact that he is or was a director, officer, employee or agent of Horizon PCS, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Horizon PCS and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of Horizon PCS as well, but only to the extent or defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Reference is made to the Form of Underwriting Agreement, to be filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of Horizon PCS signing the registration statement and certain controlling persons of Horizon PCS against certain liabilities, including those arising under the Securities Act.

     Horizon PCS intends to acquire directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Horizon PCS pursuant to the foregoing provisions, Horizon PCS has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant has sold or issued the following unregistered securities:

          (1) On April 25, 2000, in connection with the incorporation of the Registrant, the Registrant issued one share of its class B common stock to Horizon Telcom, Inc. ("Horizon Telcom") in return for the payment of $100.

          (2) On May   , 2000, in connection with the initial capitalization of
     the Registrant, the Registrant issued 46,000,000 shares of its class B common stock to Horizon Telcom in return for Horizon Telcom's contribution to the Registrant of all the issued and outstanding capital stock of Horizon Personal Communications, Inc.

          (3) On May   , 2000, in connection with the initial capitalization of
     the Registrant, the Registrant issued an aggregate of 4,000,000 shares of its class B common stock to the former non-Horizon members of Bright Personal Communication Services, LLC ("Bright PCS"), in return for the contribution by the former members of approximately 70% of their ownership interest in Bright PCS.

          (4) On May , 2000, the Registrant granted incentive stock options to purchase 3,312,000 shares of the Registrant's class B common stock at an exercise price of $0.1414 per share, and nonqualified options to purchase 276,000 shares of its class B common stock, at an exercise price of $0.1414 per share. These options were granted in replacement of stock options which had been granted by Horizon Personal Communications, Inc. on November 16, 1999, prior to the incorporation of the Registrant as a holding company for Horizon Personal Communications, Inc. and Bright PCS.

          (5) In connection with Sprint PCS' grant of the Registrant's new
     markets on May           , 2000, the Registrant agreed to grant a warrant
     to Sprint PCS to purchase a number of shares of the Registrant's class A common stock equal to 5% of the number of shares to be issued and sold in this offering. The exercise price for 60% of the shares subject to the warrant will be $0.01 per share. The exercise price for 40% of the shares subject to this warrant will be equal to the initial public offering price per share. The warrant will expire on the 3rd anniversary of the completion of this offering.

          (6) On February 15, 2000, Horizon Personal Communications, Inc. borrowed $13 million from First Union Investors, Inc. in connection with Horizon Personal Communication, Inc.'s purchase of shares of the outstanding common stock of Horizon Telcom. In connection with the loan transaction, the Registrant and First Union Investors, Inc., agreed that, upon the completion of this offering, the outstanding principal amount, and accrued interest thereon, under the note to First Union Investors, Inc. would be converted into shares of the Registrant's class A common stock at a conversion price equal to the initial public offering price per share.

          (7) On           , 2000, the Registrant effected a           for
               stock dividend of its issued and outstanding Class B common stock and made corresponding adjustments to the outstanding options and warrants.

     Exemption from the registration provisions of the Securities Act for the transaction described in paragraph 7 above was claimed on the basis that such transaction did not constitute an "offer," "offer to sell," "sale," or "offer to buy" under Section 5 of the Securities Act. Exemption from the registration provisions of the Securities Act for the other transactions described above was claimed under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve any public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view towards distribution thereof. In addition, exemption from the registration provisions of the Securities Act for the transactions described in paragraph 4 was claimed under Section 3(b) of the Securities Act on the basis that such securities were sold pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation and not for capital raising purposes under Rule 701 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 1.1*      --  Form of Underwriting Agreement.
 3.1       --  Form of Certificate of Incorporation of Horizon PCS.
 3.2       --  Bylaws of Horizon PCS.
 4.1*      --  Specimen Common Stock Certificate.
 5.1*      --  Form of opinion of Arnall Golden & Gregory, LLP regarding legality of the common stock being issued.
10.1*      --  Form of Employment Agreement, dated May   , 2000, by and
               between Registrant and William A. McKell
10.2*      --  Form of Employment Agreement, dated May   , 2000, by and
               between Registrant and Peter M. Holland
10.3*      --  Sprint PCS Management Agreement between Sprint Spectrum,
               L.P., SprintCom, Inc. and Horizon Personal Communications,
               Inc., dated June 8, 1998.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.4*      --  Sprint PCS Services Agreement between Sprint Spectrum L.P.
               and Horizon Personal Communications, Inc., dated June 8,
               1998.
10.5*      --  Sprint Trademark and Service Mark License Agreement between
               Sprint Communications Company, L.P. and Horizon Personal
               Communications, Inc., dated June 8, 1998.
10.6*      --  Sprint Spectrum Trademark and Service Mark License Agreement
               between Sprint Spectrum L.P. and Horizon Personal
               Communications, Inc., dated June 8, 1998.
10.7*      --  Sprint PCS Management Agreement between Wirelessco, L.P.,
               SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.8*      --  Sprint PCS Services Agreement between Sprint Spectrum, L.P.
               and Bright Personal Communications Services, LLC, dated
               October 13, 1999.
10.9*      --  Sprint Trademark and Service Mark License Agreement between
               Sprint Communications Company, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.10*     --  Sprint Spectrum Trademark and Service Mark License Agreement
               between Sprint Spectrum, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.11*     --  Loan Agreement by and between Horizon Personal
               Communications, Inc. and Rural Telephone Finance
               Cooperative, dated August 29, 1997.
10.12*     --  Reimbursement and Security Agreement by and among Horizon
               Telcom, Inc., Horizon Personal Communications, Inc. and
               Motorola, Inc., dated August 29, 1997.
10.13*     --  Rural Telephone Finance Cooperative Mortgage and Security
               Agreement by and between Horizon Personal Communications,
               Inc. and Rural Telephone Finance Cooperative, dated August
               29, 1997.
10.14*     --  Horizon Telcom Guaranty, dated August 29, 1997.
10.15*     --  Loan Agreement, by and between Bright Personal
               Communications Services, LLC and Rural Telephone Finance
               Corporation, dated April 28, 2000.
10.16*     --  Reimbursement and Security Agreement, by and between Bright
               Personal Communications Services, LLC and Motorola, Inc.,
               dated April 28, 2000.
10.17*     --  Subordination Agreement, dated April 28, 2000, by and among each of the members of Bright Personal Communications
               Services, LLC and Motorola, Inc.
10.18*     --  Assignment of Tower Agreements, dated April 28, 2000 by and between Bright Personal Communications Services, LLC and
               Rural Telephone Finance Cooperative.
10.19*     --  Commitment Letter, dated April 19, 2000 from Rural Telephone
               Finance Cooperative Mortgage to Horizon Personal
               Communications, Inc. for a $40.5 million Senior Secured
               Credit Facility.
10.20*     --  Warrant Agreement in favor of Sprint PCS, Inc. dated May   ,
               2000
10.21*     --  Asset Purchase Agreement, dated May   , 2000, by and between
               Sprint PCS, Inc. and Horizon Personal Communications, Inc.
10.22*     --  Registration Rights Agreement, in favor of Sprint PCS, Inc.,
               dated May   , 2000.
10.23*     --  Commitment letter from RTFC with regard to $130 million loan to the Registrant.
10.24*     --  Contribution and Exchange Agreement, dated May 4, 2000, by and among Horizon Personal Communications, Inc., Horizon
               Telcom, Inc., the Registrant and those persons listed on the attachment to the agreement.
10.25*     --  Registration Rights Agreement, dated May   , 2000, by and
               among the Registrant and those persons listed on the
               attachment to the agreement.
10.26*     --  Network Services Agreement by and between West Virginia PCS
               Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon
               Personal Communications, Inc., dated August 12, 1999.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.27*     --  Assignment and Agreement by and between SprintCom, Inc.,
               Horizon Personal Communications, Inc., West Virginia PCS
               Alliance, L.C. and Virginia PCS Alliance, L.C., dated August
               12, 1999.
10.28*     --  Purchase and Sale Agreement by and between Motorola, Inc.
               and Horizon Personal Communications, Inc., dated May 2,
               1997.
10.29*     --  Bridge Note Purchase Agreement by and between Horizon
               Personal Communications, Inc. and First Union Investors,
               Inc., dated February 15, 2000.
10.30*     --  13% Senior Subordinated Promissory Note from Horizon
               Personal Communications, Inc. to First Union Investors,
               Inc., dated February 15, 2000.
10.31*     --  Conversion Agreement, by and between Horizon Personal
               Communications and First Union Investors, Inc., dated
                                   ,
10.32*     --  Form of Horizon PCS, Inc. 2000 Stock Option Plan.
10.33*     --  Site Development Agreement by and between Horizon Personal
               Communications, Inc. and SBA Towers, Inc., dated August 17,
               1999.
10.34*     --  Master Site Agreement by and between SBA Towers, Inc. and
               Horizon Personal Communications, Inc., dated July   , 1999.
10.35*     --  Master Design Build Agreement by and between Horizon
               Personal Communications, Inc. and SBA Towers, Inc., dated
               August 17, 1999.
10.36*     --  Master Site Agreement by and between SBA Towers, Inc. and
               Bright Personal Communications Services, LLC, dated October
               1, 1999.
10.37*     --  Master Design Build Agreement by and between Bright Personal
               Communications Services, LLC and SBA Towers, Inc., dated
               October 1, 1999.
10.38*     --  Rebiller Service Agreement by and between Cincinnati Bell
               Long Distance, Inc. and Horizon Personal Communications,
               Inc., dated June 14, 1997.
10.39*     --  Services Agreement, dated May   , 2000, between Horizon
               Personal Communication, Inc. and Horizon Services, Inc.
10.40*     --  Lease Agreement, dated May   , 2000 between The Chillicothe
               Telephone Company and Horizon Personal Communications, Inc.
21.1       --  Subsidiaries of Horizon
23.1       --  Consent of Arthur Andersen, LLP
23.2*      --  Consent of Arnall Golden & Gregory, LLP (contained in legal opinion filed as Exhibit 5.1)
24.1       --  Powers of Attorney (set forth on the signature page hereto)
27.1*      --  Financial Data Schedule

-------------------------

* to be filed by amendment.

     (b) Financial Statement Schedules:

     The following is the schedule filed as a part of the registration statement -- Schedule II -- Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Horizon pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Action 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the nineteenth day of May, 2000.

                                          HORIZON PCS, INC.

                                          By:     /s/ WILLIAM A. MCKELL
                                            ------------------------------------
                                              Chairman of the Board, President,
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each of the undersigned officers and directors of Horizon PCS, Inc. hereby constitutes and appoints William A. McKell and Peter M. Holland, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto and including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with any regulatory authority, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

                        NAME                                         TITLE                    DATE
                        ----                                         -----                    ----
                /s/ WILLIAM A. MCKELL                  Chairman of the Board, President   May 19, 2000
-----------------------------------------------------    and Chief Executive Officer
                  William A. McKell                      (Principal Executive Officer)

                /s/ PETER M. HOLLAND                   Chief Financial Officer; Director  May 19, 2000
-----------------------------------------------------    (Principal Financial and
                  Peter M. Holland                       Accounting Officer)

                  /s/ THOMAS MCKELL                    Director                           May 19, 2000
-----------------------------------------------------
                    Thomas McKell

                /s/ PHOEBE H. MCKELL                   Director                           May 19, 2000
-----------------------------------------------------
                  Phoebe H. McKell

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 1.1*      --  Form of Underwriting Agreement.
 3.1       --  Form of Certificate of Incorporation of Horizon PCS.
 3.2       --  Bylaws of Horizon PCS.
 4.1*      --  Specimen Common Stock Certificate.
 5.1*      --  Form of opinion of Arnall Golden & Gregory, LLP regarding legality of the common stock being issued.
10.1*      --  Form of Employment Agreement, dated May   , 2000, by and
               between Registrant and William A. McKell
10.2*      --  Form of Employment Agreement, dated May   , 2000, by and
               between Registrant and Peter M. Holland
10.3*      --  Sprint PCS Management Agreement between Sprint Spectrum,
               L.P., SprintCom, Inc. and Horizon Personal Communications,
               Inc., dated June 8, 1998.
10.4*      --  Sprint PCS Services Agreement between Sprint Spectrum L.P.
               and Horizon Personal Communications, Inc., dated June 8,
               1998.
10.5*      --  Sprint Trademark and Service Mark License Agreement between
               Sprint Communications Company, L.P. and Horizon Personal
               Communications, Inc., dated June 8, 1998.
10.6*      --  Sprint Spectrum Trademark and Service Mark License Agreement
               between Sprint Spectrum L.P. and Horizon Personal
               Communications, Inc., dated June 8, 1998.
10.7*      --  Sprint PCS Management Agreement between Wirelessco, L.P.,
               SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.8*      --  Sprint PCS Services Agreement between Sprint Spectrum, L.P.
               and Bright Personal Communications Services, LLC, dated
               October 13, 1999.
10.9*      --  Sprint Trademark and Service Mark License Agreement between
               Sprint Communications Company, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.10*     --  Sprint Spectrum Trademark and Service Mark License Agreement
               between Sprint Spectrum, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.11*     --  Loan Agreement by and between Horizon Personal
               Communications, Inc. and Rural Telephone Finance
               Cooperative, dated August 29, 1997.
10.12*     --  Reimbursement and Security Agreement by and among Horizon
               Telcom, Inc., Horizon Personal Communications, Inc. and
               Motorola, Inc., dated August 29, 1997
10.13*     --  Rural Telephone Finance Cooperative Mortgage and Security
               Agreement by and between Horizon Personal Communications,
               Inc. and Rural Telephone Finance Cooperative, dated August
               29, 1997.
10.14*     --  Horizon Telcom Guaranty, dated August 29, 1997.
10.15*     --  Loan Agreement, by and between Bright Personal
               Communications Services, LLC and Rural Telephone Finance
               Corporation, dated April 28, 2000.
10.16*     --  Reimbursement and Security Agreement, by and between Bright
               Personal Communications Services, LLC and Motorola, Inc.,
               dated April 28, 2000.
10.17*     --  Subordination Agreement, dated April 28, 2000, by and among each of the members of Bright Personal Communications
               Services, LLC and Motorola, Inc.
10.18*     --  Assignment of Tower Agreements, dated April 28, 2000 by and between Bright Personal Communications Services, LLC and
               Rural Telephone Finance Cooperative
10.19*     --  Commitment Letter, dated April 19, 2000 from Rural Telephone
               Finance Cooperative Mortgage to Horizon Personal
               Communications, Inc. for a $40.5 million Senior Secured
               Credit Facility.
10.20*     --  Warrant Agreement in favor of Sprint PCS, Inc. dated May   ,
               2000
10.21*     --  Asset Purchase Agreement, dated May   , 2000, by and between
               Sprint PCS, Inc. and Horizon Personal Communications, Inc.
10.22*     --  Registration Rights Agreement, in favor of Sprint PCS, Inc.,
               dated May   , 2000.
10.23*     --  Commitment letter from RTFC with regard to $130 million loan to the Registrant

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.24*     --  Contribution and Exchange Agreement, dated May 4, 2000, by and among Horizon Personal Communications, Inc., Horizon
               Telcom, Inc., the Registrant and those persons listed on the attachment to the agreement.
10.25*     --  Registration Rights Agreement, dated May   , 2000, by and
               among the Registrant and those persons listed on the
               attachment to the agreement.
10.26*     --  Network Services Agreement by and between West Virginia PCS
               Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon
               Personal Communications, Inc., dated August 12, 1999.
10.27*     --  Assignment and Agreement by and between SprintCom, Inc.,
               Horizon Personal Communications, Inc., West Virginia PCS
               Alliance, L.C. and Virginia PCS Alliance, L.C., dated August
               12, 1999.
10.28*     --  Purchase and Sale Agreement by and between Motorola, Inc.
               and Horizon Personal Communications, Inc., dated May 2,
               1997.
10.29*     --  Bridge Note Purchase Agreement by and between Horizon
               Personal Communications, Inc. and First Union Investors,
               Inc., dated February 15, 2000
10.30*     --  13% Senior Subordinated Promissory Note from Horizon
               Personal Communications, Inc. to First Union Investors,
               Inc., dated February 15, 2000.
10.31*     --  Conversion Agreement, by and between Horizon Personal
               Communications and First Union Investors, Inc., dated
                                   ,
10.32*     --  Form of Horizon PCS, Inc. 2000 Stock Option Plan.
10.33*     --  Site Development Agreement by and between Horizon Personal
               Communications, Inc. and SBA Towers, Inc., dated August 17,
               1999.
10.34*     --  Master Site Agreement by and between SBA Towers, Inc. and
               Horizon Personal Communications, Inc., dated July   , 1999.
10.35*     --  Master Design Build Agreement by and between Horizon
               Personal Communications, Inc. and SBA Towers, Inc., dated
               August 17, 1999.
10.36*     --  Master Site Agreement by and between SBA Towers, Inc. and
               Bright Personal Communications Services, LLC, dated October
               1, 1999.
10.37*     --  Master Design Build Agreement by and between Bright Personal
               Communications Services, LLC and SBA Towers, Inc., dated
               October 1, 1999.
10.38*     --  Rebiller Service Agreement by and between Cincinnati Bell
               Long Distance, Inc. and Horizon Personal Communications,
               Inc., dated June 14, 1997.
10.39*     --  Services Agreement, dated May   , 2000, between Horizon
               Personal Communication, Inc. and Horizon Services, Inc.
10.40*     --  Lease Agreement, dated May   , 2000 between The Chillicothe
               Telephone Company and Horizon Personal Communications, Inc.
21.1       --  Subsidiaries of Horizon
23.1       --  Consent of Arthur Andersen, LLP
23.2*      --  Consent of Arnall Golden & Gregory, LLP (contained in legal opinion filed as Exhibit 5.1)
24.1       --  Powers of Attorney (set forth on the signature page hereto)
27.1*      --  Financial Data Schedule

-------------------------

* to be filed by amendment.